UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ATWOOD OCEANICS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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ATWOOD OCEANICS, INC.

15011 Katy Freeway, Suite 800

Houston, Texas 77094

January 9, 2017

Dear Shareholder:

You are cordially invited to join us for our 2017 Annual Meeting of Shareholders to be held on Wednesday, February 15, 2017 at 12:00 P.M., Houston Time, at the principal executive office of Atwood Oceanics, Inc., 15011 Katy Freeway, First Floor, Houston, Texas 77094.

The materials following this letter include the formal Notice of Annual Meeting of Shareholders and the proxy statement. The proxy statement describes the business to be conducted at the meeting, which includes the election of seven members of our Board of Directors to serve one-year terms, an advisory, non-binding resolution to approve our executive compensation for fiscal year 2016, an advisory non-binding resolution regarding the frequency for the advisory executive compensation vote, the approval of our 2013 Long-Term Incentive Plan, as amended and restated, and the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for fiscal year 2017. At the Annual Meeting, we will also report on industry matters of current interest to our shareholders, and you will have an opportunity to ask questions following the completion of business.

It is important that your shares be represented. Regardless of whether you plan to attend the meeting in person, please take a moment now to vote your proxy over the Internet, by telephone, or, if printed proxy materials are mailed to you, by completing and signing the form of proxy and promptly returning it in the envelope provided. The Notice of Annual Meeting of Shareholders on the following page includes instructions on how to vote your shares.

The officers and directors of Atwood Oceanics, Inc. appreciate and encourage shareholder participation. We look forward to seeing you at the Annual Meeting.

Sincerely,

Robert J. Saltiel

President and Chief Executive Officer

ATWOOD OCEANICS, INC.

15011 Katy Freeway, Suite 800

Houston, Texas 77094

NOTICE OF 2017 ANNUAL MEETING OF SHAREHOLDERS

DATE	Wednesday, February 15, 2017

TIME	12:00 P.M., Houston Time

PLACE	15011 Katy Freeway, First Floor

Houston, Texas 77094

ITEMS OF BUSINESS	1.	To elect the seven members of our Board of Directors specified in the accompanying proxy statement to serve one-year terms.

2.	To approve, by a shareholder non-binding advisory vote, the compensation of our named executive officers.

3.	To establish, by a shareholder non-binding advisory vote, the frequency of submission to shareholders of advisory vote regarding executive compensation.

4.	To approve the Atwood Oceanics, Inc. 2013 Long-Term Incentive Plan, as amended and restated.

5.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for fiscal year 2017.

6.	To transact such other business as may properly come before the meeting or any adjournments thereof.

RECORD DATE	You may vote, in person or by proxy, at the Annual Meeting if you were a holder of record of our common stock at the close of business on December 16, 2016.

VOTING BY PROXY	In order to avoid additional soliciting expense to us, please vote your proxy as soon as possible, even if you plan to attend the meeting. Shareholders of record can vote by one of the following methods:

1.	Call 1-800-690-6903 to vote by telephone;

2.	Go to www.proxyvote.com to vote over the Internet; or

3.	MARK, SIGN, DATE AND RETURN your proxy card in the enclosed postage-paid envelope. If you are voting by telephone or the Internet, please do not mail your proxy card.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDERS MEETING TO BE HELD ON FEBRUARY 15, 2017.

A COPY OF THE PROXY STATEMENT, A FORM OF PROXY, AND THE ATWOOD

OCEANICS, INC. 2016 ANNUAL REPORT TO SHAREHOLDERS ARE

AVAILABLE AT www.proxyvote.com.

By Order of the Board of Directors

Walter A. Baker

Corporate Secretary

January 9, 2017

2017 ANNUAL MEETING OF SHAREHOLDERS

ATWOOD OCEANICS, INC.

PROXY STATEMENT

This proxy statement relates to the solicitation of proxies by the Board of Directors of Atwood Oceanics, Inc. for use at the 2017 Annual Meeting of Shareholders to be held on February 15, 2017 at 12:00 P.M., Houston Time, at 15011 Katy Freeway, First Floor, Houston, Texas, 77094 and at any and all adjournments or postponements thereof. This proxy statement contains information about the items being voted on at the Annual Meeting. Please read it carefully.

This proxy statement, a form of proxy and voting instructions are expected to be mailed on or about January 9, 2017. Our 2016 Annual Report to Shareholders, including consolidated financial statements for the fiscal year ended September 30, 2016, is expected to be mailed at the same time. The Annual Report is not to be considered as a part of the proxy solicitation material or as having been incorporated by reference into this proxy statement.

Our principal executive office is located at 15011 Katy Freeway, Suite 800, Houston, Texas 77094, our telephone number is (281) 749-7800 and our website address is www.atwd.com. Information contained on our website, including information referred to in this proxy statement, is not to be considered as part of the proxy solicitation material and is not incorporated by reference into this proxy statement.

QUESTIONS AND ANSWERS ABOUT VOTING

Who is entitled to vote?

Only holders of record of our common stock, par value $1.00 per share, on December 16, 2016 are entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof. As of the record date, there were 64,944,192 shares of common stock outstanding and entitled to vote at the meeting. Each share of common stock is entitled to one vote on all matters. No other class of securities will be entitled to vote at the meeting.

A complete list of shareholders entitled to vote at the meeting will be open to the examination of any shareholder for any purpose germane to the Annual Meeting for a period of 10 days prior to the meeting at the Company’s principal executive offices set forth above during usual business hours. Such list shall also be open to the examination of any shareholder present at the meeting.

Who is soliciting my proxy to vote my shares?

Our Board of Directors is soliciting your proxy, or your authorization for our representatives to vote your shares. Your proxy will be effective for the Annual Meeting and at any adjournments or postponements thereof.

What are the Board of Directors’ voting recommendations regarding the election of directors and proposals?

The Board of Directors recommends that you vote as follows:

	Proposal to be Voted Upon	Recommendation
Proposal No. 1	Election of seven nominees to the Board of Directors	“FOR” Each Nominee
Proposal No. 2	Advisory vote on the Company’s executive compensation	“FOR”
Proposal No. 3	Advisory vote on the frequency of executive compensation advisory vote	“One Year”
Proposal No. 4	Approval of the Atwood Oceanics, Inc. 2013 Long-Term Incentive Plan, as amended and restated	“FOR”
Proposal No. 5	Ratification of the Company’s independent auditors	“FOR”

What constitutes a quorum?

For business to be conducted at the meeting, a quorum constituting a majority of the shares of common stock issued and outstanding and entitled to vote must be in attendance or represented by proxy. Abstentions and broker non-votes (defined below) will be considered as present for quorum purposes.

How do I vote?

Shareholders entitled to vote at the Annual Meeting may vote in person or by proxy. Proxies may be submitted over the Internet, by telephone or by mail. Proxies submitted over the Internet or by telephone must be received by 11:59 P.M. Eastern Time, on Tuesday, February 14, 2017. Submitting a proxy authorizes the persons appointed as proxies to vote your shares at the Annual Meeting in the manner that you have indicated. The persons named in the form of proxy (Mark W. Smith and Walter A. Baker) have advised that they will vote all shares represented by proxy unless authority to so vote is withheld by the shareholder granting the proxy. If your proxy does not indicate your vote, the persons named in the proxy will vote your shares “FOR” the Board’s director nominees, “FOR” approval of the advisory resolution regarding executive compensation, “ONE YEAR” as the frequency for the advisory executive compensation vote, “FOR” approval of the Atwood Oceanics, Inc. 2013 Long-Term Incentive Plan, as amended and restated, and “FOR” the ratification of the appointment of our independent auditors. If any other matters properly come before the meeting, your shares will be voted in accordance with the discretion of the persons named in the proxy.

Can I change my vote?

A proxy may be revoked by a shareholder at any time before it is voted by giving notice of the revocation in writing to the Company’s Corporate Secretary at 15011 Katy Freeway, Suite 800, Houston, Texas 77094, by submitting another valid proxy by mail, telephone or over the Internet that is later dated and, if mailed, is properly signed, or by voting in person at the meeting.

What are the requirements to elect the directors and approve each of the proposals?

The election of directors at the Annual Meeting requires the vote of holders of a plurality of the shares represented in person or by proxy at a meeting at which a quorum is present. Abstentions and broker non-votes will not affect the election outcome.

Each share of common stock entitles its owner to one vote except with respect to the election of directors. With respect to the election of directors, each shareholder has the right to vote in person or by proxy the number of shares registered in his name for as many persons as there are directors to be elected, or to cumulate such votes and give one candidate as many votes as shall equal the number of directors to be elected multiplied by the number of his shares, or to distribute the votes so cumulated among as many candidates as he may desire. In the event of cumulative voting, the candidates for directors receiving the highest number of votes, up to the number of directors to be elected, shall be elected.

If a shareholder desires to exercise his right to cumulate votes for directors, the laws of the State of Texas, the state in which we are incorporated, require the shareholder to give our Corporate Secretary written notice of such intention on or before the day preceding the meeting. Such notice should be sent to: Atwood Oceanics, Inc., 15011 Katy Freeway, Suite 800, Houston, Texas 77094, Attn: Corporate Secretary. If any shareholder gives such notice, all shareholders have the right to use cumulative voting at the meeting. The persons named in the form of proxy (Mark W. Smith and Walter A. Baker) are not expected to exercise the right to cumulate votes for the election of the directors named elsewhere in this proxy statement, although such persons shall have discretionary authority to do so.

The advisory vote on the Company’s executive compensation, and the ratification of the appointment of independent auditors each require the affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy who are entitled to vote, and who voted for or against the proposal, at a meeting at which a quorum is present. Abstentions and broker non-votes will have no effect on the outcome of these proposals.

The advisory vote on the frequency of the Company’s executive compensation advisory vote requires the vote of holders of a plurality of votes cast by the shares represented in person or by proxy at a meeting at which a quorum is present, in that the option of one year, two years or three years that receives the highest number of votes cast will be deemed to be the frequency selected by the shareholders. Abstentions and broker non-votes will not affect the election outcome.

The approval of our 2013 Long-Term Incentive Plan, as amended and restated (the “Amended Plan”) requires the affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy who are entitled to vote, and who cast a vote on the proposal, at a meeting at which a quorum is present. Broker non-votes will have no effect on the outcome of the approval of the Amended Plan, and abstentions will count as a vote against the proposal.

If my shares are held in a “street name” by my broker, will my broker vote my shares for me?

Brokers holding shares must vote according to specific instructions they receive from the beneficial owners of those shares. If brokers do not receive specific instructions, brokers may in some cases vote the shares in their discretion. Under New York Stock Exchange (“NYSE”) rules, the approval of the proposal to ratify the appointment of independent auditors is considered a “discretionary” item. This means that brokerage firms may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions at least 10 days before the date of the meeting. In contrast, the election of directors, the advisory vote on executive compensation, the advisory vote on the frequency of the Company’s executive compensation advisory vote, and the vote to approve the Amended Plan are “non-discretionary” items. This means brokerage firms that have not received voting instructions from their clients on these proposals may not vote on them. These so-called “broker non-votes” will be considered to be present at the meeting for purposes of determining a quorum.

What happens if I am a registered holder?

If your shares are registered directly in your name, you are the holder of record of such shares. As the holder of record, you have the right to give your proxy directly to us, to give your voting instructions by telephone or over the Internet or to vote in person by ballot at the meeting.

What happens if I abstain or withhold my vote on any proposal?

Abstentions are counted as present in determining whether the quorum requirement is satisfied. With respect to the director elections, the advisory vote on our executive compensation, advisory vote on the frequency of the

Company’s executive compensation advisory vote, and the ratification of the appointment of independent auditors, abstentions will have no effect on the outcome. Abstentions will count as a vote against the proposal to approve the Amended Plan.

Does Atwood offer electronic delivery of proxy materials?

Yes. We are making this proxy statement, the form of proxy and our 2016 Annual Report available to shareholders electronically via the Internet on www.proxyvote.com. On or about January 9, 2017, we began mailing to our shareholders proxy materials and a Notice of Annual Meeting of Shareholders containing instructions on how to access this proxy statement and our Annual Report and how to vote by telephone or online. The notice is not a form for voting.

What is “householding”?

Securities and Exchange Commission (“SEC”) rules allow us to deliver a single copy of our Annual Report and proxy statement to any household not participating in electronic proxy material delivery at which two or more shareholders reside, if we believe the shareholders are members of the same family. This role benefits both you and the Company. We believe it eliminates duplicate mailings to shareholders living at the same address and reduces our printing and mailing costs. This rule applies to any Annual Report or proxy statement. Each shareholder will continue to receive a separate proxy card or voting instruction card.

Your household may have received a single set of proxy materials this year. If you prefer to receive your own copy, or if you have received multiple copies and prefer a single set, please make your request by calling 1-800-690-6903, using the website www.proxyvote.com, by e-mail at sendmaterial@proxyvote.com, or in writing to Atwood Oceanics, Inc., c/o Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004. We will promptly send separate proxy materials to a shareholder at a shared address on request.

If a broker or other nominee holds your shares, you may continue to receive some duplicate mailings. Certain brokers will eliminate duplicate account mailings by allowing shareholders to consent to such elimination or through implied consent if a shareholder does not request continuation of duplicate mailings. Since not all brokers and nominees may offer shareholders the opportunity this year to eliminate duplicate mailings, you may need to contact your broker or nominee directly to discontinue duplicate mailings to your household.

What if I plan to attend the Annual Meeting?

Attendance at the Annual Meeting will be limited to shareholders as of the record date, December 16, 2016. Each shareholder may be asked to present valid picture identification, such as a driver’s license or passport. Shareholders holding common stock in brokerage accounts or by a bank or other nominee will be required to show a brokerage statement or account statement reflecting stock ownership as of the record date. Cameras, recording devices and certain other electronic devices will not be permitted at the Annual Meeting.

How are proxies being solicited?

We are soliciting the proxies and will bear the entire cost of this solicitation. It is expected that the solicitation will be primarily by mail, telephone and facsimile. We have arranged for Okapi Partners, LLC, 1212 Avenue of the Americas, 24th Floor, New York, NY 10036, to solicit proxies on our behalf for a fee of $7,500 plus out-of-pocket expenses. Proxies may also be solicited personally by our directors, officers and other employees in the ordinary course of business. No additional compensation for soliciting proxies will be paid to our directors, officers or other regular employees for their proxy solicitation efforts. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses in sending these materials to you.

What do I do if I receive more than one notice or proxy card?

If you hold your shares in more than one account, you will receive a notice or proxy card for each account. To ensure that all of your shares are voted, please sign, date and return all proxy cards or use each proxy card or notice to vote by telephone or Internet. Please be sure to vote all of your shares.

Will there be any other business conducted at the Annual Meeting?

The Board of Directors is not aware of any other matters that are to be presented for action at the meeting. However, if any other matters properly come before the meeting, your shares will be voted in accordance with the discretion of the appointed proxies.

Who is the Transfer Agent?

Our Transfer Agent is Continental Stock Transfer & Trust Company. All communications concerning shareholders of record accounts, including address changes, name changes, common stock transfer requirements, and similar issues can be handled by contacting Continental Stock Transfer & Trust Company by phone at 212-509-4000, ext. 206, via email at cstmail@continentalstock.com, or in writing at 17 Battery Place, New York, New York 10004.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At our Annual Meeting of Shareholders, seven directors are to be elected for terms of one year each. All seven director nominees are currently serving as directors and are standing for re-election.

Nominees	Present Position with the Company	Served as a Director Continuously Since	Age as of January 9, 2017
George S. Dotson	Director and Chairman of the Board	February 1988	76

Jack E. Golden	Director	September 2009	68

Hans Helmerich	Director	February 1989	58

Jeffrey A. Miller	Director	March 2013	53

James R. Montague	Director	June 2006	69

Robert J. Saltiel	Director; President and Chief Executive Officer	February 2010	53

Phil D. Wedemeyer	Director	October 2011	67

The nominees have agreed to be named in this proxy statement and have indicated a readiness to continue to serve if elected. The Nominating and Corporate Governance Committee of the Board of Directors has determined that each of the nominees qualifies for election under its criteria for the evaluation of directors and has recommended that each of the candidates be nominated for election. In connection with its determination, as required by our Corporate Governance Guidelines, on November 16, 2016, the Nominating and Corporate Governance Committee formally reviewed Mr. Dotson’s continuation of service on the Board upon his reaching age 76, and will continue to formally review his continuation on the Board every two years. If any nominee becomes unable to serve before the Annual Meeting, shares represented by proxy may be voted for a substitute designated by the Board, unless a contrary instruction is indicated on the proxy. The Board has no reason to believe that any of the nominees will become unavailable to serve. As detailed under “Corporate Governance –Director Independence” below, the Board has affirmatively determined that each of the nominees, other than Mr. Saltiel, qualifies as “independent” as that term is defined under the rules of the NYSE and the SEC.

Information about Nominees

George S. Dotson has served on the Board of Directors since February 1988, and as Chairman since March 2011. Mr. Dotson served as an advisor to Helmerich & Payne, Inc. (“H&P”), a publicly-traded energy-oriented company primarily engaged in contract drilling of oil and gas wells both in the United States and internationally, from March 2006 to March 2009 and was a Director from March 1989 to March 2007. He served as Vice President Drilling of H&P and President of Helmerich & Payne International Drilling Co. (“H&PIDC”) from 1977 until his retirement in 2006. Mr. Dotson also serves as a director of EdgeMarc Energy Holdings, LLC, a privately-held oil and gas exploration and production company.

Jack E. Golden has served on the Board of Directors since September 2009. Dr. Golden is managing partner of Edgewater Energy LLC, a Texas based oil and gas company. Previously, Dr. Golden was employed by BP p.l.c. (“BP”) from 1982 through his retirement in 2005, where he served in various executive capacities including Group Vice President – Exploration and Production. As Group Vice President – Exploration and Production, he directed significant portions of BP’s global exploration and production operations. Dr. Golden also serves as a director of Cobalt International Energy, Inc., a publicly-traded independent exploration and production company.

Hans Helmerich has served on the Board of Directors since February 1989. Since March 2012, Mr. Helmerich has been the Chairman of the Board of H&P. Previously, he served as Chairman and CEO of

H&P from March 2012 to March 2014, and President and Chief Executive Officer, as well as a director, for over 20 years. Mr. Helmerich also serves as a director of Cimarex Energy Co., a publicly-traded energy exploration and production company, and as a trustee of Northwestern Mutual Life Insurance Company (“Northwestern Mutual”).

Jeffrey A. Miller has served on the Board of Directors since March 2013. Since August 2014, Mr. Miller has served as the President and Chief Health, Safety and Environmental Officer, as well as a director, of Halliburton Company (“Halliburton”), a publicly-traded company and one of the world’s largest providers of products and services to the energy industry. Previously, Mr. Miller held a number of positions at Halliburton, including most recently as the Executive Vice President and Chief Operating Officer from September 2012 to August 2014, and Senior Vice President of Global Business Development and Marketing from January 2011 to September 2012, responsible for strategic account management, sales and marketing. From 2002 to 2011, he served in various other executive roles at Halliburton, including as Senior Vice President of Halliburton’s Gulf of Mexico Region; Vice President of Halliburton’s Baroid business line; Country Vice President for Indonesia; and Country Vice President for Angola. Mr. Miller is a licensed Certified Public Accountant.

James R. Montague has served on the Board of Directors since June 2006. Mr. Montague served as President of Encana Gulf of Mexico, Inc., a subsidiary of Encana Corporation which is involved in oil and gas exploration and production, from December 2001 until his retirement in October 2002. Previously, Mr. Montague served as President of two subsidiaries of International Paper Company, IP Petroleum Company, an oil and gas exploration and production company, and GCO Minerals Company, which manages International Paper Company’s mineral holdings from 1996 to June 2001. Mr. Montague also serves as a director of Magellan Midstream Partners, L.P., a publicly-traded limited partnership engaged in the transportation, storage and distribution of refined petroleum products, and as a director of Memorial Hermann Healthcare System, a not-for-profit healthcare system. He also served as the non-executive Chairman of the Board of Davis Petroleum Company, a private company, until March 2013. Mr. Montague was a director of PVR Partners, L.P., a publicly-traded limited partnership which owns and manages coal and natural resource properties and related assets and owns and operates midstream natural gas gathering and processing businesses, from August 2001 until September 2012.

Robert J. Saltiel has served as the Company’s President and Chief Executive Officer since December 2009 and was first elected to the Board of Directors in February 2010. Mr. Saltiel has more than 30 years of experience in the oil and gas industry, having served in a variety of leadership roles focused on general management, operations, marketing and strategic planning. Prior to joining the Company, Mr. Saltiel was Executive Vice President and Chief Operating Officer for Transocean Ltd. (“Transocean”), a publicly-traded offshore drilling contractor, and from July 2003 to December 2009 served in various other executive roles at Transocean, including Executive Vice President, Performance and Senior Vice President of Transocean’s North and South America Unit, which covered the U.S. Gulf of Mexico, Canada, Trinidad and Brazil.

Phil D. Wedemeyer has served on the Board of Directors since October 2011. In July 2011, Mr. Wedemeyer retired as a partner from Grant Thornton LLP, an international accounting firm, where he had served since August 2007. From May 2003 to July 2007, Mr. Wedemeyer served in various capacities with the Public Company Accounting Oversight Board (“PCAOB”), including serving as the Director, Office of Research and Analysis, from August 2005 to July 2007 and as a Deputy Director, Division of Registration and Inspection, from March 2004 to August 2005. Prior to his service with the PCAOB, Mr. Wedemeyer spent more than 31 years at Arthur Andersen SC, an international accounting firm, including 22 years as a partner. Mr. Wedemeyer currently serves as a director of Trinity Steel Fabricators, a privately-held fabricator of steel structures and vessels; and as a director, member of the compensation committee, chairman of the audit committee and designated financial expert of Willbros Group, Inc., a global engineering and contractor company. He is also a member of the Deloitte Audit Quality Advisory Council, and is a licensed Certified Public Accountant. Mr. Wedemeyer previously served as a director of Powell Industries, Inc., a provider of packaged solutions for the control, monitoring, and distribution of electrical power and other critical processes; Horizon Offshore, Inc., a former provider of marine construction services that was acquired by Cal Dive International, Inc.; and HMS Income Fund, Inc., a business development company.

If a quorum is present at the Annual Meeting, the seven nominees receiving the greatest number of votes cast will be elected as directors.

Recommendation of the Board

The Board of Directors recommends a vote “FOR” election as directors of the persons nominated herein.

Information about Ms. Beck whose Term is Ending at the Adjournment of the 2017 Annual Meeting

Deborah A. Beck has served on the Board of Directors since February 2003. Ms. Beck served as Executive Vice President Planning and Technology and a member of the Management Committee of the Northwestern Mutual from 2000 until her retirement in 2006. Ms. Beck joined Northwestern Mutual in 1975 and during her tenure served in various executive capacities, including Senior Vice President-Insurance Operations, Vice President – New Business, and Vice-President of Policy Benefits and Assistant General Counsel. Northwestern Mutual is a leading direct provider of individual life insurance and offers insurance products, investment products and advisory services. In December 2016, Ms. Beck expressed her intention to retire from the Board of Directors and accordingly her term will end at the conclusion of the 2017 Annual Meeting of Shareholders. Ms. Beck confirmed to the Board of Directors that her determination to not stand for re-election is not the result of any disagreement with the Company relating to its operations, policies or practices. As a result of Ms. Beck’s retirement from the Board of Directors, the size of the Board of Directors is being reduced from eight directors to seven directors.

CORPORATE GOVERNANCE

General

The Board has established corporate governance practices to assist in the exercise of its responsibilities under applicable law and the listing standards of the NYSE and to govern the employees of the Company. These governance practices are contained in our Corporate Governance Guidelines, committee charters and Code of Business Conduct and Ethics. We have instituted mandatory sign-off and training for employees and directors on our Code of Business Conduct and Ethics and other relevant compliance topics, including our Anti-Bribery Compliance Program, our Gifts and Entertainment Policy, and our Discrimination and Harassment Policy. This training occurs at least annually.

The non-management directors of our Board meet regularly in executive session at each regularly scheduled Board meeting without management participation. Our Corporate Governance Guidelines provide that non-management directors will meet in executive session at least twice annually. Currently, the director who presides at these meetings is the Chairman of the Board. Our Corporate Governance Guidelines provide that, if the Chairman ceases to be independent, then the presiding director will be chosen by a vote of the non-management directors or independent directors, as the case may be.

The Nominating and Corporate Governance Committee of the Board of Directors evaluates the Company’s and our Board of Directors’ governance practices and formally reviews all committee charters along with recommendations from the various committees of the Board of Directors at least annually. The Nominating and Corporate Governance Committee of the Board of Directors also receives updates as necessary regarding new developments in the corporate governance arena. In addition, our committee charters require, among other things, that the committees and the Board of Directors annually evaluate their own performance. Our current Corporate Governance Guidelines, committee charters, and Code of Business Conduct and Ethics may be found on our website at www.atwd.com under “Investor Information – Corporate Governance.” Information contained on our website, including information referred to in this proxy statement, is not to be considered as part of this proxy statement and is not incorporated into this proxy statement. We will continue to monitor our governance practices in order to maintain our high standards.

Board Leadership

The Board of Directors has chosen not to combine the positions of Chief Executive Officer and Chairman of the Board, and currently, Mr. George S. Dotson serves as Chairman of the Board. Mr. Dotson presides over the Board of Directors as it provides advice to and independent oversight of management, allowing our Chief Executive Officer to focus on strategic decisions, as well as have primary responsibility for managing our business. The Board of Directors believes that having separate positions is the appropriate leadership structure at this time and demonstrates our commitment to good corporate governance.

Codes of Ethics

Included with our Corporate Governance Guidelines detailed on our website, www.atwd.com, and available in print to any shareholder who requests a copy, are our Code of Business Conduct and Ethics and our Code of Ethics for the Chief Executive Officer and Chief Financial Officer, currently Mr. Saltiel and Mr. Mark Smith, respectively. We intend to satisfy the disclosure requirement regarding any changes in these codes of ethics we have adopted and/or any waiver therefrom by posting such information on our website or by filing a Form 8-K for such events.

Related Party Transaction Policy

Our Board of Directors has adopted a policy whereby all transactions with related parties must be made in compliance with the Board’s policy on related party transactions. Such transactions must be recommended by management and must be on terms no less favorable to us than could be obtained from unrelated third parties. To identify related party transactions, each year we distribute and require our directors and officers to complete a questionnaire identifying transactions with the Company in which the director or officer or their immediate family members have an interest. In addition, our Code of Business Conduct and Ethics requires directors and officers to report any actual or potential conflicts of interests. Our Nominating and Corporate Governance Committee is responsible for reviewing and approving all related party transactions.

Risk Management

Our Board of Directors has oversight responsibility of the processes established to report and monitor material risks applicable to us. Our Audit Committee assists our Board of Directors in oversight of the integrity of the Company’s financial statements, our compliance with standards of business ethics and legal and regulatory requirements and various matters relating to our publicly available financial information and our internal and independent auditors. Certain risks associated with the performance of our executive management fall within the authority of our Nominating and Corporate Governance Committee, which is responsible for evaluating potential conflicts of interest and independence of directors and Board of Directors candidates, monitoring and developing corporate governance principles and overseeing the process by which our Board of Directors, our Chief Executive Officer and our executive management are evaluated. Risks associated with retaining executive management fall within the scope of the authority of our Compensation and Human Resources Committee (the “Compensation Committee”), which assists our Board of Directors in reviewing and administering compensation, benefits, incentive and equity-based compensation plans. To assist in satisfying these responsibilities, the Compensation Committee has retained its own compensation consultant and meets regularly with management to understand the financial, human resources and shareholder implications of compensation decisions being made. Responsibility for risk oversight that does not fall within the scope of authority of our three standing committees of the Board of Directors rests with our entire Board of Directors. Our Board of Directors also has the responsibility for monitoring and assessing any potential material risks identified by its committees, or otherwise ensuring management is monitoring and assessing, and, to the extent appropriate, mitigating such risks. Risks falling within this area include, but are not limited to, general business and industry risks, operating risks, financial risks and compliance risks.

The Board of Directors has delegated to management the responsibility to manage risk and bring to the attention of the Board of Directors the most material risks to our Company. We have not assigned the responsibility for all risk management to a single risk management officer within our executive management. Rather, we rely on a management committee to administer an enterprise risk management (“ERM”) program that is designed to ensure that all significant risks to the Company, on a consolidated basis, are being managed and monitored appropriately. Our Internal Audit Department oversees an annual enterprise risk assessment (“ERA”). The ERA is designed to identify the portfolio of the Company’s business risks, to individually evaluate their likelihood of occurrence, and to identify existing and potential future mitigation strategies. The ERM program assesses the potential magnitude of the most significant risks identified in the ERA, identifies other operational, commercial, macroeconomic and geopolitical risks facing the Company, monitors key indicators to assess the effectiveness of the Company’s risk management activities, and manages risks to be within the Company’s desired risk profile. Meetings are held at least quarterly to discuss risk mitigation efforts to manage identified risks. The management team present in the risk management meetings includes our President and Chief Executive Officer, our Senior Vice President and Chief Financial Officer, our Senior Vice President, General Counsel and Corporate Secretary, and the other members of our management team charged with evaluating the Company’s disclosure controls. Meetings are facilitated by our Internal Audit Department head. Our Board of Directors monitors ERM and other risk management information provided to it to assess the Company’s risk management practices and systems in light of the risk philosophy and risk tolerance of the Board. The ERM results are reported to the Board of Directors each quarter to assist in its oversight of risk management.

Hedging and Pledging Policy

Company insiders, which include our directors, executive officers and employees designated as insiders as a result of their positions or responsibilities, are not permitted to (i) trade in Company options, puts, calls or similar derivative instruments; (ii) sell Company securities short or to enter into any hedging arrangement in Company securities; or (iii) hold Company securities in margin accounts or pledge Company securities.

Process for Communication by Interested Parties with the Board of Directors

The Board of Directors has established a process whereby interested parties may communicate with the Board of Directors and/or with any individual director. Interested parties, including shareholders, may send communications in writing, addressed to the Board of Directors or an individual director, c/o the Corporate Secretary, Atwood Oceanics, Inc., 15011 Katy Freeway, Suite 800, Houston, Texas 77094. The Corporate Secretary will forward these communications as appropriate to the addressee depending on the facts and circumstances outlined in the communication. The Board of Directors has directed the Corporate Secretary not to forward certain items such as spam, junk mailings, product inquiries, resumes and other forms of job inquiries, surveys and business solicitations. Additionally, the Board of Directors has advised the Corporate Secretary not to forward material that is illegal or threatening, but to make the Board of Directors aware of such material which it may request be forwarded, retained or destroyed at the Board of Directors’ discretion. The interested party may alternatively submit such communications through our Employee Hotline system. The Employee Hotline system can be contacted via telephone at 1-800-461-9330 or on the internet at www.convercent.com/report. The interested party should enter “Atwood Oceanics” as the name of the organization under “Report an incident” and then choose “Communicate with Non-Management Directors” as the category of concern. The communication process is also further detailed on our website, www.atwd.com, along with other of our corporate governance guidelines, and is available in print to any shareholder who requests a copy.

Director Independence

Our Board of Directors has determined that all seven of the current non-management directors of the Company (Ms. Beck and Messrs. Dotson, Golden, Helmerich, Miller, Montague and Wedemeyer) qualify as “independent” under the corporate governance rules of the NYSE, that each member of the Audit Committee qualifies as “independent” under Rule 10A-3 of the United States Securities Exchange Act of 1934 (the “Exchange Act”), and that each member of the Compensation Committee qualifies as “independent” under Rule 10C-1 of the Exchange Act. Each of the non-management directors of the Company are also “non-employee directors” as defined under Rule 16b-3 of the Exchange Act and “outside directors” as defined in section 162(m) of the Internal Revenue Code of 1986 (the “Code”). The Board of Directors has not established separate independence requirements beyond those of the NYSE, the Exchange Act or the Code.

In determining the independence of Mr. Wedemeyer in light of his provision of independent advice to Deloitte & Touche LLP as a member of the Deloitte Audit Quality Advisory Council, the Board of Directors considered his service to and relationship with Deloitte & Touche LLP. In fiscal year 2016, we paid Deloitte & Touche LLP, and its affiliates, $1,691,061 for tax and other non-audit services, which the Company believes reflects market rates for services rendered. The Board determined that the utilization of Deloitte & Touche LLP for tax and other non-audit services did not affect the determination of Mr. Wedemeyer’s independence.

In addition, we have made no contributions to any tax exempt organization in which any independent director serves as an executive officer.

Specific Experience, Qualifications and Skills of the Members of Our Board of Directors

Our Board of Directors is comprised of highly qualified individuals with unique and special skills that assist in effective management of the Company for the benefit of our shareholders. Each of our directors possesses certain experience, qualifications, attributes and skills, as further described below, that led to our conclusion that he or she should serve as a member of our Board of Directors. In addition to the biographical information with respect to each of our directors under the heading “Proposal No.1 – Election of Directors – Information about Nominees”, the following table evidences additional experience and qualifications of our individual directors:

Directors	Specific Qualifications and Skills
George S. Dotson

•      Over 30 years of public company contract drilling industry experience

•      Service on other boards, including publicly-traded companies

•      International oil and gas drilling experience

•      Leadership experience of complex organizations and operations of a major corporation

•      Finance experience and knowledge

Jack E. Golden

•      Over 20 years of public company oil and gas exploration and production company management experience

•      Service on other boards, including a publicly-traded independent exploration and production company board, and on compensation committees

Hans Helmerich

•      Over 20 years of executive experience with publicly-traded contract drilling company with international operations

•      Service on other boards, including a publicly-traded contract drilling company and a publicly-traded exploration and production company

•      Extensive knowledge of leadership in complex organizations and other aspects of operating a major corporation

•      Experience as a chief executive officer of a publicly-traded company

Jeffrey A. Miller

•      Service as president and a director of a publicly-traded, major international oilfield services and products company

•      Global executive with specific assignments in a variety of jurisdictions

•      Recognized for turning around businesses and delivering superior profits in diverse subsidiaries

•      Service as public company Chief Health, Safety and Environmental Officer

James R. Montague

•      Service as chief executive officer of three subsidiary companies of two large publicly-traded companies

•      Service on other publicly-traded companies’ boards, including service on audit and compensation committees

•      Extensive experience in the oil and gas exploration industry, including both onshore and offshore

Robert J. Saltiel

•      Serves as our President and Chief Executive Officer

•      Over 30 years of experience in the oil and gas industry, with leadership roles focused on general management, operations, marketing and strategic planning

•      Over ten years of executive experience with publicly-traded offshore contract drilling companies with international operations

Phil D. Wedemeyer

•      More than 30 years of public accounting firm experience

•      Service with the PCAOB

•      Service on the Auditing Standards Board of the AICPA

•      In-depth knowledge of accounting rules and regulation, including expertise in SEC filings, and international audit standards

•      Service on other publicly-traded company boards, including on audit and compliance committees

COMMITTEES OF THE BOARD AND MEETINGS

The Board of Directors held seven meetings in fiscal year 2016, of which three were telephonic meetings. Each director attended 75% or more of the total meetings of the Board and the committees on which such director served. Additionally, the non-management members of the Board of Directors met in executive session four times, and each non-management director attended 75% or more of the executive sessions in person. The Company does not have a policy with regard to Board of Directors’ attendance at the Annual Meeting of Shareholders. Last year, all members of the Board of Directors, except for Mr. Helmerich, attended the Annual Meeting of Shareholders held on February 17, 2016.

The Board currently has, and appoints members to, three standing Committees: Audit, Compensation, and Nominating and Corporate Governance. The following chart shows the current committee membership and positions of each director serving on a committee:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Deborah A. Beck	X	X (Chair)	X
George S. Dotson	X	X	X
Jack E. Golden	X	X	X
Hans Helmerich			X
Jeffrey A. Miller	X	X	X
James R. Montague	X	X	X (Chair)
Phil D. Wedemeyer+	X (Chair)	X	X

+	Audit Committee Financial Expert

Audit Committee. The Audit Committee consists of Ms. Beck and Messrs. Dotson, Golden, Miller, Montague and Wedemeyer (Chair). The Board of Directors has determined that Mr. Wedemeyer serves as the audit committee financial expert as that term is defined under the applicable federal securities laws and regulations. The Audit Committee reviews our accounting policies and audit procedures, and supervises internal accounting controls. The Audit Committee held eight meetings during fiscal year 2016, of which four were telephonic. Our Board of Directors has adopted a written charter for the Audit Committee, a copy of which is accessible on our website, www.atwd.com, and is available in print to any shareholder upon request.

Compensation Committee. The Compensation Committee consists of Ms. Beck (Chair) and Messrs. Dotson, Golden, Miller, Montague and Wedemeyer and is responsible for administration of our stock incentive plans and for the review and recommendation to the full Board of Directors of all compensation for our directors, officers and employees. During fiscal year 2016, there were eight meetings of the Compensation Committee, of which four were telephonic. Our Board of Directors has adopted a written charter for the Compensation Committee which is accessible on our website, www.atwd.com, and is available in print to any shareholder upon request. Pursuant to the charter, the Compensation Committee may delegate its authority to a subcommittee or subcommittees, provided that the subcommittee is composed entirely of independent directors and has a published charter. Following the Annual Meeting, Mr. Montague will become Chair of the Compensation Committee.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee consists of Ms. Beck and Messrs. Dotson, Golden, Helmerich, Miller, Montague (Chair) and Wedemeyer and is responsible for assisting the Board of Directors in determining the appropriate size and composition of the Board of Directors, as well as in monitoring and making recommendations regarding the Board of Directors’ performance. The Nominating and Corporate Governance Committee held two meetings during fiscal year 2016. Our Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee which is accessible on our website, www.atwd.com, and is available in print to any shareholder upon request. Following the Annual Meeting, Mr. Helmerich will become Chair of the Nominating and Governance Committee.

The Nominating and Corporate Governance Committee is responsible for, among other things, the selection and recommendation to the Board of Directors of nominees for election of directors. Working closely with the full Board, the Nominating and Corporate Governance Committee develops criteria for open Board positions, taking into account such factors as it deems appropriate, which may include the current composition of the Board, the range of talents and skills already represented on the Board, and the need for other particular expertise. Applying these criteria, the Committee considers candidates for Board membership suggested by its members as well as management and shareholders. From time to time, the Committee may retain third-party executive search firms to identify and review candidates. The Nominating and Corporate Governance Committee will consider all director nominees recommended to it, including those recommended by third parties, and shareholders. Such nominations should be directed to any member of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee thoughtfully considers the unique qualifications and skills of any candidate or nominee for the Board of Directors. A specific process for communication between shareholders and the Nominating and Corporate Governance Committee is accessible on our website, www.atwd.com, under “Investor Information – Corporate Governance – Contact the Atwood Oceanics, Inc. Board of Directors.” The Nominating and Corporate Governance Committee will evaluate all nominees, for the following:

•	personal qualities such as leadership, statesmanship and responsiveness;

•	general management qualities such as a global perspective on our business, short term results, strategic thinking and planning, knowledge of our business and preparedness;

•	financial expertise such as value creation, capital planning, and communications with the financial investment communities; and

•	qualities relating to the use of human resources such as developing management talent and creating an effective organization.

DIRECTOR COMPENSATION

The following sets forth the compensation for our non-management directors, plus reimbursement of reasonable expenses, for 2016:

Annual Cash Retainer
Board	$60,000
Chairman of the Board (additional retainer)	$100,000
Audit Committee Chair (additional retainer)	$15,000
Compensation Committee Chair (additional retainer)	$15,000
Nominating and Corporate Governance Committee Chair (additional retainer)	$10,000

In addition, non-management directors receive a $2,500 attendance fee for Board meetings attended in person and a $1,000 attendance fee for telephonic meetings. Committee members receive a $1,750 attendance fee for committee meetings attended in person and $1,000 attendance fee for telephonic committee meetings. Non-management directors also receive a $500 attendance fee for certain ad hoc special committee meetings of the Board. Our directors also receive an annual grant of restricted stock units under the 2013 Plan typically having a grant date fair value of $150,000. In addition, upon being first elected to the Board, outside directors receive a grant of restricted stock units with a grant date fair value of $150,000.

For fiscal year 2016, in order to address the high volatility in the Company’s common stock, align the value of grants to the Board with grants to management of the Company made in November 2015, and to address concerns over an unusually large number of shares being subject to grants, for the 2016 grant the Compensation Committee set a floor price of $16 per share to determine the number of restricted stock units granted. Because the closing price on the date of grant was below the $16 floor price, the original total award value was adjusted by the ratio of the closing price of our common stock on the grant date to the $16 floor price resulting in a grant date fair value of $61,313.

For fiscal year 2016 and prior years, restricted stock units granted to our directors vested 13 months following the date of grant unless vesting was deferred to a longer period under the Company’s Non-Employee Directors Deferred Compensation Plan (“Director Deferred Plan”). For fiscal year 2017 and future years, restricted stock units granted to our directors will vest in substantially equal monthly installments on each monthly anniversary of the date of grant during the twelve-month period beginning on the date of grant. The awards will be settled in the Company’s common stock within 15 days following the earlier of expiration of such twelve-month period and the nonemployee director’s separation of service. If a director’s service terminates for any reason, any unvested restricted stock units will be automatically forfeited on the date of termination of service.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2016

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Deborah Beck	111,750	61,313	173,063
George Dotson	200,250	61,313	261,563
Jack Golden	100,250	61,313	161,563
Hans Helmerich	75,750	61,313	137,063
Jeffrey A. Miller	92,750	61,313	154,063
James Montague	110,250	61,313	171,563
Phil D. Wedemeyer	111,750	61,313	173,063

(1)	The amounts in this column represent the grant date fair value of restricted stock unit awards granted for fiscal year 2016. Under SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The number of shares received is determined by dividing the grant date fair value of these awards by the closing price of our common stock on the date of grant. For additional information, see Note 7 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended September 30, 2016 (our “2016 Form 10-K”).
(2)	The number of restricted stock and restricted stock unit awards outstanding at September 30, 2016 for each director was as follows: Ms. Beck and Messrs. Dotson and Miller – 9,375, respectively; Mr. Golden –12,580; Mr. Helmerich – 12,715; Mr. Montague – 31,190; Mr. Wedemeyer – 16,878. The amounts for Messrs. Golden, Helmerich, Montague and Wedemeyer include 3,205, 3,340, 21,815, and 7,503 restricted stock unit awards, respectively, the settlement of which has been deferred under the Director Deferred Plan until their respective retirements from the Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Five Percent Owners

The following table reflects certain information known to us concerning persons beneficially owning more than 5% of our outstanding common stock based on the most recent information filed with the SEC by the persons listed. The security ownership percentage is calculated based on our shares of common stock outstanding as of the close of business on December 31, 2016. Unless otherwise noted, each shareholder listed below has sole voting and disposition power with respect to the shares listed.

Name and Address	Shares of Common Stock Beneficially Owned	Percent of Class
FMR LLC(1)	8,764,900	13.50%
245 Summer Street
Boston, MA 02210

BlackRock, Inc.(2)	7,347,088	11.31%
55 East 52nd Street
New York, NY 10022

The Vanguard Group(3)	6,638,002	10.22%
100 Vanguard Blvd.
Malvern, PA 19355

Key Group Holdings (Cayman) Ltd.(4)	5,530,055	8.52%
3C Caves Point, West Bay Street
Nassau, Bahamas

H&PIDC(5)	4,000,000	6.16%
1437 South Boulder Avenue
Tulsa, Oklahoma 74119

(1)	The information set forth above concerning shares of common stock beneficially owned by FMR LLC (“FMR”) was obtained from a Schedule 13G dated February 12, 2016 filed with the SEC jointly by FMR, Abigail P. Johnson and Fidelity Low-Priced Stock Fund (“FLP”). FMR is the parent holding company of certain investment companies and investment advisory and management companies, some of which may also be deemed to be beneficial owners of more than 5% of the Company’s ordinary shares by virtue of their interest in some or all of the same shares reported as being beneficially owned by FMR. FLP is a wholly-owned subsidiary of FMR. Abigail P. Johnson is a director, Vice-Chairman, President and Chief Executive Officer of FMR. Through their ownership of voting stock in FMR and the execution of a shareholders’ voting agreement, members of the Johnson family may be deemed to form a controlling group with respect to FMR. Based on Schedule 13G, FMR has sole voting power with respect to 1,818,800 shares and sole dispositive power with respect to 8,764,900 shares.
(2)	The information set forth above concerning shares of common stock beneficially owned by BlackRock, Inc. (“BlackRock”) was obtained from Amendment No. 3 to Schedule 13G dated December 8, 2015 filed with the SEC by BlackRock, which report includes shares beneficially owned by subsidiaries of BlackRock. Based on the amendment, BlackRock has sole voting power with respect to 7,073,670 shares and sole dispositive power with respect to 7,347,088 shares.
(3)	The information set forth above concerning shares of common stock beneficially owned by The Vanguard Group (“Vanguard”) was obtained from Amendment No. 3 to Schedule 13G dated February 29, 2016 filed with the SEC by Vanguard, which report includes shares beneficially owned by Vanguard Fiduciary Trust Company, an investment manager of collective trust accounts, and Vanguard Investments Australia Ltd., an investment manager of Australian investment offerings. Based on the amendment, Vanguard has sole voting power with respect to 79,384 shares, sole dispositive power with respect to 6,558,318 shares and shared dispositive power with respect to 79,684 shares.

(4)	The information set forth above concerning shares of common stock beneficially owned by Key Group Holdings (Cayman) Ltd. (“Key”) was obtained from a Schedule 13G dated February 12, 2016 filed with the SEC by Key, which report includes shares beneficially owned by Millinvest, Ltd., owner of Key and Sunil Jagwani, the ultimate beneficial owner of Millinvest, Ltd. Key, in its capacity as investment advisor to its various clients, may be deemed to be the beneficial owner of 5,530,055 shares owned by such clients, as in its capacity as investment advisor it has the power to dispose, direct the disposition of and vote the shares owned by its clients. Millinvest, Ltd., owner of Key and Sunil Jagwani, the ultimate beneficial owner of Millinvest, Ltd., and as controlling persons of Key, may be deemed to beneficially own 5,530,055 shares owned by Key’s clients. Millinvest, Ltd. and Sunil Jagwani have disclaimed beneficial ownership of the securities owned by Key’s clients.
(5)	The information set forth above concerning shares of common stock beneficially owned by H&P and H&PDIC was obtained from Amendment No. 8 to a Schedule 13D dated June 27, 2013 filed with the SEC by H&PIDC. H&P owns 100% of H&PIDC. H&PIDC owns of record 4,000,000 shares of common stock. Mr. Helmerich, one of our current directors and a director nominee, is Chairman of the Board of H&P. Mr. Helmerich has disclaimed beneficial ownership of the common stock owned by H&PIDC.

Director and Executive Officer Shareholdings

The following table sets forth the amount of common stock beneficially owned as of the close of business on December 31, 2016, by each of our directors and director nominees, by each of the executive officers identified in the Summary Compensation Table below (named executive officers), and by all of our directors and executive officers as a group. For our directors and executive officers, the information includes shares that they could acquire through March 1, 2017 by the exercise of stock options. As of December 31, 2016, none of the shares shown below were pledged. Unless otherwise indicated below, each of the named persons and members of the group has sole voting and investment power with respect to the shares shown.

Name of Director, Director Nominee, Named Executive Officer or Group	Shares of Common Stock Beneficially Owned(1)	Percent of Class
Walter A. Baker	37,956	*
Deborah A. Beck	38,351	*
George S. Dotson(2)	93,633	*
Jack E. Golden	19,906	*
Hans Helmerich	65,891	*
Jeffrey A. Miller	10,506	*
James R. Montague	27,065	*
Arthur M. Polhamus	36,102	*
Robert J. Saltiel	354,166	*
Mark W. Smith	24,812	*
Barry M. Smith	47,658	*
Phil D. Wedemeyer	15,858	*

All directors, director nominees, and executive officers as a group (17 persons)	789,402	1.22%

*	Indicates ownership of less than 1% of the outstanding shares of common stock
(1)	The number of shares beneficially owned by the directors and executive officers listed in the table includes shares that may be acquired within 60 days of December 31, 2015 by (i) exercise of stock options as follows: Mr. Baker – 12,572; Mr. Polhamus – 9,984; Mr. Saltiel – 146,324; Mr. Barry Smith – 19,530; Mr. Mark Smith – 8,951; directors and officers as a group – 229,123; and (ii) vested deferred restricted stock units as follows: Mr. Golden – 3,205; Mr. Montague – 10,543; Mr. Wedemeyer – 7,503.
(2)	The number of shares includes the following shares held in a trust and LLCs: (i) 30,000 shares held in the Dotson Family Charitable Foundation, (ii) 5,000 shares held in the Dotson Family investment Company LLC, and (iii) 20,000 shares in Salem Investments, LLC. While Mr. Dotson has beneficial ownership of the shares held in the trust and LLCs, he does not have a pecuniary interest in such shares.

COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

During fiscal year 2016, Ms. Beck and Messrs. Dotson, Golden, Miller, Montague and Wedemeyer served on the Compensation Committee. No member of our Compensation Committee is or was an officer or employee of the Company or had any relationships requiring disclosure by us under Item 404 of Regulation S-K.

During fiscal year 2016, no executive officer of the Company served as (i) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on our Compensation Committee, (ii) a director of another entity, one of whose executive officers served on our Compensation Committee, or (iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as our director.

EXECUTIVE OFFICERS

The following table sets forth our executive officers, the office held by such officer, the date of first appointment to that office and the age of each officer as of the close of business on January 9, 2017.

Name	Offices Held	Date of First Appointment	Age
Robert J. Saltiel	President and Chief Executive Officer	December 2009	53

Mark W. Smith	Senior Vice President and Chief Financial Officer	June 2015	46

Arthur M. Polhamus	Senior Vice President, Operations	February 2011	62

Barry M. Smith	Senior Vice President, Technical Services	June 2008	57

Walter A. Baker	Senior Vice President, General Counsel and Corporate Secretary	February 2011	55

Stuart D. Allen	Vice President, Human Resources and Administrative Services	April 2014	53

John K. Gidley	Vice President, Health, Safety & Environment	June 2014	63

Mark K. Monroe	Vice President, Marketing and Business Development	August 2015	65

Evelyn A. Nordin	Vice President and Treasurer	June 2015	40

Geoffrey C. Wagner	Vice President, Strategic Planning	August 2016	38

No family relationship exists between any of our executive officers or the directors nominated for election at the Annual Meeting. All of our executive officers serve at the pleasure of the Board of Directors and may be removed at any time with or without cause.

Robert J. Saltiel has served as the Company’s President and Chief Executive Officer since December 2009 and was first elected to the Board of Directors in February 2010. Mr. Saltiel has more than 30 years of experience in the oil and gas industry, having served in a variety of leadership roles focused on general management, operations, marketing and strategic planning. Prior to joining the Company, Mr. Saltiel was Executive Vice President and Chief Operating Officer for Transocean, and from July 2003 to December 2009 served in various other executive roles at Transocean, including Executive Vice President, Performance and Senior Vice President of Transocean’s North and South America Unit, which covered the U.S. Gulf of Mexico, Canada, Trinidad and Brazil.

Mark W. Smith has served as the Company’s Senior Vice President and Chief Financial Officer since June 2015. On May 27, 2015, Mr. Smith was appointed as Chief Financial Officer on an interim basis. Prior thereto, he served as Vice President, Chief Accounting Officer and Controller since May 2014. He served as Vice President, Corporate Services of the Company from August 2011 until May 2014. From February 2009 to August 2011, Mr. Smith served as the head of the Internal Audit Department of the Company. Including his service with the Company, Mr. Smith has over 20 years of experience in the financial, consulting and energy industries. Before joining the Company, he was a partner at Calvetti, Ferguson & Wagner P.C., a Houston-based accounting firm, from April 2006 to February 2009, prior to which Mr. Smith spent more than 10 years at major accounting and consulting firms, including PricewaterhouseCoopers LLP and Arthur Andersen.

Arthur M. Polhamus has served as the Company’s Senior Vice President, Operations since January 2015, prior to which he served as Vice President, Operations of the Company from February 2011. Prior to joining the Company, Mr. Polhamus spent nearly 16 years at Transocean, in positions of increasing general management and operations responsibility involving both domestic and international offshore drilling operations. Mr. Polhamus served Transocean as Managing Director of the West Africa South Division from January 2009 to January 2011 prior to which he served as Division Manager of the North American Division from December 2006 to December 2008.

Barry M. Smith has served as the Company’s Senior Vice President, Technical Services since January 2015, prior to which he served as the Vice President, Technical Services of the Company from June 2008. From January 2008 to June 2008, Mr. Smith served as General Manager of Technical Services of the Company, prior to which he served as Manager of Maintenance since he joined the Company in June 2006. Prior to joining the Company, Mr. Smith worked for 20 years at Transocean, the last 10 years of which he served as Corporate Maintenance Manager.

Walter A. Baker has served as the Company’s Senior Vice President, General Counsel and Corporate Secretary since January 2015, prior to which he served as Vice President, General Counsel and Corporate Secretary of the Company from February 2011. Mr. Baker has over 25 years of legal experience, including more than 20 years of experience in the offshore drilling industry. Prior to joining the Company, Mr. Baker served as Vice President, General Counsel of Frontier Drilling, Inc., an offshore drilling contractor, from March 2010 until it was acquired in July 2010. Previously, he worked for approximately 15 years in the legal department of Transocean and its predecessor entities, GlobalSantaFe Corporation (“GlobalSantaFe”) and Global Marine Inc. (“Global Marine”), most recently as Associate General Counsel from November 2007 until December 2009.

Stuart D. Allen has served as the Company’s Vice President, Human Resources and Administrative Services since April 2014, prior to which he served as Director, Human Resources from July 2013 to April 2014. He joined the Company in 2008 as the Area Manager – HR Services based in Perth, Australia. Prior to joining the Company, Mr. Allen held various operations, management and human resources roles at Katanga Mining Ltd., an African copper and cobalt company, from 2007 to 2008 and at Alcoa World Alumina, a joint venture between Alumina Limited and Alcoa engaged in mining and smelting activities, from 1994 to 2007.

John K. Gidley has served as the Company’s Vice President, Health, Safety & Environment since June 2014, prior to which he served as Director, Health, Safety & Environment since joining the Company in May 2008. Prior to joining the Company, Mr. Gidley served in a number of Operations, QHSE and training roles with GE Oil & Gas, an equipment and services provider in the oil and gas space; Halliburton Energy Services, Inc. an energy services company; and Sperry Drilling Services, formerly known as Sperry-Sun, a drilling services solutions provider.

Mark K. Monroe has served as the Company’s Vice President, Marketing and Business Development since August 2015, prior to which he served as Vice President, Client Relations from February 2015. Prior to joining the Company, Mr. Monroe had more than 30 years of offshore drilling industry experience with Transocean and its predecessor entities GlobalSantaFe and Global Marine, most recently as Vice President, Account Management from August 2011 until February 2015.

Evelyn A. Nordin has served as the Company’s Vice President and Treasurer since June 2015. Ms. Nordin joined Atwood in December 2010 as Assistant Treasurer and was appointed Treasurer of the company in January 2013. Prior to joining the Company, Ms. Nordin served in various treasury and financial planning roles at Scorpion Offshore, Inc., an offshore oil driller that was acquired by Seadrill Limited; and AT&T Inc., a multinational telecommunications company.

Geoffrey C. Wagner has served as Vice President, Strategic Planning since August 2016, prior to which he served as Vice President, Technical Services and Supply Chain from August 2015. Mr. Wagner served as Vice President, Marketing and Business Development from October 2012 to August 2015. Mr. Wagner served the Company as Director, Marketing and Business Development from March 2010 to October 2012. Prior to joining the Company, he served from January 2005 to March 2010 in management positions of increasing responsibility with Transocean, prior to which he was employed by SeaRiver Maritime, Inc., an ExxonMobil company, that owns and operates vessels, which provide maritime transportation of petroleum and chemical products.

PROPOSAL NO. 2

ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, our Board of Directors is submitting a “Say on Pay” proposal to our shareholders for consideration. This proposal provides shareholders with the opportunity to cast a non-binding, advisory vote on the Company’s executive compensation program. Our overall compensation program is intended to ensure that the compensation and incentive opportunities provided to our executives and employees remain competitive and provide the motivation to deliver the extra effort that leads to returning value to our shareholders. The primary objective of our executive compensation program is to provide competitive pay opportunities that are commensurate with the Company’s performance, that recognize individual initiative and achievements and that enable us to retain and attract qualified executive officers who are focused on our goals and long term success. The Board of Directors invites you to review carefully the Compensation Discussion and Analysis and the tabular and other disclosures on executive compensation contained herein. While the vote does not bind the Board of Directors to any particular action, the Board of Directors values the input of our shareholders, and will take into account the outcome of this vote in considering future compensation arrangements.

Recommendation of the Board

The Board of Directors recommends a vote “FOR” approval of the compensation paid by the Company to its named executive officers as described in this proxy statement.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis should be read in conjunction with “Executive Compensation” included elsewhere in this proxy statement. In this Compensation Discussion and Analysis, “named executive officers or NEOs” refers to: Robert J. Saltiel, our President and Chief Executive Officer; Mark W. Smith, our Senior Vice President and Chief Financial Officer; Arthur M. Polhamus, our Senior Vice President, Operations; Barry M. Smith, our Senior Vice President, Technical Services; and Walter A. Baker, our Senior Vice President, General Counsel and Corporate Secretary.

EXECUTIVE SUMMARY

Our executive compensation program reflects our commitment to best practices in compensation governance, and strong alignment of pay with Company performance, all while allowing us to attract and retain highly qualified executives. Our program is designed to motivate our executives to achieve important business objectives and to reward them for creating long-term value for our shareholders by delivering superior safety, operational, and financial performance.

We believe our executive compensation program includes features that effectively align the interests of our executives with those of our shareholders and excludes features that may result in misalignment. Important features of our executive compensation programs and practices are provided in the following table:

What We Do	What We Don’t Do

We do conduct an annual review of our compensation strategy, including a risk assessment of our executive compensation practices

We do maintain a compensation philosophy that targets total direct compensation for our NEOs within a competitive market range of the market 50th percentile

We do maintain double-trigger change-of-control provisions for cash benefits under our change-of-control agreements

We do mandate meaningful stock ownership requirements for our executives (5x base salary for CEO, 3x base salary for other NEOs)

We do maintain a clawback policy that allows for the forfeiture, recovery or adjustment of incentive compensation paid to executives due to a material misstatement of financial results

We do base incentive awards primarily on quantitative metrics

We do maintain compensation plans designed to align our executive compensation program with long-term shareholder interests

We do link performance-based incentive compensation to both relative and absolute performance metrics

We do deliver one-half (50%) of long-term incentives in the form of performance-based restricted stock units

We don’t allow our executives to hedge, sell short or hold derivative instruments tied to our shares (other than options issued by us)

We don’t allow our executives or directors to pledge Company shares

We don’t maintain single-trigger change-of-control provisions or change-of-control gross-ups in our change of control agreements

We don’t provide cash payments for tax equalization

We don’t provide for liberal share counting in our Long-Term Incentive Plan

We don’t pay dividend equivalents on our performance-based restricted stock units that have not been earned

We don’t allow repricing of underwater stock options without shareholder approval

We don’t provide employment agreements to our NEOs

What We Do	What We Don’t Do

We do retain an independent compensation consultant that does not perform any services for management (retained by and reporting to our Compensation Committee)

We do provide minimal perquisites for our NEOs

We do maintain Non-Competition and Non-Solicitation Agreements with each of our NEOs

THE CURRENT ENVIRONMENT

Challenging Market Conditions

In the fiscal year ending September 30, 2016, the level of activity in the offshore drilling industry weakened further as declining offshore rig usage due to a significant slowdown in exploration and production spending was exacerbated by the continued low oil price environment. In response, exploration and production companies continued to reduce offshore capital spending in 2016, including the cancellation or deferral of existing drilling programs. We expect offshore rig fundamentals to decline further into calendar year 2017 due to an increased supply of offshore rigs as rigs complete existing contracts or have their contracts shortened or cancelled at a faster rate than new drilling programs are initiated. In addition, the supply of offshore drilling rigs, both floaters and jackups, continues to grow as drilling contractors take delivery of newer, more capable rigs which were ordered during more favorable market conditions. As a result of this growing oversupply of rigs, a lower percentage of marketed rigs are being re-contracted, day rates have declined sharply across all offshore rig classes in the past year, and there has been an increasing frequency of idled and stacked rigs. As illustrated in the three-year performance chart below, the equity market valuations of offshore drillers and other service companies reflect these continued adverse industry pressures.

Offshore Drillers include: ATW, DO, ESV, NE, RDC, SDRL, and RIG

The following analysis of total shareholder return for the Company and its peers for fiscal years 2014-2016 reflects the performance of each stock during the period.

Total Shareholder Return (“TSR”)

Fiscal Years 2014 - 2016

Atwood Oceanics vs. Peer Group

Our 2016 Performance

In the midst of the exceptionally challenging conditions in our industry, we continued to deliver excellent performance. In particular, we accomplished the following notable achievements in fiscal year 2016:

Finance / IT

•	We achieved a net profit of $263 million;

•

We amended our revolving credit facility covenants to allow the Company full access to the credit facility through maturity by removing the leverage ratio covenant and delaying the interest coverage ratio covenant;

•	We purchased $201 million of our bonds at an approximate 35% discount to par;

•	We hired a new Controller and improved our compliance effort despite reductions in our workforce;

•	We transitioned satellite communications for our fleet to a new provider at a lower cost; and

•	We implemented the second phase of our comprehensive cyber security assessment and enhancements.

Health, Safety and Environmental (HSE)

•	We continued our focus on safety under our motto “Zero is Achievable,” with ZERO work-related fatalities or Lost Time Incidents (LTIs) – we achieved more than two years without an LTI;

•	We exceeded our stretch goal on Process Safety Incident Rate with no high-severity incidents and no failures to shut-in wells in a timely fashion;

•	We exceeded our Environmental Severity Rate target with no reportable spills for more than two years; and

•	We reduced the unmitigated Potential Fatal Dropped Object rate below our target rate.

Operations and Technical Services

•	We achieved revenue efficiency targets for our ultra-deepwater fleet despite offshore job losses and compensation reductions;

•	We had no contract cancellations due to operational performance (or any other reason);

•	We limited our repair and maintenance ordinary and project expenditures below budget; and

•	Through our rigorous maintenance and testing protocols we maintained 100% operability of our blowout preventers during drilling operations.

Marketing

•	Despite extremely challenging market conditions, we signed two new contracts for the Atwood Osprey totaling more than two years of contract backlog;

•	We facilitated the relocation of the Atwood Advantage to Israel, adding two months of term to the Atwood Condor (two plug and abandonment wells in the Gulf of Mexico); and

•

We negotiated to assign the remaining more than five months of term on the Atwood Eagle to the Atwood Osprey, allowing our most capable Australian rig to work without interruption through fiscal year 2016.

Human Resources

•	We effectively managed reductions in the workforce due to deteriorating market conditions without experiencing disruptions in operations; and

•	We developed a Non-Competition and Non-Solicitation Agreement to incentivize and retain key employees during the current industry downturn.

Cost Control

•	We reduced onshore support costs by more than $20 million in 2016 vs. 2015;

•	We reduced rig headcounts and wages/benefits to lower rig operating cash costs by approximately 25% vs. 2015 levels;

•	We replaced the 2:1 match on employee contributions to the Company’s 401(k) and Benefits Equalization plans with a 1:1 match, resulting in approximately $4.5 million in annual savings;

•	We developed a tax equalization plan to reduce personal income tax costs for international employees and to facilitate personnel mobility across the fleet;

•	We strategically sourced products and services to ensure annual savings of over $5 million; and

•	We negotiated delays in delivery dates and payment schedules for Atwood Admiral and Atwood Archer, the planned additions to our fleet.

Despite our successes, we also had areas in which we fell short of expectations. These four areas are all directly tied to the industry downturn detailed above.

•	Our contract backlog significantly reduced to $723 million from $1.5 billion as market supply and demand dynamics deteriorated;

•	We idled six rigs, which are currently being actively marketed;

•	We did not secure initial contracts for the Atwood Admiral or the Atwood Archer; and

•

As a result of above-captioned three items, our total shareholder return relative to our metrics peer group (as defined below) ranked us six out of seven companies (although the difference between the Company and the median peer was less than 5%).

The Compensation Committee’s Response to Challenging Market Conditions

In light of the Company’s strong financial and operational performance, but with consideration of stock price performance due to the oil and gas downturn heavily impacting the offshore energy services market, the Compensation Committee made certain decisions to reinforce pay for performance, but also retain key management through the prolonged downturn. A summary of the Committee’s decisions, which are more particularly described in this CD&A, is as follows:

Pay Component	2015	2016
Base salary	No increases for NEOs, other than as a result of a promotion	No increases for NEOs

Annual Incentives	Formulaic performance resulted in a range of 105% to 151% of target for the NEOs. The Committee exercised negative discretion and reduced the annual incentive awards for the NEOs which resulted in a range of 90% to 107% of base salary for the total annual incentive amount awarded	Formulaic performance resulted in a range of 90% to 129% of target for the NEOs. The Committee exercised negative discretion and reduced the annual incentive awards for the NEOs which resulted in a range of 61% to 89% of base salary for the annual incentive amount awarded

Long-Term Incentives	Reduced award value for NEOs by ~15% from 2014 award values	Implemented a stock price floor of $16 for determining number of shares to grant

401(k)		Reduced the Company’s matching contributions by 50%

Non-Competition/Non-Solicitation Agreements		The Company entered into non-competition and non-solicitation agreements (“NC/NS Agreements”) with the NEOs and other key employees of the Company and provided time-based cash and equity retention awards ranging from a multiple of 2.6 to 3.3 of the NEO’s base salary as consideration for the NC/NS Agreements

Pay-for-Performance and CEO Compensation

A substantial portion of the compensation granted to our CEO and reported in the Summary Compensation Table in this proxy statement represents long-term incentives for future performance, not current cash or otherwise realized compensation during the applicable year. These long-term incentives are tied to pre-determined Company and individual performance goals and/or the market price of our common stock. Long-term incentive pay may not be realized at all or for many years, and the value of this pay, if or when realized, may differ significantly from the amounts shown in the Summary Compensation Table (or from “target” amounts shown in the other compensation tables in this proxy statement) depending on numerous factors, including general market conditions and the performance of the Company and the offshore drilling industry.

Some components of the CEO’s compensation, such as our annual incentive bonus and performance-based restricted stock units (“performance-based RSUs”), are only earned if performance goals are obtained. Earning the annual incentive bonus is subject to formulaic corporate goals and metrics and an evaluation of the individual’s performance and may be subject to negative discretion by the Compensation Committee (as exercised by the Committee in fiscal years 2015 and 2016). All or a substantial portion of the performance-based RSUs may not be realized depending on the Company’s relative total shareholder return compared to its peers. For example, our NEOs did not vest in any of the performance-based RSUs that were granted in fiscal year 2013 with a performance measurement period ending in fiscal year 2016 as a result of the performance criteria not being met. The table below illustrates the difference between our CEO’s compensation as shown in the Summary Compensation Table and the realized pay (as defined below) for each of the fiscal years presented below:

(1)	Reported Pay is defined as amounts reported under the Summary Compensation Table in this proxy statement for Salary (other than accrued vacation), Bonus, Stock Awards, and Non-Equity Incentive Plan Compensation but excluding Change in Pension Value and Nonqualified Deferred Compensation Earnings and All Other Compensation, in each case presented based on the current reporting rules for the Summary Compensation Table. The one-time NC/NS retention award is not included in Reported Pay.
(2)	Realized Pay is defined as cash received (including amounts reported in the applicable year under the Summary Compensation Table for Salary and Bonus) and equity compensation actually vested based on the net spread on stock option exercises and market value at vesting of previously granted restricted stock units. Performance-based RSUs that vest are included in the fiscal year during which vesting occurs. For example, Realized Pay for fiscal years 2015 and 2014 includes performance-based RSUs that vested for the 2012-2014 and the 2011-2013 performance periods, respectively. Realized Pay in fiscal 2016 includes no amounts in respect of performance-based RSUs granted in fiscal year 2013 with a 2013-2015 performance period, because none of such performance-based RSUs vested as a result of the performance criteria not being met. Realized Pay does not include the value of new or unvested equity awards, the amounts reported in the Summary Compensation Table for Change in Pension Value and Nonqualified Deferred Compensation Earnings or All Other Compensation in the applicable year, payments for accrued vacation or one-time payments and awards in connection with the NC/NS Agreement.

Fiscal Year 2016 Cash and Equity Compensation Target vs. Realized

The chart below illustrates the difference between “target” and actual CEO cash and equity compensation for fiscal year 2016:

Element	FY 2016 Target Cash and Equity Compensation		FY 2016 Actual Cash and Equity Compensation
Total Cash and Equity Compensation:	$4,962,854		$2,083,251
Components of Compensation:
Base Salary(1)	$814,000		$814,000
Annual Bonus - Percent of Salary	100%		89%
Annual Bonus - Dollar Amount	$814,000		$725,800	(2)
Long-Term Equity Incentives(2)
Time-Vested RSUs	$1,667,430	(3)	$543,451	(4)
Performance-Based RSUs	$1,667,424	(3)	$0	(4)
Long-Term Equity Value	$3,334,854		$543,451

(1)	Excludes amounts paid for accrued vacation.
(2)	Excludes one-time payment in connection with the NC/NS Agreement.
(3)	Represents the grant date fair value of long-term equity incentive awards granted in fiscal year 2016, including the grant date fair value of performance-based RSUs based on the achievement of target level performance conditions of the awards, but excluding restricted stock units granted in connection with the NC/NS Agreement.
(4)	Represents the value of the shares on the vesting date based on the closing price of our common stock on such date, as reported in the Option Exercises and Stock Vested table in this proxy statement. Performance-based RSUs for the 2013-2015 performance period that would have vested in fiscal year 2016 are valued at $0 because none of such performance-based RSUs vested as a result of the performance criteria was not being met.

THE ROLE OF THE COMPENSATION COMMITTEE

Our executive compensation program is administered by the Compensation and Human Resources Committee (the “Compensation Committee”) of our Board of Directors. All of the members of the Compensation Committee are independent as required by the New York Stock Exchange (“NYSE”), are “non-employee directors” as defined by Rule 16b-3 under the Securities Exchange Act of 1934, and are “outside directors” as defined for the purposes of section 162(m) of the Internal Revenue Code (“Code”). The Compensation Committee currently consists of six members: Deborah A. Beck (Chair), George S. Dotson, Jack E. Golden, Jeffrey A. Miller, James R. Montague and Phil D. Wedemeyer. The Compensation Committee’s responsibilities include, among other things, the following:

•

determining and approving (i) compensation of executive officers, including our NEOs (other than the President and Chief Executive Officer), and (ii) both long-term and short-term incentive compensation and equity-based plans for all employees of the Company;

•	recommending to the Board of Directors the compensation of non-employee directors of the Company;

•

reviewing and approving Company goals and objectives relevant to the President and Chief Executive Officer’s compensation, evaluating the President and Chief Executive Officer’s performance in light of those goals and objectives, and making recommendations to the independent directors regarding the President and Chief Executive Officer’s compensation level based on this evaluation;

•	reviewing and discussing with management the Company’s compensation policies and practices in order to produce the Compensation Committee report included in this proxy statement;

•	reviewing the Company’s incentive compensation arrangements to determine whether they encourage excessive risk-taking; and

•

performing such general oversight and investigation functions related to Company compensation inherent to the responsibilities designated in the Compensation Committee’s charter or set forth in resolutions of the Board of Directors.

The Compensation Committee has the authority to retain compensation consultants, outside counsel and other advisors as it deems appropriate, in its sole discretion. For fiscal year 2016, following a review of an independence report prepared by Longnecker & Associates (“L&A”), the Compensation Committee engaged L&A as its professional consultant to provide information and advice with respect to competitive practices relevant to our compensation programs and policies. The primary role of L&A is to provide the Compensation Committee with compensation market data and information regarding compensation trends in our industry and to make recommendations regarding the design of our program. The Compensation Committee believes it is important and beneficial to have independent third party analysis, and L&A has extensive experience in providing executive compensation advice, including specific experience in the oil and gas industry. The Compensation Committee considered the discussions with and guidance from L&A, as well as the compensation studies created and assembled by L&A, in making competitive compensation decisions. L&A does not provide to the Compensation Committee any services or advice on matters unrelated to compensation and reports directly to and takes direction from the Chair of the Compensation Committee. In accordance with the Corporate Governance Standards of the NYSE, the Compensation Committee has determined that L&A is independent from management and that the advice provided by L&A with regard to executive compensation is free from any relationships that could impair the professional advice or compromise the integrity of the information and data provided to the Compensation Committee. The Compensation Committee believes the fees paid to L&A for services provided to the Committee are reasonable and do not impair their independence. Management does not direct or oversee the retention or activities of L&A with respect to our executive compensation program and did not engage L&A in any other capacity for fiscal year 2016.

The Compensation Committee may delegate its responsibilities to one or more individual Committee members to the extent permitted by law, the listing standards of the NYSE and the Compensation Committee’s charter.

COMPENSATION PHILOSOPHY AND OBJECTIVES

The Compensation Committee believes the quality and competency of our employees is a key factor that drives our performance. As a result, a fundamental element of our competitive position continues to be the ability to attract and retain individuals who can successfully lead the organization and drive the execution of our operational and commercial objectives. The compensation programs adopted by the Compensation Committee are intended to provide compensation and incentive opportunities to our executive officers, including NEOs, and other employees that are competitive and provide the motivation to deliver superior effort and performance in order to increase value for our shareholders. The primary objectives of our compensation program are to provide competitive pay opportunities that are commensurate with the Company’s performance, recognize individual contributions and achievements, and retain and attract qualified employees and executive officers, including our NEOs, who are focused on our near-term goals and long-term success. For our executive officers, a significant percentage of compensation is dependent on individual and company performance.

Specifically, the executive compensation program is designed to:

•

ensure that the compensation program supports the achievement of our short-term and long-term strategic plans by retaining and attracting executive officers critical to our long-term success; reward each of our executive officers for long-term strategic management and for their individual contributions to enhance shareholder value;

•	offer incentives to motivate performance with respect to individual and company-wide goals and metrics, as well as our performance relative to our competitors;

•	retain qualified and experienced executives essential to meet current and future goals and objectives; and

•	focus the commitment of our executive officers on the long-term interests of our shareholders through equity awards.

Periodically, the Compensation Committee reviews the objectives and components of our executive compensation program to ensure they are appropriate and achieve their intended purpose, while allowing us to keep compensation costs manageable. To establish compensation parameters for our executive officers, including our NEOs, the Compensation Committee evaluated the information provided by L&A relative to a compensation peer group (discussed below), including each element of compensation separately and the total direct compensation (the combined value of annual base salary, annual incentives and long-term incentive grants) for each executive officer. It is our belief that while the market 50th percentile represents a desirable benchmark for each of the components of our compensation program, an individual component as well as the combined value represented by total direct compensation can exceed or fall below the market 50th percentile, based on market conditions, as long as the ability to retain our executive officers is maintained. From the data and analysis provided by L&A, the Compensation Committee concluded that, for fiscal year 2016, each of base salaries, target annual incentives and the value of long-term incentive awards for our NEOs were below the 50th percentile of our compensation peer group. However, the Committee determined that this sub 50th percentile compensation was acceptable given the effect of the Company’s lower TSR relative to its peers and other market dynamics. The Compensation Committee determined that our process for determining executive compensation is well aligned with shareholder interests with a significant percentage of executive pay being at risk and contingent on Company performance. The Compensation Committee will consider the results of the shareholder vote on the non-binding resolution with respect to approval of the compensation of our NEOs contained in this proxy statement in determining its compensation policies and practices in the future. At our 2016 Annual Meeting of Shareholders, approximately 97% of the votes cast approved the compensation of our NEOs.

CONSIDERATIONS

In making compensation determinations relative to our executive officers, the Compensation Committee takes into account the following important considerations:

Company Results

We believe that the compensation provided to our executive officers should be closely related to the Company’s overall results as measured against goals approved by the Board of Directors each year. The Compensation Committee evaluates each individual executive officer’s overall contribution to the Company’s ongoing and long-term performance and approves performance targets, which include safety and financial measures, and also establishes incentive compensation targets for each individual executive officer, expressed as a percentage of annual base salary. Compensation targets are correlated with competitive market data and provide for differentiation in job responsibilities.

Individual Performance

At the beginning of fiscal year 2016, our President and Chief Executive Officer, Mr. Saltiel, made recommendations to the Compensation Committee for the individual performance objectives for each executive officer, other than himself, based upon the responsibilities assigned to each executive. Individual performance objectives for our executive officers included both objective factors such as the executive’s role in achieving the goals and metrics considered in the formula-based portion of the bonus discussed below, as well as subjective factors such as overall corporate results, implementation of capital structure planning, execution of certain rig projects, achievement of safety and operational excellence, achievement of cost control initiatives, employee development, and the extension of our contract backlog.

Competitive Benchmarking

The Compensation Committee considers competitive industry data in making executive pay determinations and utilizes an executive compensation benchmarking peer group of companies (“compensation peer group”) which the Compensation Committee believes is the most appropriate benchmarking peer group. The compensation peer group reflects the scope, complexity and profile of our operations and for 2016 was comprised of nine companies:

•	Diamond Offshore Drilling, Inc.

•	Ensco plc

•	Helmerich & Payne, Inc.

•	Noble Corporation plc.

•	Oceaneering International, Inc

•	Oil States International, Inc.

•	Precision Drilling Corporation

•	Patterson-UTI Energy, Inc.

•	Rowan Companies plc.

The compensation peer group was developed with the input of L&A and includes some of the larger offshore drilling companies with which we compete for business and talent as well as other relevant companies with levels of revenues and assets similar to ours. There were no changes to the peer group for 2017. The Committee will continue to review and refine the compensation peer group periodically, as appropriate, based on, among other things, the recommendations made by L&A.

COMPONENTS OF OUR EXECUTIVE COMPENSATION PROGRAM

In order to achieve the objectives of our executive compensation program, we have developed a balanced compensation package consisting of base salary, annual cash incentive bonus and long-term stock incentive awards. The Compensation Committee may vary, from time to time, the composition and structure of the compensation program, the allocation among components and the criteria associated with each component. The incorporation of cash and equity elements is intended to balance the reward associated with short-term performance with the potential for achieving longer term results, as well as with effective retention. The mix of pay elements is relevant to the compensation determinations made by the Compensation Committee. The Compensation Committee utilized information provided by L&A in the analysis of each component and the mix of these components as compared to our compensation peer group. In addition, each of our NEOs is party to a change-of-control agreement, and provided with perquisites and benefits. Each one of these elements of compensation serves a particular purpose, as discussed below.

For 2016, our executive compensation program consisted of five components:

•	base salaries;

•	annual cash incentive bonuses;

•	long-term stock-based incentive compensation;

•	change-of-control arrangements; and

•	perquisites and benefits.

The following charts illustrate the 2016 mix of various compensation elements (excluding change-of-control arrangements) for the Chief Executive Officer and the NEOs.

*	Does not include consideration given in exchange for the CEO and other NEOs’ NC/NS Agreements.

Mr. Saltiel’s total compensation reflected in the above chart was $5,155,837, and excludes consideration given in exchange for his NC/NS Agreement.

Base Salaries

Base salaries, which are tied to the calendar year rather than fiscal year, compensate our executive officers for services rendered and are set in proportion to the job responsibilities of each individual. At the discretion of the Compensation Committee, the salaries of our executive officers are generally reviewed following the end of each fiscal year in recognition of individual performance and to reflect our desired position in the competitive market. We seek to compensate for market movement of salaries in our compensation peer group, utilizing data provided by L&A relative to competitive trends and other relevant information to determine individual salary adjustments as warranted. L&A’s data is weighted 50% on compensation peer group proxy data and 50% on published survey data. Individual circumstances can allow for certain positions to be above or below the market 50th percentile of our compensation peer group, with the Compensation Committee also considering years in position, level of expertise and responsibilities, ordinal rank of pay level for each executive, our overall financial condition and industry conditions, as well as a subjective assessment of individual performance. Mr. Saltiel’s salary is determined by the Compensation Committee and is approved by the Company’s independent directors acting as a group, whereas the salaries of other executive officers are determined and approved by the Compensation Committee with input and recommendations from Mr. Saltiel.

Base salaries for the 2016 calendar year were set in November 2015 for each of the NEOs as follows:

Executive Officer	2016 Base Salary	% Increase over 2015
Robert J. Saltiel	$814,000	0%
Mark W. Smith	$370,000	0%
Arthur M. Polhamus	$384,000	0%
Barry M. Smith	$373,000	0%
Walter A. Baker	$368,000	0%

Due to the difficult market conditions in our industry, the Compensation Committee determined to freeze base salaries for the NEOs for the 2016 calendar year at 2015 levels.

Changes for 2017. Due to continued deterioration of market conditions, the Compensation Committee again determined to freeze base salaries for the NEOs for the 2017 calendar year at 2015 levels. With the exception of Mr. Mark Smith in connection with his promotion to Chief Financial Officer, our NEOs have not had a salary increase for two consecutive years.

Annual Incentive Bonuses

We provide incentive compensation to our executive officers in the form of an annual cash incentive bonus relating to safety, financial, operational and individual achievements during the prior fiscal year for the purpose of rewarding and recognizing their contributions toward approved Company goals and metrics, encouraging further individual contributions to shareholder value.

The fiscal year 2016 target incentive bonus amounts were determined by the Compensation Committee as a percentage of annual base salary in the range of competitive bonus amounts of our compensation peer group as furnished by L&A. The targets are based upon achievement of threshold, target, or stretch measures of performance as described herein, and are designed to place a significant portion of total direct compensation at risk, generally with a greater portion of total compensation at risk the more senior the executive. Executive officers must meet threshold levels of performance for each measure in order to receive any payout for the respective measure. Target bonus awards are subject to review based on market movement as well as to pro-rata adjustment due to promotions occurring during the fiscal year or other relevant changes in job responsibilities.

The Compensation Committee set a portion equal to 50% of the incentive bonus target to be formulaic and directly linked to the achievement of Company-wide goals and metrics and individual objectives approved previously by our Board of Directors. The final determinations of this portion of the annual incentive bonus are based upon the extent to which results for the fiscal year met, failed to meet or exceeded our established goals and metrics. The goals and metrics for the Company include results related to safety, financial performance, and share price performance, as well as approved individual goals and objectives for each executive officer.

The remaining 50% of the annual incentive bonus awarded to each executive officer was non-formulaic and was determined by the Compensation Committee’s subjective assessment of a broader set of factors including, but not limited to, overall corporate results, achievement of safety and operational reliability targets, execution of cost control and other projects, relative share price performance and the erosion of our contract backlog, as well as each executive officer’s individual performance, measured both by the officer’s performance against individual goals and objectives set at the beginning of fiscal year 2016 and by the officer’s contributions outside of their respective individual goals and objectives.

The combination of the formula-based and the non-formulaic portions of the annual incentive bonus is designed to result in decisions for our executive officers that sharpen the focus on our key performance measures and enable a closer alignment with shareholder value creation and competitive norms. The Compensation Committee believes that the non-formulaic factors ensure that our executive officers focus on a broader, more strategic set of financial, operational and other factors which are focused on shareholder value creation and our long-term success. The Committee’s subjective assessment of these factors enables closer alignment of executive officer pay levels with shareholder value creation and talent attraction, motivation and retention in a challenging competitive environment. The Compensation Committee seeks input from Mr. Saltiel on executive officer performance and internal equity for executive officers other than himself. In determining the individual bonus amounts paid to our executive officers, following review of fiscal year 2016 results and individual performance, the Compensation Committee also reviewed information provided by L&A with regard to compensation practices, trends, and target levels of compensation within our compensation peer group.

Company Goals and Metrics

Recommendations were made by Mr. Saltiel at the beginning of fiscal year 2016 for the Company’s goals and metrics, and these recommendations were subsequently reviewed as appropriate and endorsed by the Compensation Committee. In determining the goals and metrics for fiscal year 2016, the Committee linked the metrics to the Company’s budget as approved by the Board of Directors. For each performance measure, the Compensation Committee established appropriate metrics and specific targets as shown below. Each metric was associated with a threshold, target and a stretch level of possible achievement. Each performance measure also was assigned a weighting factor to reflect the Company’s goals and priorities as interpreted by the Compensation Committee.

Performance Category	Metric	Weight	Threshold	Target	Stretch
Safety Performance	Total Recordable Incident Rate (“TRIR”)(1)	12.5%	0.48	0.33	0.24
	Process Safety Incident Rate (“PSIR”)(2)	12.5%	0.24	0.20	0.16
Financial Performance	Adjusted EBITDA ($ in millions)(3)	45%	$491	$545	$572
Relative Share Performance	Total Shareholder Return vs. Metrics Peer Group	15%	5 of 7	4 of 7	1-3 of 7
Individual Objectives	See “Individual Objectives” below.	15%

(1)	TRIR is the number of recordable incidents per 200,000 work hours.
(2)	PSIR is a weighted rate which ranks work-related safety incidents as high, medium or low precursors to major accident events per 200,000 work hours.
(3)	Adjusted EBITDA for purposes of determining annual incentive bonus awards is defined as earnings before interest, taxes, depreciation and amortization and adjusted positively for impairments, sales of assets, and a delay of earnings resulting from a short-term suspension of a drilling a contract at the client’s request and negatively for gains on extinguishment of debt.

Safety Performance. The Safety Performance measure is divided into two equally weighted components, TRIR and PSIR. The PSIR measures most significant process safety threats in an offshore environment (well control, marine integrity and fire/explosion). The PSIR complements the TRIR metric and, together, they provide a more comprehensive safety analysis of the Company’s operations. The Compensation Committee believes the combination of these two measures better reflects the Company’s safety performance. In determining target, threshold and stretch levels for safety performance, the Compensation Committee reviewed the Company’s current and historical safety goals and performance, the overall expectations of our clients, and also standards of excellence in safety performance established by the International Association of Drilling Contractors, of which the Company is an active member.

Financial Performance. In evaluating the Company’s financial performance within a fiscal year, the Compensation Committee believes Adjusted EBITDA to be an informative metric that is widely used by equity analysts and investors in the evaluation of our financial performance, and is also a compensation metric used by a majority of our peers. The Compensation Committee believes that tying a significant portion of our NEOs’ annual incentive bonus to an Adjusted EBITDA measure more closely aligns these officers’ interests with those of our shareholders. In determining the Company’s 2016 Adjusted EBITDA target, the Compensation Committee considered the Company’s historical financial performance, market outlook, and the Company’s budget as approved by the Board of Directors. Adjusted EBITDA for 2015 was $778 million, the Compensation Committee set the threshold, target and stretch goals below that amount primarily as a result of the continued sustained downturn in the offshore drilling industry, the number of the Company’s rigs that were coming off of contract without additional work, and the lack of contracts for the two newbuilds under construction. The Compensation Committee believed these factors among others would impact the Company’s 2016 earnings.

Relative Share Performance. Relative Share Performance, as measured by total shareholder return (“TSR”), is compared against the following “metrics peer group”: Diamond Offshore Drilling, Inc., Ensco plc, Noble Corporation plc, Rowan Companies plc, Seadrill Ltd., and Transocean Ltd. The Compensation Committee

recognizes that each of these metrics peer group companies is associated with revenue levels, rig fleet sizes and market capitalization levels that are higher than the Company’s. However, the Compensation Committee has included them due to fundamental features of their rig operations, safety focus, client services and competitive conditions. L&A has confirmed that the current metrics peer group is appropriate.

Individual Objectives. Achievement of individual objectives by each executive officer comprises the remaining 15% of the formulaic portion of the annual bonus. These objectives are approved by the Compensation Committee based on recommendations from Mr. Saltiel for each of the other executive officers, and by the Committee’s own determination as it relates to the individual objectives for Mr. Saltiel. The individual objectives are designed to align each executive officer’s performance with the achievement of the key strategic priorities for the Company in the fiscal year and to focus each executive officer’s efforts on areas where he or she may exert the greatest influence given each officer’s scope of responsibility. Mr. Saltiel’s objectives are designed to reflect the most critical Company-wide objectives for the fiscal year and cover all functions.

Individual Bonus Parameters

In connection with the establishment of the above measures and after consideration of information provided by L&A regarding competitive incentive targets and the Compensation Committee’s own determination of appropriate incentive levels to encourage achievement of such measures, the Compensation Committee established bonus percentage multiples as a function of 2016 calendar year base salary for each executive officer, which multiples were tied to achievement of the threshold, target or stretch levels for each metric. The multiples for the NEOs are as follows:

Executive Officer	Threshold	Target	Stretch
Robert J. Saltiel	50%	100%	200%
Mark W. Smith	35.0%	70%	140%
Arthur M. Polhamus	35.0%	70%	140%
Barry M. Smith	35.0%	70%	140%
Walter A. Baker	35.0%	70%	140%

In setting multiples, the Compensation Committee believes that a stretch multiple greater than 100% was reflective of competitive norms and was appropriate for our executive officers. Multiples were established reflecting the Compensation Committee’s belief that the more senior the executive officer is, the greater the portion of total compensation that should be at risk. For each particular metric calculation, the Compensation Committee determined whether the Company had met the threshold, target or stretch level and then used the multiple of calendar year base salary for each executive officer, based upon the level achieved.

In the event a metric does not meet the threshold performance level, none of the bonus is earned for that metric. Similarly, achieving the stretch performance level earns the maximum percentage for a metric. Except for Relative Share Performance, in the event that a metric was achieved at a level between defined achievement levels, the Compensation Committee makes a linear interpolation to determine the bonus earned for that metric.

Evaluation of Performance Results

For fiscal year 2016, the Compensation Committee reviewed the Company’s overall results against approved corporate performance targets as follows:

Safety Performance. For fiscal year 2016, the Compensation Committee set the target for TRIR at 0.33. We concluded the fiscal year with a TRIR of 0.68 which did not meet the threshold and represented a decrease in safety performance from our TRIR of 0.36 achieved in fiscal year 2015. As TRIR did not meet the threshold, no payment of the portion of the annual bonus attributable to this metric for any NEO was approved by the Compensation Committee as shown below in the table under “Formulaic Portion of the Annual Incentive

Bonus”. The PSIR target for fiscal year 2016 was 0.20. We achieved a PSIR of 0.10 in 2016, which outperformed our stretch goal of 0.16. As the PSIR outperformed the stretch goal, the Compensation Committee approved a stretch level of payment of the portion of the annual bonus attributable to this metric for each NEO as shown below in the table under “Formulaic Portion of the Annual Incentive Bonus”.

Financial Performance. The Adjusted EBITDA target for fiscal year 2016 was $545 million. We achieved actual Adjusted EBITDA of $601.6 million, which exceeded our stretch goal. As Adjusted EBITDA outperformed the stretch goal, the Compensation Committee approved a stretch level of payment of the portion of the annual bonus attributable to this metric for each NEO as shown below in the table under “Formulaic Portion of the Annual Incentive Bonus”.

Relative Share Performance. For fiscal year 2016, our TSR compared against our metrics peer group ranked sixth of seven companies. As relative share performance fell below the threshold, no payment of the portion of the annual bonus attributable to this metric for any NEO was approved.

Individual Objectives. For fiscal year 2016, each NEO, other than Mr. Saltiel, was evaluated by the Compensation Committee on the achievement of his respective individual goals and objectives with input on performance provided by Mr. Saltiel. Mr. Saltiel’s performance against his individual goals and objectives was determined by the Compensation Committee and approved by the Company’s independent directors acting together as a group.

Mr. Saltiel, President and Chief Executive Officer, is responsible for the strategic decisions concerning the Company as well as having primary responsibility for the management of our business. Mr. Saltiel’s individual objectives were established by the Compensation Committee and included, among others, improving process safety and personal safety performance and metrics, achieving or exceeding budgeted revenues and earnings and revenue efficiency targets across our fleet, attaining satisfied or better scores on client surveys, ensuring cost controls are implemented, increasing backlog and securing initial contracts on remaining uncontracted drillships, and ensuring budgeted idling costs are achieved. Based on these considerations, the Compensation Committee subjectively assessed Mr. Saltiel’s performance for fiscal year 2016 and determined that he achieved these objectives at an absolute level of 95%.

Mr. Mark Smith, Senior Vice President and Chief Financial Officer, is primarily responsible for financial matters such as establishing cash flow and earnings estimates, implementing our annual budget process, maintaining internal financial controls, managing taxation issues and meeting financial reporting and compliance requirements. In addition, Mr. Smith provides oversight and leadership to the Company’s IT function. Mr. Smith’s individual objectives included, among others, developing and implementing a capital structure plan to maximize liquidity and bridge the Company through maturity of our credit facility, transition of the fleet’s satellite communication to a new provider at a reduced cost, continued cost control initiatives, and overseeing the implementation of the second phase of the Company’s cyber security strategy. The Committee subjectively assessed Mr. Smith’s performance for fiscal year 2016 and determined that he achieved these objectives at an absolute level of 120%.

Mr. Polhamus, Senior Vice President, Operations, is the Company’s principal operating officer and is responsible for the overall direction and oversight of worldwide rig operations. Mr. Polhamus’s individual objectives included, among other things, improving process safety and personal safety results, improving environmental results, meeting or exceeding revenue efficiency targets, achieving satisfied or better scores on client surveys and controlling repair and maintenance, inventory and personnel costs. The Committee subjectively assessed Mr. Polhamus’s performance for fiscal year 2016 and determined that he had achieved these objectives at an absolute level of 95%.

Mr. Barry Smith, Senior Vice President, Technical Services, is responsible for the Company’s engineering and maintenance functions. He also leads the group charged with the execution of the Company’s newbuild construction projects and activities as well as regulatory, maintenance and upgrade projects that may involve the active rig fleet. In addition, he oversees the Company’s supply chain function. Mr. Smith’s individual objectives included, among others, managing idling costs, completing out of service periods within budget, reducing vendor service rates, controlling repair and maintenance and inventory costs, meeting or exceeding revenue efficiency targets, and achieving savings in rig operating costs. The Committee subjectively assessed Mr. Smith’s performance for fiscal year 2016 and determined that he achieved these objectives at an absolute level of 100%.

Mr. Baker, Senior Vice President, General Counsel and Corporate Secretary, is the Company’s chief legal officer and is responsible for the oversight of the Company’s legal and internal audit functions. He also has responsibility for the Company’s compliance programs. Mr. Baker’s individual objectives included, among others, maintaining and enhancing compliance training and testing, support of other corporate groups and transactions, developing risk-based yearly audit plans and pursuit of successful resolution of various litigation matters. The Committee subjectively assessed Mr. Baker’s performance for fiscal year 2016 and determined he achieved these objectives at an absolute level of 100%.

The Compensation Committee endorsed the determinations made by Mr. Saltiel with respect to the level achieved by each NEO, and determined the level achieved by Mr. Saltiel, which were collectively between 95% and 120%, as shown below:

Executive Officer	Weight of FY2016 Formula- Based Individual Objectives		Absolute Level Achieved(1)		Adjusted Weight		Annual Bonus Target as % of Salary		Level Achieved as % of Bonus Target
Robert J. Saltiel	15%	x	95%	=	14.3%	x	100%	=	14.3%
Mark W. Smith	15%	x	120%	=	18.0%	x	70%	=	12.6%
Arthur M. Polhamus	15%	x	95%	=	14.3%	x	70%	=	10.0%
Barry Smith	15%	x	100%	=	15.0%	x	70%	=	10.5%
Walter A. Baker	15%	x	100%	=	15.0%	x	70%	=	10.5%

(1)	This column reflects the overall assessment of individual performance results measured against established individual objectives for fiscal year 2016.

Formulaic Portion of the Annual Incentive Bonus.

At the end of fiscal year 2016, the Compensation Committee completed the evaluation of our results and the weight of metrics discussed above to ensure that the formula-driven portion of the incentive bonus determinations was appropriate and commensurate with the accomplishments posted. Formulaic bonus determinations for fiscal year 2016 for NEOs were as follows:

Corporate Goals and Metrics			Adjusted Level by NEO
Metrics	Weight	Level Achieved	Mr. Saltiel	Mr. Mark Smith	Mr. Polhamus	Mr. Barry Smith	Mr. Baker
TRIR	12.5%	Below Threshold	0%	0%	0%	0%	0%
PSIR	12.5%	Above Stretch	25%	17.5%	17.5%	17.5%	17.5%
Adjusted EBITDA	45%	Above Stretch	90%	63%	63%	63%	63%
TSR vs. Metrics Peer Group	15%	Below Threshold	0%	0%	0%	0%	0%
Individual Objectives	15%	95% to 120%	14.3%	12.6%	10%	10.5%	10.5%

Total Formulaic Percentage	100%		129.3%	93.1%	90.5%	91.0%	91.0%

Annual Base Salary			$814,000	$370,000	$384,000	$373,000	$368,000
Formulaic Portion – 50% of Annual Base Salary times Total Formulaic Percentage			$525,800	$172,200	$173,400	$169,600	$167,300

Non-Formulaic Portion of Annual Incentive Bonus

For each of the NEOs, other than Mr. Saltiel, the Compensation Committee determined the non-formulaic portion of the annual incentive bonus by assessing the officer’s performance and contributions both against individual goals and objectives established for each officer at the beginning of the fiscal year and against other relevant factors not covered directly by the individual goals and objectives, including, but not limited to, each officer’s performance and contributions to: overall corporate results; achievement of safety and operational reliability targets; achievement of cost control measures; and other factors as they related to both individual performance and overall Company performance in fiscal year 2016. The competitive compensation data provided by L&A for the position held by each officer was also considered, as appropriate.

For fiscal year 2016, the Compensation Committee recognized the strategic steps taken by management to position the Company to withstand the sustained industry downturn, including: developing and implementing a capital structure plan to maximize liquidity and bridge the Company through maturity of our credit facility; implementing cost control initiatives to preserve liquidity while maintaining assets and operational integrity; and executing Non-Competition and Non-Solicitation Agreements to retain key employees including executive management. The Committee also noted achievements in exceeding budgeted Adjusted EBITDA goals and a reduction in PSIR. While recognizing these achievements, the Compensation Committee also believed it was important to balance them against the performance gaps in relative and absolute shareholder return, the erosion of contract backlog, and the performance below threshold in TRIR. After weighing the relevant factors, the Compensation Committee determined to award the non-formulaic portion of the annual incentive bonus as set forth in the table below.

The Committee awarded Mr. Saltiel an amount for the non-formulaic portion of annual incentive bonus, primarily based on the Committee’s assessment of his personal contributions, his leadership, and the performance of the Company in key functional areas as well as the factors set forth above. While the Committee wished to recognize good performance in a difficult environment, they also acknowledged shareholder concerns regarding the Company’s relative stock price performance in comparison to its peers. Accordingly, the Compensation Committee exercised its negative discretion to reduce Mr. Saltiel’s non-formulaic portion such that the total bonus for Mr. Saltiel was below the 50% market percentile. The Committee believed this would further align Mr. Saltiel’s performance with that of the Company’s shareholders over the long-term and through the anticipated remainder of the industry downturn.

Non-formulaic bonus determinations for fiscal year 2016 for NEOs were as follows:

	Mr. Saltiel	Mr. Mark Smith	Mr. Polhamus	Mr. Barry Smith	Mr. Baker
Annual Base Salary	$814,000	$370,000	$384,000	$373,000	$368,000
Total Non-Formulaic Percentage	49%	68%	58%	57%	45%

Non-Formulaic Portion – 50% of Annual Base Salary times Total Non-Formulaic Percentage	$200,000	$87,800	$78,600	$74,400	$57,700

The Committee’s exercise of negative discretion with regard to the non-formulaic bonus determination for Mr. Saltiel has resulted in a reduction of the amount awarded for the past three years, as follows: 2014 –$618,400; 2015 – $253,000; and 2016 – $200,000.

Final Bonus Determination.

At the end of fiscal year 2016, the Compensation Committee completed the evaluation of our results and the weighing of metrics discussed above to ensure that the combined formula-driven and the non-formulaic portions of the incentive bonus determinations, which are intended to reward the performance and contributions of our executive officers, were appropriate and commensurate with the accomplishments posted. Except for Mr. Mark Smith, the final bonus determinations resulted in a year over year reduction for the NEOs. The Compensation Committee’s exercise of negative discretion in respect of Mr. Saltiel’s non-formulaic bonus determination resulted in a 16.6% year over year reduction for Mr. Saltiel. Mr. Mark Smith’s 2015 bonus was lower due to the proration of his bonus as a result of the short period in which he has occupied his current position. For 2016, Mr. Mark Smith’s full year in his current position and superior performance in developing and implementing a capital structure plan to maximize liquidity and bridge the Company through maturity of our credit facility resulted in a higher incentive bonus award. In addition, the Compensation Committee reviewed the market survey information provided by L&A to ensure that the incentive bonus amounts resulting from this evaluation fully support our compensation philosophy and are closely aligned with shareholder interests. The Compensation Committee made the final bonus determinations for our NEOs as follows:

	Mr. Saltiel	Mr. Mark Smith	Mr. Polhamus	Mr. Barry Smith	Mr. Baker
Annual Base Salary	$814,000	$370,000	$384,000	$373,000	$368,000
Approved Multiplier (“Target”) as % of Annual Salary	100.0%	70.0%	70.0%	70.0%	70.0%
Bonus Target Amount – Target x Annual Base Salary	$814,000	$259,000	$268,800	$261,100	$257,600
Formulaic Portion	$525,800	$172,200	$173,400	$169,600	$167,300
Non-Formulaic Portion	$200,000	$87,800	$78,600	$74,400	$57,700

Total Bonus Amount	$725,800	$260,000	$252,000	$244,000	$225,000

Total Bonus Amount as % of Salary	89%	70%	66%	65%	61%
Total Bonus Amount as % of the Maximum Bonus Opportunity	45%	50%	47%	47%	44%
Total Bonus Amount as % of 2015 Bonus Amount	-16.6%	+4.0%	-3.8%	-3.9%	-3.0%

The Compensation Committee’s incentive bonus recommendations were endorsed by L&A based upon its review of relevant competitive information, including analysis of incentive and performance-related bonus amounts paid by our compensation peer group for comparable jobs and of the proportion represented by bonus amounts in the total direct compensation for each benchmarked job. The bonus amounts recommended by the Compensation Committee for fiscal year 2016 were under the market 50th percentile, however, the Compensation Committee deemed that appropriate given the current market conditions. The total bonus amount as a percentage of the target award for each of the NEOs was as follows: Mr. Saltiel, 89%; Mr. Mark Smith, 100%; Mr. Polhamus, 94%; Mr. Barry Smith, 94%; and Mr. Baker, 87%. The proportion represented by the bonus amounts as a percentage of the total direct compensation remains within the overall competitive range. The Compensation Committee believes that the recommended fiscal year 2016 incentive bonus awards support the objectives of our compensation program.

Long-Term Stock Incentive Awards

The Compensation Committee considers stock ownership by management through stock-based compensation arrangements beneficial in aligning management’s and shareholders’ interests. Under the provisions of our shareholder-approved Atwood Oceanics, Inc. 2013 Long-Term Incentive Plan (the “2013 Plan”), the Compensation Committee has the ability to grant stock options, restricted stock and restricted stock unit awards, stock appreciation rights (“SARs”), and performance units to eligible employees and to grant nonqualified stock options, restricted stock and restricted stock unit awards, SARs and performance units to eligible directors.

The Compensation Committee grants long-term incentive awards to our executive officers, including our NEOs, in line with competitive market norms based upon each officer’s performance in a fiscal year. These awards are primarily designed to tie a substantial portion of each executive officer’s compensation to longer-term future performance of the Company and to support the philosophy adopted by the Compensation Committee. The grant determinations are made by the Compensation Committee using, as a reference, the relevant competitive market information and recommendations provided to the Compensation Committee by L&A, in order to provide an appropriate level of total direct compensation compared to compensation of executive officers in our compensation peer group. The Compensation Committee sets the individual grant values to reflect (a) the level of responsibility of each executive officer and his potential impact on the long-term success of the business, (b) the intent to encourage distinctive levels of long-term performance and contributions, (c) talent retention considerations as appropriate, and (d) tenure with the Company. Consistent with our at-risk performance-based pay philosophy, long-term incentive awards comprise a significant portion of our NEOs’ total compensation. We do not time the release of material nonpublic information for the purpose of affecting the value of executive compensation.

Determination of Awards

For fiscal year 2016, the Compensation Committee awarded annual grants of restricted stock units and performance-based RSUs to our NEOs. In determining to award performance-based RSUs in 2016, the Compensation Committee considered and recognized the increased level of competition for senior level talent in the offshore drilling industry and other industries in the markets in which we operate, competitive pay for performance practices, retention of the NEOs, and the unprecedented execution challenges that the Company anticipates over the next several years, including managing the continued effects of the downturn, maintaining access to liquidity and the ability to obtain contracts for our fleet. Furthermore, the Compensation Committee intends to ensure a strong level of alignment between the prospective compensation provided to our NEOs and the measurable outcomes of superior longer-term performance. In so doing, the Compensation Committee determined to provide our executive officers, including our NEOs, with meaningful incentives to focus on and achieve industry-leading share price performance for the Company relative to its major offshore drilling peers. The Compensation Committee also reviewed information and recommendations provided to the Compensation Committee by L&A, as well as relevant information provided by the Company’s outside legal and tax counsel.

To determine long-term incentive awards granted in a year, the Compensation Committee first approves a target aggregate grant date fair value to be awarded to each NEO. The target aggregate grant date fair value is then allocated among the types of awards granted for such year. For fiscal year 2016, the Compensation Committee determined to allocate the target aggregate grant date fair value equally between restricted stock units and performance-based RSUs. The amount allocated to the type of award is then divided by the grant date fair value for that type of award to arrive at the number of awards for the NEO.

Restricted Stock Units

Restricted stock units granted to NEOs under the 2013 Plan for 2016 and prior years “cliff” vest 100% at the end of the three-year period following the date of grant, subject to accelerated vesting upon a change-of-control. In November 2016, with the endorsement of L&A and in order to match the prevalent practice among the Company’s peers the Compensation Committee determined to modify the vesting schedule for future awards of time-based restricted stock units to vest in one-third increments over a three-year period commencing on the first anniversary of the date of grant, subject to accelerated vesting upon a change-of-control.

Performance-Based Restricted Stock Units

Performance-based RSUs granted to NEOs under the 2013 Plan vest on the third anniversary of the date of grant with respect to a number of shares of our common stock determined by comparing our TSR over a three-year performance period relative to the TSR of our metrics peer group composed of Diamond Offshore Drilling, Inc., Ensco plc, Noble Corporation plc, Rowan Companies plc, Seadrill Ltd. and Transocean Ltd. The Compensation Committee selected the metrics peer group due to the relative scope, complexity and profile of the

Company’s operations. Performance-based RSUs are subject to acceleration upon a change-of-control at target. For fiscal year 2016 and prior years, at the end of a three-year performance period, each company in the metrics peer group is ranked from high to low based on the TSR achieved. The award payment schedule for each NEO is determined based on the Company’s TSR rank as follows:

TSR Rank	Percentage Earned
1	200%
2	150%
3	100%
4	75%
5	50%
6	0%
7	0%

The Compensation Committee believes the performance component aligns with our compensation philosophy of rewarding performance relative to our competitors and rewarding enhancement of shareholder value.

In November 2016, with the endorsement of L&A and in order to address volatility in the Company stock but retain the alignment of performance with the Company’s shareholders, the Compensation Committee determined to modify the form of future grants of performance-based awards. Grants for fiscal year 2017 and future years may be made in stock-settled performance-based RSUs (“Stock-Settled PRSUs”) and cash-settled performance-based RSUs (“Cash-Settled PRSUs”). The Stock-Settled PRSUs and Cash-Settled PRSUs each provide for vesting upon the completion of a three-year performance period which consists of four measurement periods with 50% of the award measured annually over three one-year performance periods and 50% of the award measured at the end of the three-year performance period. The amount in which the grantee vests at the completion of the three-year performance period ranges from 0% to 200% and is determined by comparing the Company’s total shareholder return relative to the total shareholder return of a pre-selected peer group for each of the measurement periods, subject to the grantee’s continuous service through such determination date. Stock-Settled PRSUs are settled in the Company’s common stock and Cash-Settled PRSUs are settled in cash based on the fair market value of the shares of the Company’s common stock.

Fiscal Year 2016 Long-Term Incentive Award Grants

In November 2015, the Compensation Committee recommended granting long-term incentive awards for fiscal year 2016 to our NEOs as follows:

Executive Officer	Target Aggregate Grant Date Fair Value	Restricted Stock Units	Performance-Based Restricted Stock Units(1)
Robert J. Saltiel	$3,334,860	109,125	106,681
Mark W. Smith	$678,050	22,188	21,691
Arthur M. Polhamus	$703,836	23,031	22,516
Barry M. Smith	$685,690	22,438	21,935
Walter A. Baker	$658,950	21,563	21,080

(1)	The performance period for performance-based RSUs granted for fiscal year 2016 begins November 19, 2015 and ends November 18, 2018. The award payment schedule for each NEO will be determined based on the Company’s TSR rank as set forth in “Long-Term Incentive Awards – Performance-Based Restricted Stock Units” above.

When making equity grants, as part of its stewardship of the authorized shares under the 2013 LTIP, the Compensation Committee considers the volatility in the market price of the Company’s common stock, burn rate, dilution, and overhang in addition to the factors discussed in “Determination of Awards” above. The Company is more susceptible to volatility in the market price for its stock as a result of its relative size in comparison to its peers, as larger companies may be better suited to absorb the impact of positive and negative fluctuations in the market. There is also a high short interest in the Company’s stock, which tends to increase volatility when short interest positions are covered as the stock price increases. For fiscal year 2016, to address the high volatility in the Company’s common stock and concerns related to an unusually large number of shares being subject to grants, including burn rate, dilution and overhang, the Compensation Committee set a floor price of $16 per share to determine the number of long-term incentive awards granted. As the closing price on the date of grant was below the $16 floor price, the original total target aggregate grant date fair value was adjusted by the ratio of the closing price of our common stock on the grant date to the $16 floor price. The amounts set forth in the table above reflect such adjusted total aggregate grant date fair value. Fifty percent of this adjusted grant date award value was then divided by the grant date fair value of a restricted stock unit and performance-based RSU, respectively, to determine the number of restricted stock units and performance-based RSUs granted.

Fiscal Year 2017 Long-Term Incentive Award Grants

In November 2016, the Compensation Committee recommended granting long-term incentive awards for fiscal year 2017 to our NEOs as follows:

Executive Officer	Target Aggregate Grant Date Fair Value	Restricted Stock Units	Stock Settled PRSUs(1)	Cash Settled PRSUs(1)(2)
Robert J. Saltiel	$3,444,200	219,936	83,066	120,184
Mark W. Smith	$710,000	45,338	41,899	—
Arthur M. Polhamus	$704,000	44,955	41,545	—
Barry M. Smith	$686,000	43,806	40,482	—
Walter A. Baker	$659,000	42,082	38,889	—

(1)	The performance period for performance-based RSUs granted for fiscal year 2017 begins November 17, 2016 and ends November 16, 2019. The award payment schedule for each NEO will be determined based on the Company’s TSR rank utilizing four measurement periods as set forth in “Long-Term Incentive Awards –Performance-Based Restricted Stock Units” above.
(2)	The depressed price of the Company’s stock as a result of the current industry downturn led to Mr. Saltiel reaching the maximum limit for equity awards for a calendar year under the current 2013 Plan. The value of total long-term incentive awards in excess of the maximum limit for equity awards for a calendar year was delivered in the form of Cash-Settled PRSUs.

The grant date fair values of restricted stock units granted for fiscal years 2017 and 2016 were determined in accordance with ASC Topic 718 and are based on the fair market value of our common stock on the date of grant. The grant date fair values of performance-based RSUs granted for fiscal years 2017 and 2016, and the 2017 performance-based cash award for Mr. Saltiel were determined in accordance with ASC Topic 718 and are determined using a Monte Carlo simulation. Under SEC rules, the grant date fair values exclude the impact of estimated forfeitures related to service-based vesting conditions.

Non-Competition and Non-Solicitation Agreement

The Compensation Committee monitors the retention value of unvested long-term incentive awards granted to the NEOs on a regular basis. In light of the value of the Company’s unvested incentive awards falling significantly, certain of the NEOs receiving solicitations of employment from the Company’s competitors and the potential cost to replace departing executive officers, the Compensation Committee determined that additional measures to retain executive officers were critical to ensure the continuity of leadership of the Company during the current industry downturn in order to position the Company to succeed when the offshore drilling industry recovers. The Compensation Committee considered the scarcity of seasoned executives required to fulfill potential vacancies and reviewed the potential cost to replace departing executive officers in determining the need for a retention vehicle. The Committee then analyzed the value of long-term incentive awards of certain of the Company’s peers that are deemed to represent the greatest competition for talent. The ratio of the value of long-term incentive awards retention value to salary for those companies ranged from 1.6 to 13.3, as compared to a ratio of 1.0 or less for executive officers of the Company. In order to align the NEOs with the interests of the shareholders and considering potential dilution and run rate concerns, the Compensation Committee determined to structure the retention awards as a combination of equity and cash. Given the uncertainty of the market for the offshore drilling industry, the Committee determined that time-vested awards would have a higher retentive value than performance awards. The Committee also believed it important that the Company receive additional value in exchange for the grant of the award. At the Committee’s request, L&A performed an independent valuation to determine a recommended value for the awards. The value of the award approved by the Committee for each of the NEOs was less than the amounts reflected in L&A’s valuation report. At the recommendation of L&A, the Committee determined to grant an award of equity and cash in exchange for an NC/NS Agreement, thus providing a retention benefit to the NEOs and reducing the risk of departures to competitors. In consideration of the grant, each of our NEOs entered into an NC/NS Agreement in the form approved by the Board of Directors in May 2016. We believe the NC/NS Agreement is consistent with our compensation philosophy and objectives and was entered into in recognition of:

•	the low retention value of outstanding equity awards, particularly in comparison to top executives at peer group companies;

•	solicitations of certain of the Company’s NEOs for external employment opportunities; and

•	the cost of retention being lower than the cost of replacement (1.5-2.5 times previous years’ compensation) for NEOs.

Each NC/NS Agreement has a two-year term and includes customary non-compete and non-solicitation covenants during its term, with the non-solicitation covenant extending for an additional one-year period following the term of the NC/NS Agreement. The NC/NS Agreement also provides for forfeiture and clawback of awards issued under the NC/NS Agreement if the officer is terminated for cause or breaches the non-competition or non-solicitation covenants.

Pursuant to the NC/NS Agreement, each NEO received an initial cash payment in consideration for entering into the NC/NS Agreement and received time-vested cash and equity awards, the value of all of which was determined in consultation with L&A. In particular, L&A conducted an independent analysis to determine the value of NC/NS Agreements. The initial cash payment equaled 10% of the total grant date fair value of the cash and equity awards. The time-vested cash and equity awards were for an aggregate amount equal to 325% of base salary for Mr. Saltiel and 260% of base salary for each of Messrs. Mark Smith, Polhamus, Barry Smith and Baker, with 50% of such amount being payable in cash awards and 50% being payable in equity awards with the following terms:

•	Cash awards were granted in May 2016, and vest on the second anniversary of the grant date.

•	Equity awards consisting of restricted stock unit awards were granted in May 2016, and vest on the second anniversary of the grant date.

Each NC/NS Agreement also provides for accelerated vesting of the cash and equity awards, in whole or in part, upon death, disability, involuntary termination without cause or change of control (each as defined in the NC/NS Agreement).

The initial payment, aggregate grant date fair value and amounts of the awards for each of the NEOs is as follows:

Executive Officer	10% Initial Cash Payment	Aggregate Grant Date Fair Value	Cash Award Payable in 2018	Restricted Stock Units Vest in 2018(1)
Robert J. Saltiel	$264,550	$2,645,500	$1,322,750	113,932
Mark W. Smith	$96,200	$962,000	$481,000	41,430
Arthur M. Polhamus	$99,840	$998,400	$499,200	42,997
Barry M. Smith	$96,980	$969,800	$484,900	41,766
Walter A. Baker	$95,680	$956,800	$478,400	41,206

(1)	The grant date fair value of the restricted stock units was as follows: Mr. Saltiel, $1,332,750; Mr. Mark Smith, $481,000; Mr. Polhamus, $499,200; Mr. Barry Smith, $484,900; and Mr. Baker, $478,400. The closing price of the Company’s common stock on the date of grant, May 25, 2016, was $11.61, which determined the number of units granted.

Change of Control Arrangements

We believe that the competitive marketplace for executive level talent and our desire to minimize turnover and retain our executive officers, including our NEOs, requires us to provide certain severance benefits. We also believe the provision of these benefits serves the interests of our shareholders by encouraging certain valued employees to remain employed with the Company in the event of a change of control. The Company has entered into Change of Control Agreements with each NEO, including Mr. Saltiel, in replacement of any prior employment or other severance agreement entered into between the Company and the executive. The agreements standardize change of control benefits for our executive officers and provide benefits that are competitive to those provided by our compensation peer group. Each agreement contains “double-trigger” requirements for cash payments relating to termination of employment other than for cause following a change of control. For more information regarding change of control arrangements, see “Executive Compensation – Potential Payments Upon Termination or Change of Control.”

The Compensation Committee believes the provision of such change of control benefits is competitive and appropriate in light of our compensation peer group. In reaching such determination, the Compensation Committee considered L&A’s change of control analysis, surveys, and reviewed the amounts payable by the compensation peer group to similarly situated executives in the event of a termination of employment in connection with a change of control.

Benefits relating to termination of employment in a post change of control employment period payable to Mr. Saltiel and the other NEOs were considered as part of their overall compensation packages.

Perquisites and Benefits

NEOs are eligible to participate in the Company’s benefit plans on the same terms as other employees. The Company’s 401(k) Retirement Plan (the “Retirement Plan”) is a qualified defined contribution plan which allows employees, including NEOs, to save for retirement through a tax-advantaged combination of employee and Company contributions. Prior to January 1, 2016, employee contributions were matched by the Company up to 200% of the first 5% of salary contributed by the employee. Effective January 1, 2016, employee contributions are matched by the Company up to 100% of the first 5% of salary contributed by the employee. In 2016, NEOs were eligible for participation, along with certain senior management personnel, in the non-qualified Benefits Equalization Plan, a program that allows for tax-deferred contributions in excess of allowable amounts permitted under the Retirement Plan of up to 100% of the first 5% of salary and bonus contributed by the employee. The benefits provided through elective participation in the Benefits Equalization Plan are secured through a Rabbi Trust and all vested amounts must be withdrawn in a participant’s elective period not to exceed ten years commencing six months following termination of employment. Effective as of September 1, 2016, Company contributions under both the Retirement Plan and the Benefits Equalization Plan was vested.

The Company also provides NEOs with perquisites and other personal benefits that the Company and the Compensation Committee believe are reasonable and consistent with its overall compensation program. NEOs are covered under the Company’s Salary Continuation Plan, formerly named the Executive Life Insurance Plan, which provides for salary continuation to the executive’s beneficiary upon the executive’s death. Payments equal to 2.5 times annual salary are payable in 30 installments or, in the event of death due to accidental causes, payments equal to five times annual salary are payable in 60 installments. In addition, the Company provides each of our NEOs the benefit of membership to a designated luncheon and exercise facility and reimbursements of up to $2,150 for a yearly, comprehensive physical examination. Certain NEOs are also provided supplemental life insurance benefits. The increased life insurance benefits offered to our NEOs respond to competitive considerations and to the importance of each officer to our long term success.

STOCK OWNERSHIP POLICY

In furtherance of the Board of Director’s goal of promoting sound corporate governance practices, the Company’s stock ownership policy assists in aligning the financial interests of the Company’s directors and senior employees with those of its shareholders. We believe that it is important that directors and senior employees maintain a certain level of ownership of shares of our common stock, and this policy is designed to help achieve this objective and further highlight and promote our commitment to sound corporate governance. For purposes of determining stock ownership, equity award grants are considered owned for purposes of this policy, Executive officers and directors subject to this policy are required to achieve a minimum ownership requirement by four years from the later of (a) December 31, 2011 or (b) the date of being elected a director, being named an executive officer or otherwise being designated as a covered employee, or the date of the promotion that causes a covered employee to be subject to a greater ownership requirement. Upon achieving his or her respective minimum ownership requirement, each director or covered employee must continue to maintain the minimum ownership requirement at all times during a given calendar year and for so long as the director or covered employee remains subject to this policy.

Each director and covered employee must maintain the number of qualifying shares of common stock, as defined in the policy, with a fair market price equal to a multiple of the director’s base annual retainer or the covered employee’s annual base salary. The ownership requirements are as follows:

•	For directors, the minimum ownership requirement is four times the base annual retainer.

•	For Mr. Saltiel, the minimum ownership requirement was set at five times his annual base salary;

•	and for Messrs. Mark Smith, Polhamus, Barry Smith and Baker, the minimum ownership requirement was set at three times their respective annual base salary.

By the first day of December of each year, directors and covered employees will be required to certify to the Compensation Committee their holdings of common stock and level of compliance with their minimum ownership requirement. All directors and covered employees comply with the policy.

The failure by a director or covered employee to meet or to demonstrate sustained progress toward the achievement of the applicable minimum ownership requirement will result in the imposition of a restriction on sales of common stock and may result in a reduction in the value of future long term incentive grants or exclusion from future grants until compliance is achieved.

CLAWBACK POLICY

Our Corporate Governance Guidelines contain a provision which provides that in the event that any executive officer is in violation of our Code of Business Conduct and Ethics or Code of Ethics for the Chief Executive Officer and Senior Financial Officers or applicable law or regulations or there is a downward adjustment or restatement of corporate financial or non-financial performance results, the Compensation

Committee may seek recovery of compensation paid to the executive officers involved, whether in whole or in part, or take other remedial action as appropriate, to recover repayment of any bonuses or long-term incentive awards.

ASSESSMENT OF RISK AND RECOVERY OF COMPENSATION

Our Audit Committee and Board of Directors employ a risk management process conducted periodically to ensure that potential risks that might arise from any of our executive compensation practices and policies do not result in potential adverse impact on the Company, financially or otherwise. The Compensation Committee has reviewed the policies and guidelines underlying our executive compensation determinations and concluded that the following factors promote the creation of long-term value and thereby discourage behavior that leads to excessive or unnecessary risk:

•	individual cash incentives are made within the boundaries of approved fixed maximum awards as applicable to each NEO;

•	the short-term performance metrics considered in annual bonus determinations are supplemented with diverse performance measures;

•	the members of the Compensation Committee who approve final bonus recommendations are independent; and

•

NEOs receive the majority of their total direct compensation in the form of long-term incentives with multi-year vesting to align the interests of the NEOs with long term value creation for our shareholders.

TAX CONSIDERATIONS

Section 162(m) of the Code limits the deductibility of compensation paid to each of our NEOs to $1 million annually for federal income tax purposes unless the compensation is performance-based as described in Section 162(m) and the related regulations. In designing compensation plans and making compensation decisions, the Compensation Committee considers the potential deductibility of the proposed compensation. However, the Compensation Committee may elect to approve compensation that exceeds the limit in order to ensure competitive levels of compensation for our executive officers and if it believes that such compensation is in the best interests of the Company and its shareholders. As a result, certain compensation paid to our NEOs may not be deductible by the Company for tax purposes.

COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with Company management the Compensation Discussion and Analysis included in this proxy statement. Based on that review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation and Human Resources Committee:

Deborah A. Beck, Chair

George S. Dotson

Jack E. Golden

Jeffrey A. Miller

James R. Montague

Phil D. Wedemeyer

January 9, 2017

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3)(4) ($)	Non-Equity Incentive Plan Compen- sation(5) ($)	Change in Pension Values and Non-qualified Deferred Compen- sation Earnings(6) ($)	All Other Compen- sation(7) ($)	Total ($)

Robert J. Saltiel	2016	829,292	464,550	4,657,605	525,800	97,067	168,824	6,743,138
President and Chief	2015	818,861	253,000	3,879,589	617,000	0	189,225	5,757,675
Executive Officer	2014	765,675	618,400	3,684,000	352,000	0	218,877	5,638,952

Mark W. Smith(8)	2016	370,000	184,000	1,159,065	172,200	13,932	48,681	1,947,878
Senior Vice President, and Chief Financial Officer	2015	287,397	51,000	751,419	199,000	0	49,057	1,337,873

Arthur M. Polhamus	2016	383,229	178,440	1,203,034	173,400	112,293	59,737	2,110,133
Senior Vice President,	2015	378,667	51,000	818,804	211,000	0	74,122	1,533,593
Operations	2014	356,235	175,200	760,000	116,000	44,059	73,946	1,525,440

Barry M. Smith	2016	372,756	171,380	1,170,600	169,600	64,776	60,543	2,009,655
Senior Vice President,	2015	368,318	48,000	798,205	206,000	0	69,455	1,489,978
Technical Operations	2014	345,004	172,800	740,000	109,000	47,699	63,713	1,478,216

Walter A. Baker	2016	367,584	153,380	1,137,365	167,300	38,903	48,850	1,913,382
Senior Vice President,	2015	363,208	39,000	766,820	193,000	0	61,470	1,423,498
General Counsel and Corporate Secretary	2014	342,560	127,200	720,000	111,000	19,277	61,719	1,381,756

(1)	Includes a $15,647 cash payment for accrued but unused vacation for Mr. Saltiel for fiscal year 2016.
(2)	The amounts disclosed in this column include the non-formulaic portion of cash bonus awards earned for performance in the designated fiscal year but which are paid in December of the following fiscal year, as follows: Mr. Saltiel, $200,000; Mr. Mark Smith, $87,800; Mr. Polhamus, $78,600; Mr. Barry Smith, $74,400; and Mr. Baker, $57,700. See “Compensation Discussion and Analysis – Components of Our Executive Compensation Program – Annual Incentive Bonuses.” While not a traditional “bonus”, we are required to also disclose in this column the 10% initial cash payment made to each of our executive officers as partial consideration for the execution of the NC/NS Agreements as follows:

Name	10% NC/NS Initial Cash Payment Amount($)
Robert J. Saltiel	264,550
Mark W. Smith	96,200
Arthur M. Polhamus	99,840
Barry M. Smith	96,980
Walter A. Baker	95,680

See “Compensation Discussion and Analysis – Non-Competition and Non-Solicitation Agreement.”

(3)	The amounts disclosed in this column include the grant date fair value of the restricted stock unit awards granted to each NEO. Under SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The grant date fair value of the awards is calculated using the closing price of our common stock on the date of grant. For additional information, see Note 7 to our consolidated financial statements in our 2016 Form 10-K. For 2016, the amounts also include the grant date fair value of the restricted stock unit award granted as consideration for the NC/NS Agreement as follows:

Name	Grant Date Fair Value NC/NS Restricted Stock Unit Award ($)
Robert J. Saltiel	1,332,750
Mark W. Smith	481,000
Arthur M. Polhamus	499,200
Barry M. Smith	484,900
Walter A. Baker	478,400

See “Compensation Discussion and Analysis – Non-Competition and Non-Solicitation Agreement.”

(4)	The amounts disclosed in this column also include the grant date fair value of performance-based RSUs based on the achievement of target level performance conditions of the awards. The grant date fair value of the awards was determined through the use of the Monte Carlo simulation method. For additional information, see Note 7 to our consolidated financial statements in our 2016 Form 10-K. Assuming the highest level of performance conditions were achieved, the grant date fair value of performance-based RSUs granted in fiscal year 2016 would have been as follows: $3,334,848 for Mr. Saltiel; $678,060 for Mr. Mark Smith; $703,850 for Mr. Polhamus; $685,688 for Mr. Barry Smith; $658,960 for Mr. Baker.
(5)	The amounts disclosed in this column reflect the formulaic portion of cash bonus awards earned for performance in the designated fiscal year but which are paid in December of the following fiscal year. See “Compensation Discussion and Analysis – Components of Our Executive Compensation Program – Annual Incentive Bonuses.”
(6)	Amounts for fiscal years 2015 and 2014 listed as zero reflect negative earnings in the amount of $27,507 and $60, respectively, for Mr. Saltiel. Amounts for fiscal year 2015 listed as zero reflect negative earnings as follows: Mr. Mark Smith – $2,619; Mr. Polhamus –$21,987; Mr. Barry Smith – $22,859; and Mr. Baker – $5,113.
(7)	All other compensation for 2016 includes the following amounts:

Name	Company Contributions To Retirement Plan (A)($)	Company Contributions To Benefit Equalization Plan (B)($)	Other Compensation (C)($)	Total($)
Robert J. Saltiel	13,250	143,429	12,145	168,824
Mark W. Smith	15,865	25,000	7,816	48,681
Arthur M. Polhamus	13,250	38,023	8,464	59,737
Barry M. Smith	8,468	45,739	6,336	60,543
Walter A. Baker	13,250	33,458	2,142	48,850

(A)	Amounts reflect matching contributions made for fiscal year 2016 on behalf of each NEO to the Company’s 401(k) plan, which is qualified under applicable provisions of the Internal Revenue Code and provides for employee contributions matched by the Company at 100% of the first 5% of salary contributed by the employee. Prior to January 1, 2016, employee contributions were matched by the Company at 200% of the first 5% of salary contributed by the employee.
(B)	Amounts reflect matching contributions made for fiscal year 2016 on behalf of each NEO to the Company’s Benefit Equalization Plan, which is a non-qualified plan that permits tax-deferred contributions in excess of amounts permitted under the Retirement Plan and matching contributions of up to 100% of the first 5% of salary and bonus contributed by the employee. Prior to January 1, 2016, contributions were matched by the Company at 200% of the first 5% of salary and bonus contributed by the employee.
(C)	Amounts include: (i) payments on behalf of or reimbursements made to NEOs during fiscal year 2016 for memberships to dining, golf or country clubs; (ii) payments on behalf of or reimbursements made to NEOs during fiscal year 2016 of up to $2,150 for a yearly, comprehensive physical examination; and (iii) premiums paid for supplemental life insurance and accidental death and dismemberment insurance for certain NEOs.

(8)	Mr. Mark Smith was appointed as Senior Vice President and Chief Financial Officer on June 3, 2015. In connection with the appointment, on June 3, 2015: (i) Mr. Smith’s annual base salary was fixed at $370,000; and (ii) he was awarded a grant of 8,127 restricted stock units with a grant date value of $250,000, which “cliff” vest 100% at the end of the three-year period following the date of grant. Accordingly, the disclosure herein does not include a full year of annual base salary at the new amount. Mr. Mark Smith’s appointment was based in part on the Company’s succession plan.

GRANTS OF PLAN-BASED AWARDS DURING FISCAL YEAR 2016

The following table shows, with respect to our NEOs:

•	the estimated range of cash payouts that were possible for the formulaic portion of the 2016 cash incentive bonus award;

•	the potential estimated number of shares that could be awarded with respect to the performance-based RSUs awarded in 2016 and their grant date fair values; and

•	the number of time-based restricted stock units granted during 2016 and their respective grant date fair values.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All other stock awards number of shares (#)		Grant Date Value Of Stock Awards ($)(5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert J. Saltiel	11/19/2015	203,500	406,822	814,000
	11/19/2015				0	106,681	213,362			1,667,424
	11/19/2015							109,125	(3)	1,667,430
	5/25/2016							113,932	(4)	1,332,751

Mark W. Smith	11/19/2015	64,750	129,500	259,000
	11/19/2015				0	21,691	43,382			339,030
	11/19/2015							22,188	(3)	339,033
	5/25/2016							41,430	(4)	481,002

Arthur M. Polhamus	11/19/2015	67,200	134,400	268,800
	11/19/2015				0	22,516	45,032			351,925
	11/19/2015							23,032	(3)	351,914
	5/25/2016							42,997	(4)	499,195

Barry M. Smith	11/19/2015	65,275	130,550	261,100
	11/19/2015				0	21,935	43,870			342,844
	11/19/2015							22,438	(3)	342,853
	5/25/2016							41,766	(4)	484,903

Walter A. Baker	11/19/2015	64,400	128,800	257,600
	11/19/2015				0	21,080	42,160			339,480
	11/19/2015							21,563	(3)	329,483
	5/25/2016							41,206	(4)	478,402

(1)	The amounts disclosed in these columns reflect the possible payouts under the formulaic portion of our cash bonus awards for fiscal year 2016. See “Compensation Discussion and Analysis – Components of Our Executive Compensation Program – Annual Incentive Bonuses.”
(2)	The amounts disclosed in these columns reflect the potential payouts pursuant to the performance-based RSUs granted on the date indicated. The performance-based RSUs were granted pursuant to our 2013 Plan and vest three years from the date of grant based on relative total shareholder return versus a peer group for the period beginning November 19, 2015 and ending November 18, 2018. The amount of the awards disclosed above is based on the target value of each award, but the amount which vests may range from 0% to 200% of the target award is based on actual relative total shareholder return.
(3)	Restricted stock units were granted pursuant to our 2013 Plan and vest three years from the date of grant, subject to acceleration of vesting upon the occurrence of certain events related to termination of employment or change of control of the Company.
(4)	Restricted stock units were granted pursuant to our 2013 Plan as consideration for the execution of NC/NS Agreement which vest two years from the date of grant, subject to acceleration of vesting upon the occurrence of certain events related to termination of employment or change of control of the Company. These awards are also subject to clawback in the event of breach of the NC/NS Agreement. See “Compensation Discussion and Analysis – Non-Competition and Non-Solicitation Agreement.”

(5)	The amounts disclosed in this column represent the aggregate grant date fair value of the restricted stock unit awards or performance-based RSUs granted to each NEO. Under SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The grant date fair value of the awards is calculated using the closing price of our common stock on the date of grant for the restricted stock unit awards and the Monte Carlo simulation method for performance-based RSUs and assumes the achievement of target level of performance conditions for the awards. For additional information, see Note 7 to our consolidated financial statements in our 2016 Form 10-K.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table shows the number of shares underlying unexercised options, the number of shares and value of unvested time-based restricted stock units and performance-based restricted stock units, as applicable, outstanding on September 30, 2016 for our NEOs.

	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)(1)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)(2)	Market value of shares or units of stock that have not vested ($)(3)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)(4)	Equity incentive plan awards: market value or payout value of unearned shares, units or other rights that have not vested ($)(5)
Robert J. Saltiel	72,360	0	37.41	12/9/2020
	73,964	0	41.60	12/9/2021
					308,162	2,667,928	193,106	1,678,091

Total	146,324	0			308,162	2,667,928	193,106	1,678,091

Mark W. Smith	1,555	0	37.41	12/9/2020
	7,396	0	41.60	12/9/2021
					82,513	717,038	32,619	283,459

Total	8,951	0			82,513	717,038	32,619	283,459

Arthur M. Polhamus	9,984	0	41.60	12/9/2021
					83,831	728,491	40,594	352,762

Total	9,984	0			83,831	728,491	40,594	352,762

Barry M. Smith	3,154	0	35.69	12/3/2019
	6,392	0	37.41	12/9/2020
	9,984	0	41.60	12/9/2021
					81,551	708,678	39,550	343,690

Total	19,530	0			81,551	708,678	39,550	343,690

Walter A. Baker	12,572	0	41.60	12/9/2021
					79,571	691,003	38,087	330,976

Total	12,572	0			79,571	691,003	38,087	330,976

(1)	The non-qualified stock options were granted pursuant to our Amended and Restated 2007 Long-Term Incentive Plan (“2007 Plan”) with a term of 10 years, subject to earlier termination in certain events related to termination of employment. Each option entitles the option holder to purchase one share of common stock at an exercise price equal to the fair market value of a share of common stock on the date of grant. Twenty-five percent of such options become exercisable at the end of each of year one, two, three, and four, respectively, from the date of grant. Subject to certain conditions, the exercise price may be paid by delivery of shares of common stock owned by the option holder prior to the option exercise, and tax withholding obligations related to exercise may be paid by offset of underlying shares of common stock.
(2)	The amounts disclosed in this column represent restricted stock unit awards made pursuant to our 2013 Plan and includes restricted stock units granted as long-term incentive awards, which vest at the end of three years from the date of grant, and the restricted stock units granted as consideration for executing the NC/NS Agreement, which vest at the end of two years from the date of grant. Both types of awards are subject to acceleration of vesting upon the occurrence of certain events related to termination of employment or change of control of the Company. The breakdown of awards is as follows: Mr. Saltiel, 194,230 LTI and 113,932 NC/NS; Mr. Mark Smith, 41,083 LTI and 41,430 NC/NS; Mr. Polhamus, 40,834 LTI and 42,997 NC/NS; Mr. Barry Smith, 39,785 LTI and 41,766 NC/NS; and Mr. Baker, 38,365 LTI and 41,206 NC/NS.
(3)	With respect to restricted stock units, the amounts set forth in this column include the number of shares subject to such awards multiplied by the closing price of our common stock on September 30, 2016.

(4)	The amounts disclosed in this column reflect the potential payout amount of the common stock pursuant to the performance-based RSUs granted in fiscal years 2014, 2015, and 2016 based on the target value of each award. The performance-based RSUs were granted pursuant to our 2013 Plan and vest three years from the date of grant based on relative total shareholder return versus a peer group over the three-year period, which may range from 0% to 200% of the target award based on actual relative total shareholder return.
(5)	The amounts disclosed in this column are based on the achievement of target level performance conditions of performance-based RSUs granted in fiscal years 2014, 2015, and 2016. The amounts are determined by multiplying the number of shares of common stock at target payout by the closing price of our common stock on September 30, 2016.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL YEAR 2016

	Option Awards		Stock Awards
Name	Number of Shares acquired on exercise (#)	Value Realized on exercise ($)	Number of Shares acquired on vesting (#)	Value Realized on Vesting ($)(1)
Robert J. Saltiel	0	0	37,402	543,451
Mark W. Smith	0	0	4,575	66,475
Arthur M. Polhamus	0	0	7,502	109,004
Barry M. Smith	0	0	7,023	102,044
Walter A. Baker	0	0	7,182	104,354

(1)	Represents the value of the shares on the vesting date based on the closing price of our common stock on such date. No performance-based RSUs vested in fiscal year 2016.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive contributions in Fiscal Year 2016 ($)(1)	Registrant contributions in Fiscal Year 2016 ($)(1)	Aggregate earnings in Fiscal Year 2016 ($)	Aggregate withdrawals/ Distributions ($)	Aggregate balance at September 30, 2016 ($)(1)
Robert J. Saltiel	84,965	143,429	97,067	—	1,496,184
Mark W. Smith	26,375	25,000	13,932	—	161,276
Arthur M. Polhamus	84,661	38,023	112,293	—	908,659
Barry M. Smith	31,338	45,739	64,776	—	710,322
Walter A. Baker	41,579	33,458	38,903	—	422,066

(1)	Contributions were made to a Rabbi Trust under our Benefits Equalization Plan.

Potential Payments Upon Termination or Change of Control

Executive Change of Control Agreements. A form of Executive Change of Control Agreement (the “Change of Control Agreement”) was adopted by the Board and entered into by each current executive officer of the Company. Under the Change of Control Agreement, Vice Presidents receive a multiple of 2.0, Senior Vice Presidents receive a multiple of 2.5 and the Chief Executive Officer receives a multiple of 3.0, as more particularly described below.

The Change of Control Agreement addresses the terms of executive employment and compensation in the event of a termination of employment due to a change of control of the Company. Each agreement contains “double-trigger” requirements for payments relating to termination of employment other than for cause following a change of control. The agreement includes a three-year “evergreen” term in that the agreement automatically extends so as to cover a three-year period from any date then in effect until the Company has given notice to the executive that the term will no longer be so extended; provided that, prior to a change of control, the agreement will terminate if the executive’s employment is terminated for any reason. If a change of control occurs during the term of the Change of Control Agreement, the term will end on the later of the date that is two years after the change of control or the date the Company satisfies its obligations under the agreement.

Under the Change of Control Agreement, if the Company terminates the executive’s employment without “cause” or the executive terminates the executive’s employment for “good reason” (each as defined in the agreement) within 24 months after a change of control of the Company, the Company will be required to pay to the executive in a lump sum (i) prorated amounts of the executive’s accrued salary, bonus and vacation (the “Accrued Amounts”) and (ii) an amount equal to 2.5 times for Messrs. Mark Smith, Polhamus, Barry Smith and Baker, or 3.0 times in the case of Mr. Saltiel, the sum of (a) the executive’s annual salary plus (b) the executive’s target annual bonus.

In addition, following such termination, the executive and the executive’s spouse and/or family, as applicable, will be entitled to continued participation in the Company’s welfare benefit plans, policies and programs for a period of 24 months (the “Welfare Continuation Benefit”) and any outstanding stock options held by the executive will remain exercisable for one year after termination; provided that in no event will any stock options remain exercisable later than the earlier of (i) the original expiration date of such stock options or (ii) the tenth anniversary of the original grant date for such stock options. If the executive’s employment is terminated due to disability within 24 months after a change of control of the Company, the Company will be required to pay to the executive the Accrued Amounts and provide the Welfare Continuation Benefit. If the executive’s employment is terminated due to death within 24 months after a change of control of the Company, the Company will be required to pay to the executive’s estate the Accrued Amounts and provide to executive’s spouse and/or family, as applicable, the Welfare Continuation Benefit. With respect to excise taxes on any parachute payment under the Change of Control Agreement, the agreement provides that the executive will be liable for such excise taxes; provided, however, that if reduction of the payments under the agreement to avoid excise taxes would result in a larger net after-tax payment to the executive, the payments under the agreement will be reduced.

Stock Awards. The terms of the Company’s various long-term incentive plans provide that awards granted under the plans shall be immediately vested, fully earned and exercisable upon the occurrence of a change of control and any restriction period shall terminate immediately. The terms of performance-based RSUs provide that such awards will immediately vest at the target level of the awards and be fully earned and exercisable upon the occurrence of a change of control.

Benefit Equalization Plan. Each of the NEOs participates in our Benefit Equalization Plan, which permits the executive to make tax deferred contributions, including with respect to amounts that exceed certain Code limits. In addition, prior to January 1, 2016, we made matching contributions on the amount the executive defers equal to up to 200% of the first 5% of salary and bonus contributed by the executive in excess of the Code limits applicable to our Retirement Plan. Effective January 1, 2016, the matching contribution was reduced to 100% of the first 5% of salary and bonus contributed. Upon a change of control, all amounts deferred under the Benefit Equalization Plan become payable regardless of whether the executive terminates employment. Under the Benefit Equalization Plan, a change of control is defined in accordance with Section 409A of the Code as a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company.

Salary Continuation Plan. Certain executive officers, including each of our NEOs, are covered under the Company’s Salary Continuation Plan, which provides that upon the death of an executive officer prior to age 70 while actively employed by the Company, a payment equal to 2.5 times annual salary or, in the event of death due to accidental causes, five times annual salary, will be payable to the executive’s beneficiary in 30 or 60 installments, respectively. In 2012, Board of Directors amended the Salary Continuation Plan to discontinue eligibility for newly elected executive officers.

NC/NS Agreement. The NC/NS Agreement provides that the time-vested cash and equity awards issued as consideration thereunder vest upon a change of control.

Potential Payments Table

The information below describes and quantifies certain compensation that would become payable under existing plans and arrangements if the executive’s employment had terminated on September 30, 2016, given the executive’s compensation as of such date and, if applicable, based on the closing price of our common stock on September 30, 2016. The following table reflects the Change of Control Agreements in place as of September 30, 2016, which included change in control multiples of 2.5 for Messrs. Mark Smith, Polhamus, Barry Smith and Baker, and 3.0 for Mr. Saltiel. The table also reflects vesting of cash and share awards under the NC/NS Agreement. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different than the estimates presented in the table. Factors that could affect these amounts include the timing during the year of any such event and our stock price.

Executive	Benefit	Change of Control without Termination ($)(1)	Change of Control with Termination($)	Termination by Executive For Good Reason ($)(2)	Retirement ($)	Death or Disability ($)(3)	Termination Without Cause $
R. Saltiel	Salary	0	2,440,935	2,440,935	—	2,034,113	0
	Bonus	0	2,440,935	2,440,935	—	0	0
	Benefit Continuation	0	40,034	40,034	—	0	0
	Stock Awards(4)	3,365,950	3,365,950	3,365,950	—	0	0
	Option Awards(5)	0	0	0	—	0	0
	NC/NS(6)	2,312,819	2,312,819	2,312,819	—	2,312,819	405,535

	TOTAL	5,678,769	10,600,673	10,600,673	0	4,346,932	405,535

M. Smith	Salary	0	925,000	925,000	—	925,000	0
	Bonus	0	647,000	647,500	—	0	0
	Benefit Continuation	0	27,737	27,737	—	0	0
	Stock Awards(4)	640,470	640,470	640,470	—	0	0
	Option Awards(5)	0	0	0	—	0	0
	NC/NS(6)	841,027	841,027	841,027	—	841,027	147,468

	TOTAL	1,481,497	3,081,734	3,081,734	0	1,766,027	147,468

A. Polhamus	Salary	0	958,073	958,073	—	958,073	0
	Bonus	0	670,651	670,651	—	0	0
	Benefit Continuation	0	12,745	12,745	—	0	0
	Stock Awards(4)	707,609	707,609	707,609	—	0	0
	Option Awards(5)	0	0	0	—	0	0
	NC/NS(6)	872,844	872,844	872,844	—	872,844	153,047

	TOTAL	1,580,453	3,221,922	3,221,922	0	1,830,917	153,047

B. Smith	Salary	0	931,890	931,890	—	931,890	0
	Bonus	0	652,323	652,323	—	0	0
	Benefit Continuation	0	37,893	37,893	—	0	0
	Stock Awards(4)	689,421	689,421	689,421	—	0	0
	Option Awards(5)	0	0	0	—	0	0
	NC/NS(6)	847,847	847,847	847,847	—	847,847	148,664

	TOTAL	1,537,268	3,159,374	3,159,374	0	1,779,737	148,664

W. Baker	Salary	0	918,960	918,260	—	918,960	0
	Bonus	0	643,272	643,272	—	0	0
	Benefit Continuation	0	40,728	40,728	—	0	0
	Stock Awards(4)	663,899	663,899	663,899	—	0	0
	Option Awards(5)	0	0	0	—	0	0
	NC/NS(6)	836,480	836,480	836,480	—	836,480	146,670

	TOTAL	1,500,379	3,103,339	3,103,339	0	1,755,440	146,670

(1)	Upon a change of control, the terms of the long-term incentive plans of the Company provide that all equity awards shall immediately vest and be fully earned and exercisable. Performance-based RSUs vest at the target level.
(2)	This column reflects amounts payable to an executive upon voluntary termination for good reason following a change of control.
(3)	Under the terms of the Salary Continuation Plan, upon death, each executive officer is entitled to 2.5 times annual salary or, if death is due to accidental causes, five times annual salary, payable to the executive’s beneficiary in 30 or 60 installments, respectively.
(4)	The amounts in these rows reflect the product of the closing price of our common stock on September 30, 2016 and the number of stock awards for each executive that have not vested as of September 30, 2016, other than restricted stock units granted in connection with the NC/NS Agreements.
(5)	The exercise price of currently outstanding options was higher than the Company’s stock price at September 30. 2016, accordingly, the amounts in these columns are zero.
(6)	The amounts in this row reflects the cash award and value of restricted stock unit awards (based on the closing price of our common stock on September 30, 2016) that would have vested under the NC/NS Agreement at September 30, 2016 for change of control without termination, change of control with termination, termination by the executive for good reason and death or disability as follows: Mr. Saltiel $1,322,750 cash and $990,069 share value; Mr. Mark Smith $481,000 cash and $360,027 share value; Mr. Mac Polhamus $499,200 cash and $373,644 share value; Mr. Barry Smith $484,900 cash and $362,947 share value; and Mr. Walter Baker $478,400 cash and $358,080 share value. The amounts in this row also reflects the pro rata cash award and value of the restricted stock unit awards (based on the closing price on September 30, 2016) that would have vested under the NC/NS Agreement at September 30, 2016 for termination without cause as follows: Mr. Saltiel $231,934 cash and $173,601 share value; Mr. Mark Smith $84,339 cash and $63,128 share value; Mr. Mac Polhamus $87,531 cash and $65,516 share value; Mr. Barry Smith $85,024 cash and $63,640 share value; and Mr. Walter Baker $83,884 cash and $62,787 share value.

PROPOSAL NO. 3

ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE

ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act provides that shareholders must be given the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our NEOs as disclosed in accordance with the compensation disclosure rules of the Securities and Exchange Commission, which we refer to as an advisory vote on executive compensation. By voting with respect to this Proposal No. 3, shareholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation once every one, two, or three years. Shareholders also may, if they wish, abstain from casting a vote on this proposal.

Our Board of Directors has determined that an annual advisory vote on executive compensation will allow our shareholders to provide timely, direct input on the Company’s executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. The Board believes that an annual vote is therefore consistent with the Company’s efforts to engage in an ongoing dialogue with our shareholders on executive compensation and corporate governance matters.

The Company recognizes that our shareholders may have different views as to the best approach for the Company, and therefore we look forward to hearing from our shareholders as to their preferences on the frequency of an advisory vote on executive compensation.

This vote is advisory and not binding on the Company or our Board of Directors in any way. The Board of Directors and the Compensation Committee will take into account the outcome of the vote, however, when considering the frequency of future advisory votes on executive compensation. The Board may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by our shareholders.

The proxy card provides shareholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, shareholders will not be voting to approve or disapprove the recommendation of the Board of Directors.

Recommendation of the Board

The Board of Directors recommends that you vote for the option of “ONE YEAR” as the preferred frequency for advisory votes on executive compensation.

PROPOSAL NO. 4

APPROVAL OF THE ATWOOD OCEANICS, INC.

2013 LONG-TERM INCENTIVE PLAN, AS AMENDED AND RESTATED

On November 17, 2016, the Board approved the Amended Plan, subject to shareholder approval, to: (i) increase the number of shares of Common Stock available for issuance thereunder by 550,000; (ii) increase the annual employee award share limit from 500,000 shares of Common Stock to 1,000,000 shares of Common Stock for calendar years beginning with 2017; (iii) increase the aggregate annual limit for cash awards and performance awards payable in cash from $5,000,000 to $10,000,000 for calendar years beginning with 2017; (iv) add a director award share limit of 250,000 shares of Common Stock per calendar year; and (v) incorporate prior amendments to the 2013 Plan. The 2013 Plan was initially approved by the Company’s shareholders at the Company’s 2013 Annual Meeting of Shareholders.

As of December 1, 2016, there were 689,467 shares of common stock available for future grants under the 2013 Plan. Although the shareholders approved an increase of 2,300,000 shares available for issuance at the 2016 Annual Shareholders Meeting, while target grant date fair value for officer and employee grants has remained relatively the same (subject to performance) the depressed stock price of the Company’s shares as a result of the industry downturn has resulted in an increased number of shares being issued for officer and employee grants. If the shareholders do not approve the Amended Plan, the Company expects that it will have an insufficient number of shares available to make equity-based compensation a meaningful part of our employees’ and officers’ overall compensation. As a result, the Company believes its ability to retain and attract talented personnel will be adversely affected due to the ability of the competitors of the Company to offer long-term equity compensation to those individuals and the Company’s inability to do so. Additionally, we would have to consider providing additional cash compensation to maintain competitive levels of compensation, and our ability to align compensation with the interests of shareholders would be greatly diminished.

The 2013 Plan’s purposes are to (i) attract and retain persons of training, experience and ability to serve as employees of the Company and its subsidiaries and to serve as non-employee directors of the Company; (ii) encourage a sense of proprietorship of such persons and (iii) motivate and stimulate the active interest of such persons in the development, growth and financial success of the Company and its subsidiaries. The Board of Directors believes that the 2013 Plan is designed to achieve its objectives.

MATERIAL FEATURES OF THE 2013 PLAN

The following description of the material features of the 2013 Plan is only a summary and is qualified by reference to the full text thereof, which is attached as Appendix A to this proxy statement.

Best Practice Features of the 2013 Plan

•	No Repricing of Options. The 2013 Plan prohibits repricing, replacement and regranting of stock options at lower prices unless approved by our shareholders.

•	No Discounted Options or SARs. Stock options and stock appreciation rights (“SARs”) may not be granted with an exercise price below fair market value.

•

No Transferability. Awards generally may not be transferred, except as permitted by will or the laws of descent and distribution or pursuant to a domestic relations order, unless otherwise provided for in an award agreement.

•	No Tax Gross-Ups. Holders do not receive tax gross-ups under the 2013 Plan.

•

No “Evergreen” Provision. Shares authorized for issuance under the 2013 Plan will not be replenished automatically. Any additional shares to be issued over and above the amount for which we are seeking authorization must be approved by our shareholders.

•	No Automatic Grants. There are no automatic grants to new participants or “reload” grants when outstanding awards are exercised, expire or are forfeited.

•

Annual Award Limits. In any calendar year, no employee may be granted awards relating to more than 500,000 shares of our common stock (or in the event the Amended Plan is approved, 1,000,000) or cash awards in excess of $5 million. In the event the Amended Plan is approved, no non-employee director may be granted awards relating to more than 250,000 shares of our common stock.

•

Minimum Vesting. Awards of Options or SARs made to employees will have a minimum vesting period of one year from the date of grant, subject to an exclusion of 5% of the shares reserved under the 2013 Plan.

Shares of Common Stock Reserved

The aggregate number of shares of common stock that may be issued under the 2013 Plan with respect to awards may not exceed 4,500,000 (or in the event the Amended Plan is approved, 5,050,000), plus any shares of common stock subject to outstanding awards under the 2013 Plan that are forfeited, terminated, expire unexercised, settled in cash or exchanged for awards that do not involve common stock. The proposed share limit is subject to adjustment for certain transactions affecting the common stock. Shares subject to awards under the 2013 Plan that are forfeited, terminated, expire unexercised, settled in cash or exchanged for awards that do not involve common stock will not count against this limit and can be re-granted under the 2013 Plan.

Eligibility for Participation

All employees of the Company and its subsidiaries and non-employee directors of the Company are eligible for awards under the 2013 Plan.

Administration

The 2013 Plan is administered by the Compensation Committee of the Company’s Board of Directors or any other committee that may be designated by the Board of Directors. The Compensation Committee selects the employees and directors who receive awards, determines the type and terms of awards to be granted, and interprets and administers the 2013 Plan. Awards under the 2013 Plan may be granted in tandem with other compensation. The Compensation Committee may extend the exercisability, accelerate vesting or exercisability and waive restrictions in any manner that is compliant with the provisions of the 2013 Plan and is not adverse to the participant. However, without prior shareholder approval, options and stock appreciation rights granted under the 2013 Plan may not be re-priced or exchanged for a cash buyout or settlement with a lower exercise price, provided that in certain limited circumstances for capitalization changes, the number of awards may be equitably adjusted.

Terms, Conditions and Limitations of Employee Awards

Performance Objectives. The Compensation Committee may condition any award under the 2013 Plan on the achievement of one or more performance objectives. The term “performance objectives” means the objectives established by the Compensation Committee that are to be achieved with respect to an award, which may be described in terms of Company-wide objectives, in terms of objectives that are related to performance of a division, subsidiary, department, adjacent business unit, geographic market or function within the Company or a subsidiary in which the person receiving the award is employed, or in individual or other terms, and which will relate to a period of time determined by the Compensation Committee. The Compensation Committee shall determine the performance objectives to be achieved and the length of time allowed to achieve any performance objectives.

The performance objectives intended to qualify under Section 162(m) of the Internal Revenue Code shall be with respect to one or more of the following: (a) average day rates; (b) cash flow; (c) client satisfaction;

(d) contracted utilization; (e) debt to cash flow; (f) debt to earnings before interest, taxes, depreciation and amortization (“EBITDA”); (g) debt to equity ratio; (h) dividend growth; (i) dividend maintenance; (j) earnings; (k) earnings per share; (l) EBITDA; (m) EBITDA to interest; (n) employee engagement; (o) enterprise value; (p) environmental performance; (q) fleet size and growth; (r) fleet valuation; (s) general and administrative expenses; (t) market capitalization; (u) net income; (v) operating income; (w) operational downtime or efficiency; (x) pre-tax income; (y) profit returns/margins; (z) project execution; (aa) relative stock price performance; (bb) return on assets; (cc) return on equity; (dd) return on invested capital; (ee) revenues; (ff) revenue backlog; (gg) rig contracting; (hh) rig margin; (ii) rig revenues; (jj) safety; (kk) stock price appreciation; and (ll) total stockholder return.

The Compensation Committee determines, at the time the award is granted, which objectives to use with respect to an award, the weighting of the objectives if more than one is used, and whether the objective is to be measured against a Company-established budget or target, an index or a peer group of companies. A performance objective may include multiple measuring levels, with the size of the performance award based on the level attained. A performance objective need not be based on an increase or a positive result and may include, for example, maintaining the status quo or limiting economic losses.

Stock Options. Stock options granted to employees or directors are subject to such terms and conditions as may be established by the Compensation Committee, except that the option exercise price cannot be less than the fair market value per share of the common stock on the date of grant. Stock options granted to employees and directors may be in the form of nonqualified stock options. Stock options granted to employees may be in the form of incentive stock options (“ISOs”) under Section 422 of the Internal Revenue Code. No ISO may be exercised more than 10 years after the date of grant. Payment of the option exercise price may be by: (i) cash or check; (ii) transfer of shares of common stock already owned by the optionee, if permitted by the Committee; or, (iii) a “cashless broker exercise” procedure. With certain limited exceptions, the vesting period applicable to a stock option may not be less than one year from the date of grant.

Performance Awards. The Compensation Committee may grant a performance award consisting of any type of award or combination of awards. A performance award is subject to the achievement of one or more performance objectives.

Performance Units. The Compensation Committee may grant an award in performance units. Performance units are units equivalent to an amount of cash as determined by the Compensation Committee and may consist of payments in cash, shares of common stock or a combination thereof, payable upon the achievement of specified performance goals.

Stock Award (Including Restricted Stock and Restricted Stock Units). The Compensation Committee may grant an award of common stock, which may be restricted stock, or an award that is denominated in units of common stock.

Stock Appreciation Right. The Compensation Committee may grant an award that is in the form of a SAR. A SAR is the right to receive an amount of common stock or cash equal to the appreciation in value of a specified number of shares of common stock over a particular period of time. SARs are subject to such terms and conditions as may be established by the Compensation Committee, except that the SAR exercise price cannot be less than the fair market value per share of the common stock on the date of grant. A SAR may be granted in tandem with an option, and in such case, upon exercise of one such tandem award, the other tandem award shall automatically terminate. With certain limited exceptions, the vesting period applicable to a SAR may not be less than one year from the date of grant.

Cash Award. The Compensation Committee may grant an award in cash.

Annual Award Limits. Under the 2013 Plan, during any one calendar year, awards with respect to common stock to any employee participant are limited to (i) 500,000 shares with respect to options, SARs and stock awards (including performance awards payable in shares) (the “Employee Share Limit”). In the event the Amended Plan is approved, the Employee Share Limit will be raised to 1,000,000 shares beginning with the 2017 calendar year and during any one calendar year, awards with respect to common stock to any non-employee director participant will be limited to 250,000 shares with respect to options, SARs and stock awards. During any one calendar year, no participant may receive an aggregate payment under cash awards, performance units or performance awards payable in cash in excess of $5,000,000 (the “Employee Cash Limit”). In the event the Amended Plan is approved, the Employee Cash Limit will be raised to $10,000,000.

Other Terms and Limitations

Transferability. Awards under the 2013 Plan generally are not transferable other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order; provided, however, the Compensation Committee may, in its discretion, permit a participant to transfer all or a portion of any award that is not an ISO to the participant’s “immediate family members” (as defined in the 2013 Plan), or a trust for the exclusive benefit of immediate family members or a partnership in which immediate family members and the participant are the only partners.

Deferral. The Compensation Committee, in its discretion, may permit participants to elect to defer payment of some or all types of awards or provide for the deferral of an award. Deferrals will only be permitted in compliance with Section 409A of the Internal Revenue Code.

Dividends and Interest. An award denominated in common stock or units of common stock may include dividends or dividend equivalent rights. The Compensation Committee may also establish rules for the crediting of interest on deferred cash payments and dividend equivalents for deferred payments denominated in common stock or units of common stock. No outstanding option has been granted with a dividend equivalent right.

Adjustments to Awards Following Grant. The Compensation Committee may provide for adjustment of awards following grant under the 2013 Plan in limited circumstances. In the event of any common stock distribution or split, recapitalization, extraordinary distribution, merger, consolidation, combination or exchange of shares of common stock or similar change or upon the occurrence of any other event that the Compensation Committee, in its sole discretion, deems appropriate, the Compensation Committee may adjust the number, price, award limitations and/or shares covered by an award to prevent diminution or enlargement of the benefits or potential benefits intended under the 2013 Plan.

In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Compensation Committee shall be authorized to (i) issue or assume awards; (ii) accelerate the vesting and exercisability of, or lapse of restrictions or cancellation thereof with respect to awards and (iii) cancel and terminate unexercised awards in exchange for cash in an amount determined to be the fair market value of such awards. The Compensation Committee may amend any stock-based award to reflect a change in accounting rules, and may amend any award that is not intended to meet the requirements of Section 162(m) of the Internal Revenue Code for a significant event to reflect the original intent of the award.

Award Exercise. A participant must pay the exercise price of an award in cash at the time of exercise, unless the Compensation Committee permits the exercise price to be paid in the form of shares of common stock or by surrendering all or part of that award or another award.

Tax Withholding. The 2013 Plan permits the Compensation Committee to allow a participant, upon exercise, payment or vesting of an award, to satisfy any applicable tax withholding requirements in the form of shares of common stock, including shares issuable upon exercise, payment or vesting of such award.

Change of Control and Termination of Employment or Service. Upon a “change of control” of the Company (as defined in the 2013 Plan) or upon the termination of a participant’s employment or service with the

Company, awards will be treated as provided in the applicable award agreements. In the absence of an agreement with a participant addressing “golden parachute” excise taxes, certain payments payable to the participant, whether under the 2013 Plan or otherwise (as listed in the 2013 Plan), will be limited so as to avoid the impact of the golden parachute excise tax.

Amendment and Termination. The Board of Directors may amend, alter or discontinue the 2013 Plan, except that no amendment or alteration that would impair the rights of a holder of any award shall be made without the holder’s consent, and no amendment or alteration shall be effective prior to approval by the shareholders to the extent the Board of Directors determines such approval is required by applicable laws, regulations or exchange requirements.

Federal Income Tax Consequences

Options

The Internal Revenue Code provides that a participant receiving a nonqualified option ordinarily does not realize taxable income upon the grant of the option. A participant does, however, realize compensation income taxed at ordinary income tax rates upon the exercise of a nonqualified option to the extent that the fair market value of the common stock on the date of exercise exceeds the option price. When the participant sells the shares acquired pursuant to a nonqualified option, any gain or loss will be short-term or long-term capital gain or loss.

The grant of an ISO does not result in taxable income to a participant. The exercise of an ISO also does not result in taxable income, provided that the circumstances satisfy the requirements in the Internal Revenue Code. However, the exercise of an ISO may give rise to alternative minimum tax liability for the participant. In addition, if the participant does not dispose of the common stock acquired upon exercise of an ISO during the statutory holding period, then any gain or loss upon subsequent sale of the common stock will be a long-term capital gain or loss. The statutory holding period lasts until the later of two years from the date the option is granted or one year from the date the common stock is transferred to the participant pursuant to the exercise of the option.

If the statutory holding period requirements for an ISO are satisfied, the Company may not claim any federal income tax deduction upon either the exercise of the ISO or the subsequent sale of the common stock received upon exercise. If these requirements are not satisfied (a “disqualifying disposition”), the amount of ordinary income taxable to the participant is the lesser of: (i) the fair market value of the common stock on the date of exercise minus the option price; or, (ii) the amount realized on disposition minus the option price. Any gain in excess of that amount is capital gain, while any loss recognized will be a capital loss.

For nonqualified options, the Company is generally entitled to a federal income tax deduction in an amount equal to the ordinary income realized by the participant.

Restricted Stock and Stock Awards

A participant acquiring a restricted stock award or other stock award will generally recognize ordinary income equal to the fair market value of the shares on the vesting date, less any amount paid, if any, by the participant. Under Section 83(b) of the Internal Revenue Code, a participant may elect to include in ordinary income at the time restricted stock is first issued, the excess of the fair market value of the stock at the time of issuance over the amount paid, if any, by the participant. In this event, any subsequent change in the value of the shares will be recognized for tax purposes as capital gain or loss upon disposition of the shares. A participant makes a Section 83(b) election by filing the election with the IRS no later than 30 days after the restricted stock is transferred to the participant. With a Section 83(b) election, the participant will not be entitled to any loss deduction if the shares with respect to which a Section 83(b) election was made are later forfeited. Absent a Section 83(b) election, any cash dividends or other distributions paid with respect to the restricted stock prior to the lapse of the restrictions or risk of forfeiture will be included in the participant’s ordinary income as compensation at the time of receipt and subsequent appreciation or depreciation will be recognized as capital gain or loss. The Company will generally be entitled to a deduction for federal income tax purposes at the same time and in the same amount that a participant recognizes ordinary income from restricted stock or stock awards under the 2013 Plan.

Stock Appreciation Rights and Restricted Stock Units

Generally, a participant will not recognize any taxable income upon the award of SARs or restricted stock units. At the time the participant receives the payment for the SAR or restricted stock units, the fair market value of shares of common stock or the amount of any cash received in payment for such awards generally is taxable compensation to the participant taxed as ordinary income. The Company or one of its subsidiaries will generally be entitled to a deduction for federal income tax purposes at the same time and in the same amount that a participant recognizes ordinary income from SARs or restricted stock units under the 2013 Plan.

Performance Awards

A participant will generally not recognize any taxable income upon the grant of performance awards or performance units. Upon settlement of such awards, participants normally will recognize ordinary income in the year of receipt equal to the amount of cash and the fair market value of any common stock received. The Company or one of its subsidiaries will generally be entitled to a deduction for federal income tax purposes at the same time and in the same amount that a participant recognizes ordinary income from performance awards or performance units under the 2013 Plan.

Certain Tax Code Limitations on Deductibility

Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1,000,000 in any taxable year to the company’s principal executive officer or any of the company’s three other most highly compensated executive officers employed as of the end of the year (other than the principal executive officer or the principal financial officer), to the extent the compensation is not performance-based. The Company has structured the 2013 Plan so that resulting compensation can be designed to qualify as performance-based compensation. To allow the Company to qualify the compensation, it sought shareholder approval of the 2013 Plan and the material terms of the related performance goals.

The exercisability of an option or SAR, the elimination of restrictions on restricted stock or restricted stock units, or the payment of stock awards or performance awards may be accelerated as a result of a change of control. If any of the foregoing occurs, and the total parachute payments to the participant are not sufficiently reduced under terms of the 2013 Plan, an excess parachute payment under the Internal Revenue Code could result, triggering a 20% excise tax (in addition to income tax otherwise owed) payable by the participant. The Company will not be entitled to a deduction for that portion of any “parachute payment” that is subject to the excise tax.

Section 409A of the Internal Revenue Code of 1986

Section 409A to the Internal Revenue Code generally provides that any deferred compensation arrangement that does not meet specific requirements regarding the timing of payouts, advance election of deferrals and restrictions on acceleration of payouts results in immediate taxation of any amounts deferred to the extent not subject to a substantial risk of forfeiture. In addition, tax on the amounts included in income as a result of not complying with Section 409A are increased by an interest component as specified by statute, and the amounts included in income are also subject to a 20% excise tax on the participant.

The Company intends that any awards granted under the 2013 Plan be exempt from or comply with the requirements of Section 409A to avoid the imposition of the excise tax thereunder.

THE ABOVE SUMMARY OF THE EXPECTED EFFECT OF THE FEDERAL INCOME TAX UPON PARTICIPANTS IN THE 2013 PLAN IS NOT COMPLETE, AND THE COMPANY RECOMMENDS THAT THE PARTICIPANTS CONSULT THEIR OWN TAX ADVISORS FOR ADVICE. MOREOVER, THE ABOVE SUMMARY IS BASED UPON CURRENT FEDERAL INCOME TAX LAWS, WHICH ARE SUBJECT TO CHANGE. THE TAX TREATMENT UNDER FOREIGN, STATE OR LOCAL LAW IS NOT COVERED IN THE ABOVE SUMMARY.

Subject to shareholder approval of the Amended Plan, the allocation of awards in 2017 under the 2013 Plan is not currently determinable because awards will be made in accordance with future decisions of the Compensation Committee following the general guidelines of the 2013 Plan. For a description of the awards granted during fiscal year 2016 to NEOs under the 2013 Plan, see “Grants of Plan-Based Awards During Fiscal Year 2016” in this proxy statement.

Recommendation of the Board

The Board of Directors recommends a vote “FOR” the proposal to approve the Atwood Oceanics, Inc. 2013 Long-Term Incentive Plan, as amended and restated.

PROPOSAL NO. 5

RATIFICATION OF INDEPENDENT AUDITORS

General

The Audit Committee of our Board of Directors has selected PricewaterhouseCoopers LLP to serve as our independent auditors for fiscal year 2017. Although it is not required to do so, our Board of Directors wishes to submit the selection of PricewaterhouseCoopers LLP for ratification by our shareholders at the Annual Meeting. Even if this selection is ratified by shareholders at the Annual Meeting, the Audit Committee may in its discretion change the appointment at any time during the year if it determines that such a change would be in the best interests of our shareholders. If our shareholders do not ratify the selection of PricewaterhouseCoopers LLP, the Audit Committee will reconsider its selection. PricewaterhouseCoopers LLP will have representatives present at the shareholders’ meeting who will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Vote Required

Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors requires the affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy who are entitled to vote, and who voted for or against the proposal, at a meeting at which a quorum is present. Abstentions and broker non-votes will have no effect the outcome of the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors.

Recommendation of the Board

The Board of Directors recommends a vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors.

AUDIT COMMITTEE REPORT

Management is primarily responsible for the Company’s financial statements and the reporting process, including the systems of internal controls. PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, is responsible for performing an independent integrated audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board and for issuing a report on those statements and the Company’s effectiveness of internal control over financial reporting. As the Audit Committee, we oversee the financial reporting process and internal control system on behalf of the Board of Directors. The Audit Committee met in person four times, with an additional four conference call meetings, during fiscal year 2016 for a total of eight meetings. At various times during the 2016 fiscal year, the Audit Committee met with PricewaterhouseCoopers LLP and the internal auditors, with and without management present.

In the course of fulfilling our oversight responsibilities, we reviewed and discussed the audited financial statements, as well as Management’s Discussion and Analysis, included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2016, with management and PricewaterhouseCoopers LLP.

This review included a discussion of, among others:

•	All critical accounting policies followed by the Company;

•

The reasonableness of significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including the quality of the Company’s accounting principles;

•	The integrity and effectiveness of the Company’s disclosure controls;

•	The clarity and completeness of financial disclosures;

•	The adequacy of internal controls that could significantly affect the Company’s financial statements;

•	Items that could be accounted for using alternative treatments within GAAP;

•

Any significant deficiencies in internal control over financial reporting raised by PricewaterhouseCoopers LLP during its audit of the Company’s financial statements and internal control over financial reporting; and

•	The potential effects of regulatory and accounting initiatives, as well as any off balance sheet structures, on the Company’s financial statements.

Based on the review and discussions referred to above, we recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s 2016 Form 10-K.

We have discussed with PricewaterhouseCoopers LLP the matters required to be discussed by PCAOB Auditing Standard No.16, Communications With Audit Committees, as modified or supplemented, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed audit and non-audit fees paid to PricewaterhouseCoopers LLP during 2016, including those pre-approved pursuant to the Company’s policy and in compliance with PCAOB Rule 3524. We reviewed and approved the Company’s policies regarding the provision of non-audit services by PricewaterhouseCoopers LLP to the Company and the hiring of employees of PricewaterhouseCoopers LLP by the Company.

We reviewed the independence of PricewaterhouseCoopers LLP from the Company and its management. This review included receipt and review of independence communications from PricewaterhouseCoopers LLP required by the PCAOB’s Rule 3526.

As the Audit Committee, we approved the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. In connection with that approval, we

•	reviewed the scope of an overall plan for the annual audit for 2017;

•	approved an estimate of audit related fees to be provided by PricewaterhouseCoopers LLP; and

•	considered PricewaterhouseCoopers LLP’s description of their quality control procedures.

Additionally, we

•	reviewed the scope of the internal audit plan for 2017;

•	reviewed the adequacy of certain financial policies;

•	reviewed and discussed the results of meetings of the Company’s Disclosure Committee;

•	on a quarterly basis, reviewed the Company’s financial results prior to their public issuance;

•	reviewed the Company’s compliance with certain legal and regulatory requirements;

•	reviewed the performance of the internal audit function;

•	reviewed significant legal developments as described by management of the Company; and

•	reviewed all complaints in accordance with the Company’s Whistleblower Policy.

Audit Committee:

Deborah A. Beck

George S. Dotson

Jack E. Golden

Jeffrey A. Miller

James R. Montague

Phil D. Wedemeyer, Chair

January 9, 2017

AUDIT FIRM FEE SUMMARY

During fiscal years 2016 and 2015, PricewaterhouseCoopers LLP was our independent registered public accounting firm, and it provided services in the following categories and amounts.

	Fiscal Year
	2016	2015
Audit Fees(1)	$1,321,092	$1,270,956
Audit-Related Fees	$0	$0
Tax Fees(2)	$803,180	$537,670
All Other Fees	$1,919	$0

Total	$2,126,191	$1,808,626

(1)	Amounts include fees and expenses for professional services rendered for the audit of the consolidated financial statements and audit of internal control over financial reporting of the Company, as well as statutory audit fees. The amounts for 2016 also included fees related to the delivery of a comfort letter, consents and work performed in connection with registration statements. The amounts for 2015 also included fees related to the delivery of a comfort letter.
(2)	Amount relates to tax compliance, business planning and restructuring services connected with our foreign locations.

The Audit Committee approves the engagement of our independent registered public accounting firm to render audit or non-audit services prior to the engagement based upon a proposal by such firm and an estimate of fees and expected scope of engagement.

EQUITY COMPENSATION PLANS

The table below provides information relating to our equity compensation plans as of September 30, 2016, all of which have been approved by our shareholders. The table does not include the additional shares issuable under the proposed Amended Plan, which is subject to approval at the 2017 Annual Meeting of Shareholders.

Number of shares of common stock to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of shares of common stock available for future issuance under equity compensation plans (excluding securities to be issued upon exercise of outstanding options)(1)	Weighted-average remaining term of outstanding options
617,360	$35.47	2,492,530	3.4

(1)	As of September 30, 2016, there were 1,912,689 unvested awards of restricted stock units and performance-based RSUs outstanding which have been excluded from the number of shares of common stock available for future issuance.

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Such persons are required to furnish us with copies of all Section 16(a) reports or forms they file.

Based solely on our review of the copies of such forms we have received, and written representations from certain reporting persons that no reports on Form 5 were required for those persons, we believe that, during the period from October 1, 2015 through September 30, 2016, all filing requirements applicable to our officers, directors and shareholders owning greater than 10% of our outstanding common stock were complied with.

Shareholder Proposals

Shareholder Proposals in the Proxy Statement. Proposals from our shareholders intended to be included in our proxy statement for the 2018 Annual Meeting of Shareholders must be received at our principal executive offices (directed to our Corporate Secretary at the address indicated on the first page of this proxy statement) no later than September 11, 2017 and must comply with the requirements of the proxy rules promulgated by the SEC in order to be included in the proxy statement and form of proxy related to that meeting.

Shareholder Proposals and Nominations for Directors to be Presented at Annual Meeting. Our By-laws permit shareholders to propose business to be considered or to nominate directors for election by the shareholders at our annual meeting. To propose business or to nominate a director, the shareholder must deliver a notice to the Corporate Secretary not earlier than October 18, 2017 and not later than November 17, 2017 and must comply with the advance notice requirements set forth in our By-laws and with the requirements of the proxy rules promulgated by the SEC. A copy of our By-laws may be found on our website at www.atwd.com under “Investor Information – Corporate Governance” and is available upon request to the Corporate Secretary, Atwood Oceanics, Inc., 15011 Katy Freeway, Suite 800, Houston, Texas 77094.

Other Matters

Management does not intend to bring any other matters before the meeting and has not been informed that any matters are to be presented by others. In the event any other matters properly come before the meeting, the persons named in the enclosed form of proxy will vote the proxies under discretionary authority therein in accordance with their judgment on such matters.

Your vote is very important. It is important that your shares be represented. Regardless of whether you plan to attend the meeting in person, please take a moment now to vote your proxy over the Internet, by telephone, or by completing and signing the form of proxy and promptly returning it in the envelope provided. We will provide, without charge, upon written request of any shareholder, a copy of our 2016 Annual Report to Shareholders, including consolidated financial statements and financial statement schedules. Please direct such request to the Corporate Secretary, Atwood Oceanics, Inc., 15011 Katy Freeway, Suite 800, Houston, Texas 77094, 281-749-7800.

Walter A. Baker

Senior Vice President, General Counsel

and Corporate Secretary

Houston, Texas

January 9, 2017

ANNEX A

ATWOOD OCEANICS, INC.

2013 LONG-TERM INCENTIVE PLAN

(As Amended and Restated February 15, 2017)

1. Objectives. This Atwood Oceanics, Inc. 2013 Long-Term Incentive Plan (the “Plan”) is intended to create incentives to attract and retain persons of training, experience and ability to serve as employees of Atwood Oceanics, Inc., a Texas corporation (the “Company”), and its Subsidiaries and as nonemployee directors of the Company, to encourage the sense of proprietorship of such persons and to motivate and stimulate the active interest of such persons in the development, growth and financial success of the Company and its Subsidiaries.

2. Definitions. As used herein, the terms set forth below shall have the following respective meanings:

“2007 Plan” means the Atwood Oceanics, Inc. Amended and Restated 2007 Long-Term Incentive Plan.

“Award” means an Employee Award or a Director Award.

“Award Agreement” means an agreement between the Company and a Participant, or a notice from the Company to the Participant, in such form as is deemed acceptable by the Committee that sets forth the terms, conditions and limitations applicable to an Award.

“Board” means the Board of Directors of the Company.

“Cash Award” means an Award payable in cash.

“Change of Control” means each of the following:

(a) The acquisition after the date hereof by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (1) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (D) any acquisition previously approved by at least a majority of the members of the Incumbent Board (as such term is hereinafter defined), (E) any acquisition approved by at least a majority of the members of the Incumbent Board within five business days after the Company has notice of such acquisition, or (F) any acquisition by any corporation pursuant to a transaction which complies with clauses (1), (2), and (3) of subsection (c) of this definition; or

(b) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, appointment or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for purposes of this definition, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c) The consummation of a reorganization, share exchange, merger (a “Business Combination”), in each case, unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and

Outstanding Company Voting Securities immediately prior to such Business Combination will beneficially own, directly or indirectly, more than 70% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction will own the Company through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) will beneficially own, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination or were elected, appointed or nominated by the Board; or

(d) Approval by the shareholders of the Company of (1) a complete liquidation or dissolution of the Company or (2) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, (A) more than 70% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) less than 20% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors will be beneficially owned, directly or indirectly, by any Person (excluding any employee benefit plan (or related trust) of the Company or such corporation), except to the extent that such Person owned 20% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities prior to the sale or disposition, and (C) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such sale or other disposition of assets of the Company or were elected, appointed or nominated by the Board.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Compensation and Human Resources Committee of the Board or any other committee as may be designated by the Board.

“Common Stock” means the common stock, par value $1.00 per share, of the Company or any security into which such Common Stock may be changed by reason of any transaction or event of the type described in Section 11.

“Company” means Atwood Oceanics, Inc., a Texas corporation.

“Director”means a member of the Board, excluding any individual who is also an employee of the Company or any Subsidiary.

“Director Award” means any Option (other than an ISO), Performance Award, Cash Award, Stock Award or Stock Appreciation Right, whether granted singly, in combination or in tandem, to a Participant who is a Director pursuant to any applicable terms, conditions and limitations as the Board may establish in order to fulfill the objectives of the Plan.

“Employee” means an individual employed by the Company or any Subsidiary.

“Employee Award” means any Option, Performance Award, Cash Award, Stock Award or Stock Appreciation Right, whether granted singly, in combination or in tandem, to a Participant who is an Employee pursuant to any applicable terms, conditions and limitations as the Committee may establish in order to fulfill the objectives of the Plan.

“Exercise Price” means the price at which the Option Shares may be purchased or SARs may be exercised under the terms of the Award Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Fair Market Value” of a share of Common Stock means, as of a particular date, (a) if shares of Common Stock are listed on a national securities exchange, the closing sales price per share of Common Stock on the consolidated transaction reporting system for the principal national securities exchange on which shares of Common Stock are listed on that date or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported; (b) if the Common Stock is not so listed or quoted, the mean between dealer “bid” and “ask” prices on that date or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available, as reported by an inter-dealer quotation system; or (c) if none of the above is applicable, then such amount as may be determined by the Committee or the Board in such a manner as it deems in good faith to be the fair market value per share of Common Stock.

“Grant Date” means the date specified in the Award Agreement on which an Award will become effective.

“ISO” means an incentive stock option within the meaning of Code Section 422.

“Option” means a right to purchase a particular number of shares of Common Stock at a particular Exercise Price, subject to certain terms and conditions as provided in this Plan and Award Agreement. An Option may be in the form of an ISO or a nonqualified stock option within the meaning of Code Section 83.

“Option Shares” means the shares of Common Stock covered by a particular Option.

“Participant” means an Employee or a Director to whom an Award has been granted under this Plan.

“Performance Award” means an Award, such as a Performance Unit, that is subject to the achievement of one or more Performance Objectives established by the Committee.

“Performance Objectives” means the objectives, if any, established by the Committee that are to be achieved with respect to an Award granted under this Plan, which may be described in terms of Company-wide objectives, in terms of objectives that are related to performance of a division, Subsidiary, department, adjacent business unit, geographic market or function within the Company or a Subsidiary in which the Participant receiving the Award is employed, or in individual or other terms, and which shall relate to the period of time determined by the Committee. The Performance Objectives intended to qualify under Code Section 162(m) shall be with respect to one or more of the following: (a) average day rates; (b) cash flow; (c) client satisfaction; (d) contracted utilization; (e) debt to cash flow; (f) debt to earnings before interest, taxes, depreciation and amortization (“EBITDA”); (g) debt to equity ratio; (h) dividend growth; (i) dividend maintenance; (j) earnings; (k) earnings per share; (l) EBITDA; (m) EBITDA to interest; (n) employee engagement; (o) enterprise value; (p) environmental performance; (q) fleet size and growth; (r) fleet valuation; (s) general and administrative expenses; (t) market capitalization; (u) net income; (v) operating income; (w) operational downtime or efficiency; (x) pre-tax income; (y) profit returns/margins; (z) project execution; (aa) relative stock price performance; (bb) return on assets; (cc) return on equity; (dd) return on invested capital; (ee) revenues; (ff) revenue backlog; (gg) rig contracting; (hh) rig margin; (ii) rig revenues; (jj) safety; (kk) stock price appreciation; and (ll) total stockholder return.

The Committee shall determine, in its sole discretion, at the time of grant of an Award, which Performance Objectives to use with respect to an Award, the weighting of such objectives if more than one is used and whether such objective(s) is (are) to be measured against a Company-established budget or target, an index or a peer group of companies. A Performance Objective may include multiple measuring levels, including but not limited to, threshold, target, stretch and maximum levels of performance with the size of the Performance Award based on the level attained of performance. A Performance Objective need not be based on an increase or a positive result and may include, for example, maintaining the status quo or limiting economic losses.

“Performance Unit” means a unit equivalent to an amount of cash as determined by the Committee.

“Plan” means the Atwood Oceanics, Inc. 2013 Long-Term Incentive Plan, as amended and restated as of February 15, 2017 and as thereafter amended from time to time.

“Restricted Stock” means shares of Common Stock that are restricted or subject to forfeiture provisions.

“Restricted Stock Unit” means a unit evidencing the right to receive in specified circumstances one share of Common Stock or equivalent value in cash that is restricted or subject to forfeiture provisions.

“Restriction Period” means the period of time beginning on the Grant Date of a Stock Award and ending on the date on which the Common Stock subject to that Stock Award is no longer restricted as to its transfer or subject to forfeiture provisions.

“Stock Appreciation Rights” or “SARs” means the right to receive an amount of cash or Common Stock equal to the appreciation in value of a specified number of shares of Common Stock over a particular period of time.

“Stock Award” means an Award denominated in or payable in shares of Common Stock, which may be Restricted Stock.

“Subsidiary” means (a) with respect to any Awards other than ISOs, (i) in the case of a corporation, any corporation of which the Company directly or indirectly owns shares representing 50% or more of the combined voting power of the shares of all classes or series of capital stock of such corporation that have the right to vote generally on matters submitted to a vote of the stockholders of such corporation and (ii) in the case of a partnership or other business entity not organized as a corporation, any such business entity of which the Company directly or indirectly owns 50% or more of the voting, capital or profits interests (whether in the form of partnership interests, membership interests or otherwise) and (b) with respect to Awards of ISOs, any subsidiary within the meaning of Code Section 424(f).

3. Plan Administration and Designation of Participants. All Employees of the Company and its Subsidiaries and all Directors of the Company are eligible for Awards under this Plan. The Committee shall select the Participants from time to time by the grant of Employee Awards under this Plan and, subject to the terms and conditions of this Plan, shall determine all terms and conditions of the Employee Awards.

This Plan shall be administered by the Committee, which shall have full and exclusive power to interpret this Plan and to adopt such rules, regulations and guidelines for carrying out this Plan as it may deem necessary or appropriate.

The Committee may, in its discretion, in whole or in part of an Employee Award, extend the exercisability, accelerate the vesting or exercisability, eliminate or make less restrictive any restrictions, waive any restriction or other provision of an Employee Award or otherwise amend or modify an Employee Award in any manner that is either (a) not adverse to the Participant to whom such Employee Award was granted or (b) consented to by such Participant. Notwithstanding anything herein to the contrary, without the prior approval of the Company’s stockholders, Options and SARs issued under the Plan will not be repriced, replaced or regranted through cancellation, decrease in the Exercise Price or exchanged for a cash buyout or settlement, except as provided by the adjustment provisions of Section 11.

No member of the Committee shall be liable for anything done or omitted to be done by him or her, by any member of the Committee or by any officer of the Company in connection with the performance of any duties under this Plan, except for his or her own willful misconduct or as expressly provided by statute.

4. Award Agreement. Each Award granted hereunder shall be described in an Award Agreement, which shall be subject to the terms and conditions of this Plan and may be required to be accepted in such manner as is deemed acceptable by the Committee by the Participant and by the appropriate officer for and on behalf of the Company.

5. Shares of Common Stock Reserved for this Plan.

(a) Subject to adjustment as provided in Section 11 hereof, a total of 5,050,000 shares of Common Stock plus any shares subject to outstanding awards under the 2007 Plan that are forfeited, terminated, expire unexercised, settled in cash, or exchanged for Awards that do not involve Common Stock, shall be reserved for issuance upon the exercise or payment of Awards granted pursuant to this Plan. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

(b) The Committee and the appropriate officers of the Company shall from time to time take whatever actions are necessary to execute, acknowledge, file and deliver any documents required to be filed with or delivered to any governmental authority or any stock exchange or transaction reporting system on which shares of Common Stock are listed or quoted in order to make shares of Common Stock available for issuance pursuant to this Plan.

(c) Awards under the Plan that are forfeited, terminated, expire unexercised in such a manner that all or some of the shares of Common Stock subject thereto are not issued to a Participant, are settled in cash or are exchanged for Awards that do not involve Common Stock, shall again immediately become available for the granting of Awards under this Plan. Notwithstanding the foregoing, (a) the number of shares of Common Stock available for the granting of Awards shall be reduced by the total number of Options or SARs exercised and (b) shares of Common Stock that are tendered, surrendered or withheld from an Award in payment of an Exercise Price or tax withholding obligations shall not again become available for the granting of Awards under this Plan.

(d) The Committee may from time to time adopt and observe such rules and procedures concerning the counting of shares against the Plan maximum or any sublimit as it may deem appropriate, including rules more restrictive than those set forth above to the extent necessary to satisfy the requirements of any national stock exchange on which the Common Stock is listed or any applicable regulatory requirement.

6. Awards.

(a) Options. An Award may be in the form of an Option. The Exercise Price of an Option granted under this Plan shall not be less than 100% of the Fair Market Value of the Common Stock on the Grant Date.

(i) Incentive Stock Options. Options granted to Employees hereunder may be ISOs. An ISO shall consist of a right to purchase a specified number of shares of Common Stock at a price specified by the

Committee in the Award Agreement or otherwise, which shall not be less than the Fair Market Value of the Common Stock on the Grant Date. Any ISO granted shall expire not later than ten (10) years after the Grant Date, with the expiration date to be specified by the Committee in the Award Agreement. Any ISO granted must, in addition to being subject to applicable terms, conditions and limitations established by the Committee, comply with Code Section 422. All other terms, conditions and limitations applicable to ISOs shall be determined by the Committee.

(ii) Nonqualified Stock Options. Options granted to Employees or Directors may be nonqualified stock options within the meaning of Code Section 83. A nonqualified stock option shall consist of a right to purchase a specified number of shares of Common Stock at a price specified by the Committee in the Award Agreement or otherwise, which shall not be less than the Fair Market Value of the Common Stock on the Grant Date. The expiration date of the nonqualified stock option shall be specified by the Committee in the Award Agreement. All other terms, conditions and limitations applicable to nonqualified stock options shall be determined by the Committee.

(b) Performance Award. An Award may be in the form of a Performance Award, such as a Performance Unit or any other Award hereunder that is subject to the achievement of one or more Performance Objectives. All other terms, conditions and limitations applicable to Performance Awards shall be determined by the Committee.

(c) Stock Award (including Restricted Stock and Restricted Stock Units). An Award may consist of Common Stock or may be denominated in units of Common Stock. With respect to a Stock Award that is a Performance Award, the minimum Restriction Period shall be one year from the Grant Date. A Stock Award may provide for accelerated vesting and lapse of restrictions in the event of a Change of Control or a Participant’s termination of service due to death, disability or retirement. All other terms, conditions and limitations applicable to any Stock Award pursuant to this Plan shall be determined by the Committee.

(d) Stock Appreciation Right. An Award may be in the form of SARs. All terms, conditions and limitations applicable to any Employee Awards of SARs shall be determined by the Committee; provided, however, that the Exercise Price specified by the Committee in the Award Agreement or otherwise shall not be less than the Fair Market Value of the Common Stock at the Grant Date. An Award of SARs may be granted in tandem with an Option, in which event the Participant has the right to elect to exercise either the Option or the SAR, but not both, and upon exercise of one such tandem Award, the other tandem Award is automatically terminated.

(e) Cash Award. An Award may be in the form of a Cash Award. All terms, conditions and limitations applicable to any Cash Award shall be determined by the Committee.

(f) Employee Award Limits. The following limitations shall apply to any Employee Award made hereunder:

(i) Notwithstanding anything herein to the contrary, no Employee may be granted, during any one calendar year period, Awards covering more than 1,000,000 shares of Common Stock.

(ii) Notwithstanding anything herein to the contrary, no Employee may receive, during any one calendar year period, an aggregate payment under Cash Awards or Performance Awards payable in cash in excess of $10,000,000.

(g) Director Award Limits. Notwithstanding anything herein to the contrary, no Director may be granted, during any one calendar year period, Awards covering more than 250,000 shares of Common Stock.

(h) Minimum Vesting Requirements. All Employee Awards in the form of Options or SARs shall have a minimum vesting period of one year from the Grant Date; provided, however, that Employee Awards in the form of Options and SARs with respect to 5% of the total shares of Common Stock authorized to be issued under the Plan pursuant to Section 5 hereof may have a vesting period of less than one year.

7. Payment of Awards.

(a) General. Payment of Awards may be made in the form of cash or by transfer of Common Stock or combinations thereof and may include such restrictions as the Committee shall determine, including, in the case of Common Stock, restrictions on transfer and forfeiture provisions.

(b) Deferral. The Committee may, in its discretion, (i) permit selected Participants to elect to defer payments of some or all types of Awards in accordance with procedures established by the Committee or (ii) provide for the deferral of an Award in an Award Agreement or otherwise.

(c) Dividends and Interest. Dividends or dividend equivalent rights may be extended to and made part of any Award denominated in Common Stock or units of Common Stock, subject to such terms, conditions and restrictions as the Committee may establish. The Committee may also establish rules and procedures for the crediting of interest on deferred cash payments and dividend equivalents for deferred payment denominated in Common Stock or units of Common Stock.

(d) Substitution of Awards. At the discretion of the Committee, a Participant who has been granted an Award may be offered an election to substitute an Award for another Award or Awards of the same or different type, subject to the overall limits expressed in this Plan; provided, however, that except as provided in Section 3, in no event may the Exercise Price of an outstanding Option or SAR be reduced by modification, substitution or any method, nor exchanged for a cash buyout or settlement (except as permitted in Section 11), without the prior approval of the Company’s stockholders.

(e) No Fractional Shares. The Committee shall not be required to issue any fractional shares of Common Stock under this Plan. The Committee, in its sole discretion, may provide for the elimination of fractions or for the settlement of fractions in cash.

8. Option Exercise. The price at which shares of Common Stock may be purchased under an Option shall be paid in full at the time of exercise in cash or, if permitted by the Committee, by means of tendering Common Stock or surrendering all or part of that or any other Award, including Restricted Stock, valued at Fair Market Value on the date of exercise, or any combination thereof. The Committee shall determine acceptable methods for tendering Common Stock or Awards to exercise a stock option as it deems appropriate. The Committee may provide for procedures to permit the exercise or purchase of Awards by use of the proceeds to be received from the sale of Common Stock issuable pursuant to an Award. Unless otherwise provided in the applicable Award Agreement, in the event shares of Restricted Stock are tendered as consideration for the exercise of a stock option, a number of the shares issued upon the exercise of the stock option, equal to the number of shares of Restricted Stock used as consideration therefor, shall be subject to the same restrictions as the Restricted Stock so submitted as well as any additional restrictions that may be imposed by the Committee.

9. Change of Control; Termination of Employment or Service. Upon the occurrence of a Change of Control or upon the termination of employment or service by a Participant, any unexercised, deferred or unpaid Awards shall be treated as provided in the specific Award Agreement evidencing the Award.

10. Assignability. Unless otherwise permitted by the Committee, no Award granted under this Plan shall be sold, transferred, pledged, assigned or otherwise alienated or hypothecated by a Participant other than by (a) will or the laws of descent and distribution or (b) a qualified domestic relations order. During the lifetime of a Participant, any Award shall be exercisable only by him, or in the case of a Participant who is mentally incapacitated, the Award shall be exercisable by his guardian or legal representative. The Committee may prescribe and include in applicable Award Agreements other restrictions on transfer. Any attempted assignment or transfer in violation of this Section 10 shall be null and void. Upon the Participant’s death, the personal representative or other person entitled to succeed to the rights of the Participant (the “Successor Participant”) may exercise such rights. A Successor Participant must furnish proof satisfactory to the Company of his or her right to exercise the Award under the Participant’s will or under the applicable laws of descent and distribution.

Subject to approval by the Committee in its sole discretion, other than with respect to ISOs, all or a portion of the Awards granted to a Participant under this Plan may be transferable by the Participant, to the extent and only to the extent specified in such approval, to (a) the spouse, children or grandchildren (including adopted and stepchildren and grandchildren) of the Participant (“Immediate Family Members”), (b) a trust or trusts for the exclusive benefit of such Immediate Family Members and, if applicable, the Participant or (c) a partnership or partnerships in which such Immediate Family Members and, if applicable, the Participant are the only partners. Subsequent transfers of transferred Awards shall be prohibited except by will or the laws of descent and distribution, unless such transfers are made to the original Participant or a person to whom the original Participant could have made a transfer in the manner described herein. No transfer shall be effective unless and until written notice of such transfer is provided to the Committee, in the form and manner prescribed by the Committee. Following transfer, any such Awards shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, and except as otherwise provided herein, the term “Participant” shall be deemed to refer to the transferee. No transferred Options shall be exercisable unless arrangements satisfactory to the Company have been made to satisfy any tax withholding obligations the Company may have with respect to the Options. The consequences of termination of employment or service shall continue to be applied with respect to the original Participant, following which the Awards shall be exercisable by the transferee only to the extent and for the periods specified in this Plan and the Award Agreement.

11. Adjustments.

(a) The existence of outstanding Awards shall not affect in any manner the right or power of the Company or its stockholders to make or authorize (i) any or all adjustments, recapitalization, reorganizations or other changes in the ownership of the Company or its business, (ii) any merger or consolidation of the Company, (iii) any issue of bonds, debentures or other obligations, (iv) the dissolution or liquidation of the Company, (v) any sale or transfer of all or any part of its assets or business or (vi) any other Company act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.

(b) In the event of any Common Stock distribution or split, recapitalization, extraordinary distribution, merger, consolidation, combination or exchange of shares of Common Stock or similar change or upon the occurrence of any other event that the Committee, in its sole discretion, deems appropriate, (i) the number of shares of Common Stock reserved under this Plan and covered by outstanding Awards, (ii) the Exercise Price in respect of such Awards, (iii) the appropriate value and price determinations for such Awards, (iv) the per person limitation on Awards in Section 6(f) hereof and (v) the kind of shares covered thereby (including shares of another issuer) shall be adjusted as appropriate.

(c) In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Committee shall be authorized (i) to issue or assume Awards, regardless of whether in a transaction to which Section 424(a) of the Code applies, by means of substitution of new Awards, as appropriate, for previously issued Awards or to assume previously issued Awards as part of such adjustment, (ii) to make provision, prior to the transaction, for the acceleration of the vesting and exercisability of, or lapse of restrictions with respect to, Awards and the termination of Options that remain unexercised at the time of such transaction or (iii) to provide for the acceleration of the vesting and exercisability of any Awards and the cancellation thereof and to deliver to the Participants cash in an amount that the Board shall determine in its sole discretion is equal to the fair market value of such Awards on the date of such event, which in the case of Options or SARs shall be the excess of the Fair Market Value of Common Stock on such date over the Exercise Price of such Award.

(d) The Committee, in its sole discretion and without the consent of the Participant, may amend (i) any stock-based Award to reflect a change in accounting rules required by the Financial Accounting Standards Board and (ii) any Award that is not intended to meet the requirements of Code Section 162(m) to reflect a significant event that the Committee, in its sole discretion, believes to be appropriate to reflect the original intent in the grant of the Award.

12. Tax Withholding. The Company shall have the right to deduct applicable taxes from any Award payment and withhold, at the time of delivery or vesting of cash or shares of Common Stock under this Plan, an appropriate amount of cash or number of shares of Common Stock or a combination thereof for payment of taxes required by law or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes. The Committee may also permit withholding to be satisfied by the transfer to the Company of shares of Common Stock theretofore owned by the holder of the Award with respect to which withholding is required.

13. Amendments or Termination. The Board may amend, alter or discontinue this Plan, except that (a) no amendment or alteration that would impair the rights of any Participant under any Award that he has been granted shall be made without his consent and (b) no amendment or alteration shall be effective prior to approval by the Company’s stockholders to the extent such approval is required by applicable legal requirements or the requirements of the securities exchange on which the Company’s Common Stock is listed.

14. Restrictions. No shares of Common Stock or other form of payment shall be issued with respect to any Award unless the Company shall be satisfied based on the advice of its counsel that such issuance will be in compliance with applicable federal and state securities laws and the requirements of any securities exchange or transaction reporting system upon which the Common Stock is then listed.

15. Unfunded Plan. Insofar as it provides for Awards of cash, Common Stock or rights thereto, this Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are entitled to cash, Common Stock or rights thereto under this Plan, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by cash, Common Stock or rights thereto, nor shall this Plan be construed as providing for such segregation, nor shall the Company, the Board or the Committee be deemed to be a trustee of any cash, Common Stock or rights thereto to be granted under this Plan. Any liability or obligation of the Company to any Participant with respect to a grant of cash, Common Stock or rights thereto under this Plan shall be based solely upon any contractual obligations that may be created by this Plan and any Award Agreement, and no such liability or obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. None of the Company, the Board or the Committee shall be required to give any security or bond for the performance of any obligation that may be created by this Plan.

16. Parachute Payment Limitation. Notwithstanding any contrary provision of the Plan, the Committee may provide in the Award Agreement or in any other agreement with the Participant for a limitation on the acceleration of vesting and exercisability of unmatured Awards to the extent necessary to avoid or mitigate the impact of the golden parachute excise tax under Section 4999 of the Code on the Participant. In the event the Award Agreement or other agreement with the Participant does not contain any contrary provision regarding the method of avoiding or mitigating the impact of the golden parachute excise tax under Section 4999 of the Code on the Participant, then notwithstanding any contrary provision of this Plan, the aggregate present value of all parachute payments payable to or for the benefit of a Participant, whether payable pursuant to this Plan or otherwise, shall be limited to three times the Participant’s base amount less one dollar. The order of such limitation, to the extent necessary, shall be: (a) severance payments; (b) cash payments outside of the Plan; and (c) unvested Performance Awards, in order that this limitation not be exceeded. For purposes of this Section 16, the terms “parachute payment,” “base amount” and “present value” shall have the meanings assigned thereto under Section 280G of the Code. It is the intention of this Section 16 to avoid excise taxes on the Participant under Section 4999 of the Code or the disallowance of a deduction to the Company pursuant to Section 280G of the Code.

17. Code Section 409A Compliance. The Committee intends that any Awards under the Plan be exempt from or satisfy the requirements of Section 409A of the Code and related regulations and Treasury pronouncements (“Section 409A”) to avoid the imposition of excise taxes thereunder. If any provision of the Plan or an Award Agreement under the Plan would result in the imposition of an excise tax under Section 409A, that provision will be reformed to avoid imposition of the excise tax and no action taken to comply with Section 409A shall be deemed to impair the rights of any Participant under the Plan or an Award Agreement under the Plan.

18. Indemnification. The Company shall indemnify and hold harmless any member of the Board or the Committee and other individuals, including Employees and Directors, performing services on behalf of the Committee, against any liability, cost or expense arising as a result of any claim asserted by any person or entity under the laws of any state or of the United States with respect to any action or failure to act of such individuals taken in connection with this Plan, except claims or liabilities arising on account of the willful misconduct or bad faith of such Board member, Committee member or individual.

19. Right to Employment or Service. The granting of any Award shall not impose upon the Company any obligation to maintain any Participant as an Employee or a Director and shall not diminish the power of the Company to terminate any Participant’s employment or service at any time.

20. Governing Law. This Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, shall be governed by and construed in accordance with the laws of the State of Texas.

21. Effective Date of Plan. This Plan was originally approved by the Board and the stockholders of the Company as of February 14, 2013. The Plan as amended and restated was approved by the Board on November 17, 2016 and by the Company’s stockholders on February 15, 2017. This Plan shall continue in effect until February 14, 2027, unless terminated earlier pursuant to Section 13.

Attested to by the Secretary of Atwood Oceanics,

Inc., as adopted by the Board of Directors as of

November 17, 2016.

PROXY

ATWOOD OCEANICS, INC.

ANNUAL MEETING OF SHAREHOLDERS

FEBRUARY 15, 2017, 12:00 P.M.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Mark W. Smith and Walter A. Baker, or either of them, as proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock, par value $1.00 per share, of Atwood Oceanics, Inc., held of record by the undersigned as of the close of business on December 16, 2016, at the Annual Meeting of Shareholders to be held on February 15, 2017 or any adjournment or postponement thereof.

1.	To elect the following director nominees:

GEORGE S. DOTSON	JEFFREY A. MILLER	PHIL D. WEDEMEYER
JACK E. GOLDEN	JAMES R. MONTAGUE
HANS HELMERICH	ROBERT J. SALTIEL

☐ FOR all nominees listed	☐ WITHHOLD authority to vote for all nominees listed	☐ FOR all except

(INSTRUCTION: To withhold authority to vote for any individual nominee, mark “FOR all except” and write the name(s) of the nominee(s) on the line below.)

2.	To approve, by a shareholder non-binding, advisory vote, the compensation of our named executive officers.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	To establish, by a shareholder non-binding advisory vote, the frequency of submission to shareholders of advisory vote regarding executive compensation.

☐ ONE YEAR	☐ TWO YEARS	☐ THREE YEARS

4.	To approve the Atwood Oceanics, Inc. 2013 Long-Term Incentive Plan, as amended and restated.

☐ FOR	☐ AGAINST	☐ ABSTAIN

5.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for fiscal year 2017.

☐ FOR	☐ AGAINST	☐ ABSTAIN

6.	To transact such other business as may properly come before the meeting or any adjournments thereof.

(see reverse side)

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON FEBRUARY 15, 2017.

A COPY OF THE PROXY STATEMENT, THIS FORM OF PROXY, AND THE ATWOOD OCEANICS, INC. 2016 ANNUAL REPORT TO SHAREHOLDERS ARE AVAILABLE AT www.proxyvote.com.

 If no direction is made, the Proxy will be voted in accordance with our Board of Directors’ recommendations.

Please sign exactly as name appears hereon.

SIGNATURE (Please sign within box)	DATE

SIGNATURE (Joint Owners)	DATE

NOTE: When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Joint owners should each sign personally. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

PLEASE MARK IN BLUE OR BLACK INK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.